UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant     ☒
Filed by a Party other than the Registrant     ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

WHITEHALL JEWELLERS, INC.

(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☒

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount previously paid:
$2,525.46

	(2)	Form, Schedule or Registration Statement No.:
Schedule TO

	(3)	Filing Parties:

Prentice Capital Management, LP, Holtzman Opportunity Fund, L.P., PWJ Funding LLC, PWJ Lending, LLC, Holtzman Financial Advisors, LLC, SH Independence, LLC, Michael Zimmerman, Seymour Holtzman, Jonathan Duskin, WJ Holding Corp., WJ Acquisition Corp.

	(4)	Date Filed:
February 8, 2006 and February 22, 2006

WHITEHALL JEWELLERS, INC.

155 North Wacker Drive, Suite 500
Chicago, Illinois 60606

May 16, 2006

Dear Stockholder:

          You are cordially invited to attend a special meeting of stockholders of Whitehall Jewellers, Inc. (the “Company”), which will be held at 10:00 a.m. local time on Thursday, June 8, 2006, at the Hotel Allegro, 171 West Randolph Street, Chicago, Illinois.  As described in the enclosed proxy statement, at the special meeting you will be asked to consider and vote upon the adoption of the Agreement and Plan of Merger made and entered into as of February 1, 2006 by and among the Company, Prentice Capital Management, LP (“Prentice”), Holtzman Opportunity Fund, L.P. (“Holtzman” and together with Prentice, the “Investors”), WJ Holding Corp. (“Holdco”) and WJ Acquisition Corp. (“Purchaser”) (the “Merger Agreement”).  In accordance with the terms and conditions of the Merger Agreement, Purchaser will be merged with and into the Company (the “Merger”) with the Company continuing as the surviving corporation (the “Surviving Corporation”).

          The Merger pursuant to the Merger Agreement is the second and final step in the acquisition of the Company by the Investors.  The first step was a tender offer by Purchaser for all of the outstanding shares of the Company’s common stock, par value $0.001 per share (“Common Shares”), at a price of $1.60 per Common Share.  Following the tender offer, the 8,432,249 tendered Common Shares, together with the 4,283,795 Common Shares already owned by Prentice, Holtzman and their respective affiliates, represented approximately 75.8% of the Company’s outstanding Common Shares and approximately the same percentage of the aggregate voting power in the Company.

          Upon consummation of the Merger, each outstanding Common Share will be converted into the right to receive $1.60, and each outstanding share of Class B common stock, par value $1.00 per share (each, a “Class B Share” and, together with the Common Shares, the “Shares”), will be converted into the right to receive $56.67, in cash without interest (in each case other than Shares held in the treasury of the Company, by the Investors or their affiliates, or by dissenting stockholders who perfect their appraisal rights), upon surrender of certificates formerly representing such Shares.

          The affirmative vote of the holders of a majority of the outstanding voting power of the outstanding Common Shares and Class B Shares, voting together as a single class, at the special meeting of stockholders is necessary to adopt the Merger Agreement.

The Investors and their respective affiliates own a sufficient number of Common Shares to assure adoption of the Merger Agreement at the special meeting of stockholders and they are required by the Merger Agreement to vote all of their Common Shares in favor of adoption of the Merger Agreement.  As a result, the Merger Agreement will be adopted even if no stockholders other than the Investors and their respective affiliates vote to adopt it.

ON FEBRUARY 1, 2006, THE COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER AGREEMENT ARE FAIR, SUBSTANTIVELY AND PROCEDURALLY, TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS UNAFFILIATED STOCKHOLDERS, AND THE COMPANY’S STOCKHOLDERS AS A WHOLE.  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY VOTE “FOR” ADOPTION OF THE MERGER AGREEMENT.

          Among the factors considered by the Board of Directors in evaluating the Merger was an opinion dated February 1, 2006 of Duff & Phelps, LLC (“Duff & Phelps”), the Company’s financial advisor, to the effect that, as of such date, and based upon and subject to certain matters stated in such opinion, the transaction was fair to the Company’s stockholders (other than the Investors or their respective affiliates) from a financial point of view, without giving effect to any impacts of the transaction on any particular stockholder other than in its capacity as a stockholder.  The fairness opinion contains a description of the procedures followed, matters considered and limitation on the review undertaken by Duff & Phelps in rendering its opinion.  The written fairness opinion of Duff & Phelps is attached as Annex D to the enclosed Proxy Statement and should be read carefully and in its entirety by stockholders.

          The matters to be considered at the special meeting of stockholders are of great importance to your investment and to the future of the Company.  The enclosed proxy statement contains important information concerning the proposals to be considered at the special meeting of stockholders.  We hope you will take the time to study it carefully.

          Your vote is very important, regardless of how many Shares you own.  IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE SPECIAL MEETING OF STOCKHOLDERS EITHER IN PERSON OR BY PROXY.  EVEN IF YOU PLAN TO ATTEND THE SPECIAL MEETING OF STOCKHOLDERS, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY IN THE ACCOMPANYING SELF-ADDRESSED, POSTAGE PREPAID ENVELOPE.  If you attend the special meeting of stockholders, you may vote in person, even if you have previously returned your proxy card.  Your prompt cooperation will be greatly appreciated.

          We hope that you can attend the special meeting of stockholders.

          Please do not send any certificates for your Shares at this time.  You will receive instructions regarding the surrender of your stock certificates and receipt of payment for your Shares after the Merger is effective.

Robert L. Baumgardner
Chief Executive Officer

          THE MERGER HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES REGULATOR NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES REGULATOR PASSED UPON THE FAIRNESS OR MERITS OF THE MERGER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS PROXY STATEMENT.  ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

           This Proxy Statement is dated May 16, 2006, and is being mailed to Whitehall Jewellers, Inc. stockholders on or about May 16, 2006.

155 North Wacker Drive, Suite 500
Chicago, Illinois 60606

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To the Stockholders of Whitehall Jewellers, Inc.:

           NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Whitehall Jewellers, Inc. (the “Company”) will be held at 10:00 a.m. local time on Thursday, June 8, 2006 at the Hotel Allegro, 171 West Randolph Street, Chicago, Illinois, for the following purposes:

          1.          To consider and vote upon a proposal to adopt the Agreement and Plan of Merger dated as of February 1, 2006 by and among the Company, Prentice Capital Management, LP, a Delaware limited partnership (“Prentice”), Holtzman Opportunity Fund, L.P., a Nevada limited partnership (“Holtzman”), WJ Holding Corp.,  a Delaware corporation and affiliate of Prentice and Holtzman (“Holdco”), and WJ Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Holdco (“Purchaser”).

          2.          To transact such other business as may properly come before the special meeting or any adjournments or postponements thereof.

           The record date for the purpose of determining the stockholders who are entitled to receive notice of and to vote at the special meeting of the stockholders is May 15,  2006.  Only holders of the Company’s common stock, par value $0.001 per share (“Common Shares”), or  Class B common stock, par value $1.00 per share (“Class B Shares” and, together with the Common Shares, the “Shares”), of record at the close of business on that date will be entitled to notice of and to vote at the special meeting or any adjournments or postponements thereof.

By order of the Board of Directors,

Robert Nachwalter
Secretary

          THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING VOTING POWER OF THE OUTSTANDING COMMON SHARES AND CLASS B SHARES, VOTING TOGETHER AS A SINGLE CLASS, IS REQUIRED TO ADOPT THE MERGER AGREEMENT.  THE INVESTORS AND THEIR RESPECTIVE AFFILIATES OWN A SUFFICIENT NUMBER OF COMMON SHARES TO ASSURE ADOPTION OF THE MERGER AGREEMENT AT THE SPECIAL MEETING AND THEY ARE REQUIRED BY THE MERGER AGREEMENT TO VOTE ALL OF THEIR COMMON SHARES IN FAVOR OF ADOPTION OF THE MERGER AGREEMENT.  AS A RESULT, THE MERGER AGREEMENT WILL BE ADOPTED EVEN IF NO STOCKHOLDERS OTHER THAN THE INVESTORS AND THEIR RESPECTIVE AFFILIATES VOTE TO ADOPT IT.  PLEASE DATE, MARK AND SIGN THE ACCOMPANYING PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE.

          PLEASE DO NOT SEND ANY SHARE CERTIFICATES REPRESENTING YOUR SHARES AT THIS TIME.  YOU WILL RECEIVE INSTRUCTIONS REGARDING THE SURRENDER OF YOUR STOCK CERTIFICATES AND RECEIPT OF PAYMENT FOR YOUR SHARES AFTER THE MERGER IS EFFECTIVE.

The date of this Proxy Statement is May 16, 2006.

SUMMARY TERM SHEET

          This summary term sheet highlights selected information from this Proxy Statement and may not contain all the information that is important to you.  You should carefully read this entire Proxy Statement and the documents to which it refers.  The Merger Agreement (as defined below) is attached as Annex A to this Proxy Statement.  It is the legal document that governs the Merger (as defined below).

THE SPECIAL MEETING

DATE, PLACE AND TIME:

The special meeting (the “Special Meeting”) will be held at 10:00 a.m. local time on Thursday, June 8, 2006, at the Hotel Allegro, 171 West Randolph Street, Chicago, Illinois.  See “The Special Meeting -- General Information.”

PURPOSE OF THE SPECIAL MEETING:

The purpose of the Special Meeting is to adopt the Agreement and Plan of Merger dated as of February 1, 2006 (the “Merger Agreement”) by and among Whitehall Jewellers, Inc., a Delaware corporation (the “Company”), Prentice Capital Management, LP, a Delaware limited partnership (“Prentice”), Holtzman Opportunity Fund, L.P. (“Holtzman” and together with Prentice, the “Investors”), WJ Holding Corp., a Delaware corporation and affiliate of Prentice and Holtzman (“Holdco”), and WJ Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Holdco (“Purchaser”).  If the merger of Purchaser with and into the Company (the “Merger”) is completed, the Company will become a wholly-owned subsidiary of Holdco and you will be entitled to receive, subject to any applicable appraisal rights, $1.60 in cash, without interest, for each share of the Company common stock, par value $0.001 per share (each, a “Common Share”), that you own and $56.67 in cash, without interest, for each share of the Company’s Class B common stock, par value $1.00 per share (each, a “Class B Share” and together with the Common Shares, the “Shares”), that you own.  See “The Special Meeting -- Purpose of the Special Meeting.”

RECORD DATE AND QUORUM REQUIREMENTS:

The close of business on May 15, 2006 is the record date (the “Record Date”) for determination of the Company stockholders entitled to notice of the Special Meeting and entitled to vote at the Special Meeting.

The presence in person or by proxy of the holders of Shares having a majority of the voting power of the Company will constitute a quorum for the transaction of business.  See “The Special Meeting -- Record Date and Quorum Requirements.”

VOTE REQUIRED TO ADOPT THE MERGER AGREEMENT:

The affirmative vote of the holders of a majority of the outstanding voting power of the outstanding Common Shares and Class B Shares, voting together as a single class, or more than 8,386,988.3795 out of 16,773,976.759 total votes, is necessary to adopt the Merger Agreement.  You are entitled to one vote for each Common Share, and 35.42083833 votes for each Class B Share, that you owned on the Record Date.

The Investors and their respective affiliates own a sufficient number of Common Shares to assure the adoption of the Merger Agreement at the Special Meeting and are required under the Merger Agreement to vote all of their Common Shares in favor of the adoption of the Merger Agreement.  AS A RESULT, THE MERGER AGREEMENT WILL BE ADOPTED EVEN IF NO STOCKHOLDERS OTHER THAN THE INVESTORS AND THEIR RESPECTIVE AFFILIATES VOTE TO ADOPT IT. See “The Special Meeting -- Vote Required to Adopt the Merger Agreement.”

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REVOCATION OF PROXIES:	You have the unconditional right to revoke your proxy at any time prior to its use at the special meeting by:

• delivering written notice that the proxy is revoked to the Secretary of the Company,

• submitting a subsequently dated proxy to the Secretary of the Company, or

• attending the Special Meeting, delivering written notice that the proxy is revoked to the Secretary of the Company, and voting (or abstaining) in person.

See “Special Meeting -- Voting Information; Giving and Revoking Proxies.”

THE PARTIES

WHITEHALL JEWELLERS, INC.:	The Company is a national specialty retailer of fine jewelry. See “The Parties.”

WJ ACQUISITION CORP.:

Purchaser is a wholly-owned subsidiary of Holdco.  Purchaser was organized to effect the purchase of the Company and has not conducted any unrelated activities since its organization.  At the time of the Merger, the separate corporate existence of Purchaser will cease and the Company will continue in existence as the surviving corporation and a wholly-owned subsidiary of Holdco.  See “The Parties.”

WJ HOLDING CORP.:

Holdco is a holding company that was formed to effect the purchase of the Company and has not conducted any unrelated activities since its organization.  At the closing of the Merger, the Investors and certain of their respective affiliates will be the owners of all of the outstanding stock of Holdco.  See “The Parties.”

PRENTICE CAPITAL MANAGEMENT, LP

Prentice is a private investment limited partnership.  The principal business of Prentice is to serve as investment manager to a variety of private investment funds and to control the investing and trading in securities of these private investment funds.  See “The Parties.”

HOLTZMAN OPPORTUNITY FUND, L.P.	Holtzman is a Nevada limited partnership which is primarily involved in acquiring, holding and disposing of investments in various companies. See “The Parties.”

THE MERGER AND RELATED TRANSACTIONS

OVERVIEW:	In accordance with the terms and conditions of the Merger Agreement, Purchaser will be merged with and into the Company with the Company continuing as the surviving corporation.

As a result of the Merger, the Company will become a wholly-owned subsidiary of Holdco.  At the effective time of the Merger (the “Effective Time”), each outstanding Common Share will be converted into the right to receive $1.60, and each outstanding Class B Share will be converted into the right to receive $56.67, in cash without interest (in each case other than Shares held in the treasury of the Company, by the Investors or their affiliates, or by dissenting stockholders who perfect their appraisal rights), upon surrender of certificates formerly representing such Shares.

After the consummation of the Merger, you will have no continuing equity interest in, and will not share in future earnings, dividends or growth, if any, of the Company.

See “Special Factors -- General.”

RECOMMENDATION OF THE BOARD OF DIRECTORS:

After careful consideration by the Board of Directors at a meeting held on February 1, 2006, the Board of Directors determined that the terms of the tender offer (the “Offer”) and the Merger are substantively and procedurally fair to and in the best interests of the Company and its unaffiliated stockholders, and the Company’s stockholders as a whole.  The Board of Directors also approved the Merger Agreement and determined to recommend that the Company’s stockholders adopt the Merger Agreement.  The Board of Directors considered a number of factors in its determination to approve the Merger Agreement and the transactions contemplated thereby.  See “Special Factors -- Recommendation of the Board of Directors” and “Special Factors -- Reasons for the Board of Directors’ Recommendation; Factors Considered.”

FAIRNESS OPINION:

In connection with the decision of the Board of Directors to approve the Merger Agreement, Duff & Phelps, LLC (“Duff & Phelps”), the Company’s financial advisor, issued an opinion relating to the fairness of the transaction to the Company and its stockholders.  The full text of the written fairness opinion of Duff & Phelps, dated February 1, 2006, which sets forth the assumptions made, matters considered and limitations on the review undertaken by Duff & Phelps, is attached as Annex D hereto.  Holders of Shares are urged to read such opinion carefully in its entirety.  See “Special Factors -- Fairness Opinion.”

POSITION OF THE PURCHASER GROUP:

The Purchaser Group believes that the terms of the Offer and the Merger are both fair to the unaffiliated stockholders of Whitehall.  The Purchaser Group considered a number of factors in reaching its determination regarding the substantive and procedural fairness of the Offer and the Merger to the unaffiliated stockholders of Whitehall, including, among others, the premium that the offer price in the Offer and the merger consideration represented to historical trading prices of the Common Shares, the Company’s liquidity position and imminent defaults under its senior credit facilities, the recommendation of the Company’s Board of Directors and the limited execution risk of the Offer and the Merger. See “Special Factors – Position of the Purchaser Group as to the Fairness of the Merger.”

THE INVESTORS’ OWNERSHIP OF COMMON SHARES:

Following consummation of the Offer by Purchaser, the Investors and their respective affiliates own 12,716,044 Common Shares (or approximately 75.8% of the outstanding Common Shares and approximately the same percentage of the aggregate voting power in the Company).  The Investors and their respective affiliates own a sufficient number of Common Shares to assure the adoption of the Merger Agreement at the Special Meeting and are required under the Merger Agreement to vote all of their Common Shares in favor of the adoption of the Merger Agreement.  AS A RESULT, THE MERGER AGREEMENT WILL BE ADOPTED EVEN IF NO STOCKHOLDERS OTHER THAN THE INVESTORS AND THEIR RESPECTIVE AFFILIATES VOTE TO ADOPT IT.

APPRAISAL RIGHTS:

Under Delaware law, stockholders who do not vote in favor of the Merger Agreement will be entitled to exercise appraisal rights in connection with the Merger.  Stockholders desiring to exercise such appraisal rights will have the rights and duties and must follow the procedures set forth in Section 262 of the Delaware General Corporation Law.  The full text of Section 262 is attached to this Proxy Statement as Annex C.  Stockholders who wish to exercise appraisal rights must carefully follow the procedures described therein and are urged to read Annex C in its entirety.  See “Appraisal Rights” and Annex C.

EFFECTIVE TIME:

The Merger will become effective as of the date and time that the certificate of merger is filed with the Secretary of State of the State of Delaware in accordance with the Delaware General Corporation Law, which is expected to occur as soon as practicable after the Special Meeting, or at such other time as is agreed by the parties to the Merger Agreement.

EXCHANGE OF CERTIFICATES:

Pursuant to the Merger Agreement, Purchaser will deposit with Continental Stock Transfer & Trust Company (“Continental”), as paying agent, $1.60 per share in cash for each Common Share, and $56.67 in cash for each Class B Share, outstanding immediately prior to the Effective Time (in each case other than Shares held in the treasury of the Company, by the Investors or their affiliates, or by dissenting stockholders who perfect their appraisal rights).  As soon as reasonably practicable after the Effective Time, Continental will send to each stockholder of record, immediately prior to the Effective Time, a letter of transmittal and detailed instructions specifying the procedures to be followed in surrendering certificates.  SHARE CERTIFICATES SHOULD NOT BE FORWARDED TO CONTINENTAL OR THE COMPANY UNTIL RECEIPT OF THE LETTER OF TRANSMITTAL.  Upon the surrender of a Share certificate, Continental will issue to the surrendering holder a check representing an amount of cash equal to $1.60 per Common Share, or $56.67 per Class B Share, formerly represented by the Share certificates surrendered to Continental.

CONDITIONS TO THE MERGER:	The obligations of the parties to effect the Merger are subject to the following remaining conditions:

•

the affirmative vote of the holders of a majority of the outstanding voting power of the outstanding Common Shares and Class B Shares, voting together as a single class (such approval is assured because the Investors and their respective affiliates hold a majority of the outstanding voting power and are required under the Merger Agreement to vote in favor of the adoption of the Merger Agreement); and

•

no order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, promulgated or enforced by any court or other governmental authority or instrumentality since the date of the Merger Agreement, which prohibits or prevents the consummation of the Merger and which has not been vacated, dismissed or withdrawn prior to the Effective Time.

In addition, the obligation of the Company to effect the Merger is subject to the performance by Prentice, Holtzman, Holdco and Purchaser of all their covenants and agreements under the Merger Agreement in all material respects.  All other conditions to the Merger have been satisfied.  See “Special Factors – Conditions to the Merger.”

PROCEDURE FOR AMENDMENT, EXTENSION OR WAIVER:

At any time before or after adoption of the Merger Agreement by the Company’s stockholders and prior to the Effective Time, the Merger Agreement may be amended or supplemented in writing by the Company and Purchaser.  However, following approval by the Company’s stockholders, there can be no amendment or change to the provisions of the Merger Agreement with respect to the merger consideration nor any amendment or change not permitted under applicable law, without further approval by the Company’s stockholders.  At any time prior to the Effective Time, any party to the Merger Agreement may: (a) extend the time for the performance of any of the obligations or acts of the other party; (b) waive any inaccuracies in the representations and warranties of the other party; or (c) subject to certain exceptions, waive compliance with any of the agreements or conditions of the other party.  Any agreement on the part of a party to any such extension or waiver is valid only if set forth in an instrument in writing signed on behalf of such party.  See “Special Factors -- Procedure for Amendment, Extension or Waiver.”

U.S. FEDERAL INCOME TAX CONSEQUENCES:

If the Merger is consummated, the exchange of Shares by a holder for merger consideration pursuant to the Merger will be a taxable transaction under the Internal Revenue Code of 1986, as amended.  You are advised to consult your own tax advisors concerning the applicable Federal, state, local, foreign and other income tax consequences resulting from the Merger.  See “Special Factors -- Certain U.S. Federal Income Tax Consequences.”

METHOD OF ACCOUNTING:	The Merger will be accounted for under the purchase method of accounting. See “Special Factors -- Method of Accounting.”

REGULATORY AND OTHER APPROVALS:

There are no material U.S. Federal or state regulatory requirements which remain to be complied with in order to consummate the Merger (other than approvals, filings or notices required under U.S. Federal securities laws and the filing of the certificate of merger with the Secretary of State of the State of Delaware).  See “Special Factors -- Regulatory and Other Approvals.”

SOURCE AND AMOUNT OF FUNDS:

The total amount of funds required by Purchaser to purchase all Common Shares that were actually tendered pursuant to, and to pay all related fees and expenses in connection with, the Offer was approximately $13.8 million.  The amount of funds required by the Company to make all payments relating to restricted stock awards pursuant to the Merger Agreement was approximately $70,000. The total amount of funds required by Purchaser to consummate the Merger, including payment of the merger consideration with respect to the Shares that were not tendered pursuant to the Offer, and to pay all related fees and expenses in connection with the Merger is estimated to be approximately $7.0 million.  The Company has been advised that Purchaser intends to obtain all funds needed for the Merger through a capital contribution from Prentice and Holtzman, and that Prentice and Holtzman plan to provide the funds for such capital contribution from their available cash and working capital.  The Company has been advised by Prentice and Holtzman that they have more than $100 million in the aggregate in available unrestricted cash to make the required capital contributions to Purchaser. See “Special Factors -- Source and Amount of Funds.”

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INTRODUCTION

          This Proxy Statement (“Proxy Statement”) pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is being furnished by Whitehall Jewellers, Inc. (the “Company,” “Whitehall,” “we,” or “us”) to its stockholders in connection with the proposed merger of WJ Acquisition Corp. (“Purchaser”), a wholly-owned subsidiary of WJ Holding Corp. (“Holdco”), each an affiliate of Prentice Capital Management, LP (“Prentice”), and Holtzman Opportunity Fund, L.P. (“Holtzman” and together with Prentice, the “Investors”), with and into the Company (the “Merger”) pursuant to the Agreement and Plan of Merger dated as of February 1, 2006 (the “Merger Agreement”) by and among the Company, the Investors, Purchaser and Holdco.  Following the effective time of the Merger (the “Effective Time”), the Company will continue as the surviving corporation (the “Surviving Corporation”) and will be a wholly-owned subsidiary of Holdco.  A special meeting of the stockholders of the Company (the “Special Meeting”) is to be held on June 8, 2006, at which time the stockholders of the Company will vote to adopt the Merger Agreement.  A copy of the Merger Agreement is attached hereto as Annex A and is incorporated herein by reference.

          The Merger pursuant to the Merger Agreement is the second and final step in the acquisition of the Company by the Investors.  The first step was a tender offer by Purchaser for all of the outstanding shares of the Company’s common stock, par value of $0.001 per share (each, a “Common Share”), at a price of $1.60 per Common Share upon the terms and subject to the conditions set forth in the offer to purchase dated February 8, 2006, as amended (the “Offer to Purchase”), and the related Letter of Transmittal (together with the Offer to Purchase, the “Offer”).  Pursuant to the Offer, Purchaser purchased 8,432,249 Common Shares, or approximately 50.3% of the outstanding Common Shares.  The Common Shares purchased pursuant to the Offer, together with the Common Shares already owned by the Investors and their respective affiliates, represented approximately 75.8% of the Company’s outstanding Common Shares and approximately the same percentage of the aggregate voting power in the Company.

           The title of the class of securities to which this Proxy Statement relates is the Common Shares.  On the record date of May 15, 2006, there were 16,768,947 Common Shares outstanding, of which 12,716,044 were beneficially owned by the Investors and their respective affiliates, and there were 142 shares of Class B common stock, par value $1.00 per share (each, a “Class B Share” and, together with the Common Shares, the “Shares”) outstanding, of which none were beneficially owned by Purchaser and their respective affiliates.

          Our Annual Report on Form 10-K for the fiscal year ended January 31, 2006 (“fiscal 2005” or “fiscal year 2005”) is included as Annex B to this Proxy Statement.  The exhibits to the Form 10-K are not included as part of Annex B, but they can be viewed on EDGAR at www.sec.gov or, if you request us in writing, we will send copies of them to you free of charge.

          Certain information regarding the Investors and their respective affiliates is based upon disclosure in the Schedule TO in connection with the Offer, as amended, and other documents, filed by the Investors and their respective affiliates.  The Company has no knowledge that such information as disclosed in the Proxy Statement is untrue or incomplete, but the Company has not independently verified the accuracy or completeness of such information.

QUESTIONS AND ANSWERS ABOUT THE MERGER

What will happen in the Merger?

          Upon consummation of the Merger, Purchaser will be merged with and into the Company and each outstanding Common Share will be converted into the right to receive $1.60, and each outstanding Class B Share will be converted into the right to receive $56.67, in cash without interest (in each case other than Shares held in the treasury of the Company, by the Investors or their affiliates, or by dissenting stockholders who perfect their appraisal rights), upon surrender of certificates formerly representing such Shares.  This is the “Merger Consideration.”

Who will own the Company after the Merger?

          After the Merger, Holdco will own all of the outstanding Shares of the Surviving Corporation.

Why has the Merger been proposed?

          The Merger is the second and final step in the acquisition by the Investors of the entire equity interest in the Company.  The first step was a tender offer for all the outstanding Common Shares of the Company, which expired on March 16, 2006.

Pursuant to the Offer, Purchaser purchased 8,432,249 Common Shares and owns, together with the Common Shares beneficially owned by the Investors and their respective affiliates, approximately 75.8% of the outstanding Shares and approximately the same percentage of the aggregate voting power in the Company.  See “Special Factors – Change of Control.”

What vote is required to adopt the Merger Agreement?

          The affirmative vote of the holders of a majority of the outstanding voting power of the outstanding Common Shares and Class B Shares, voting together as a single class, at the Special Meeting is necessary to adopt the Merger Agreement.  The Investors and their respective affiliates own a sufficient number of Common Shares to assure the adoption of the Merger Agreement at the Special Meeting and are required under the Merger Agreement to vote all of their Common Shares in favor of the adoption of the Merger Agreement.  AS A RESULT, THE MERGER AGREEMENT WILL BE ADOPTED EVEN IF NO STOCKHOLDERS OTHER THAN THE INVESTORS AND THEIR RESPECTIVE AFFILIATES VOTE TO ADOPT IT.

What will I receive in the Merger?

          As a stockholder of the Company, you will receive $1.60 in cash, without interest, for each Common Share, and $56.67 for each Class B Share, that you validly surrender for payment.  For example, if you own 100 Common Shares, upon consummation of the Merger, you will receive $160.00 in cash and if you own 10 Class B Shares, upon consummation of the Merger, you will receive $566.70 in cash.

Are appraisal rights available?

          Yes.  Under Delaware law, stockholders who file a written notice of objection with the Company before the taking of the vote at the Special Meeting and whose Common Shares  or Class B Shares, as applicable, are not voted in favor of the Merger Agreement will be entitled to exercise appraisal rights in connection with the Merger.  Stockholders desiring to exercise such appraisal rights will have the rights and duties and must follow the procedures set forth in Section 262 (“Section 262”) of the Delaware General Corporation Law (the “DGCL”).  The full text of Section 262 is attached to this Proxy Statement as Annex C.  Stockholders who wish to exercise appraisal rights must carefully follow the procedures required by law and are urged to read Annex C  in its entirety.  See “Appraisal Rights” and Annex C.

If the Merger is consummated, when can I expect to receive the Merger Consideration for my shares of Company common stock?

          As soon as reasonably practicable after the Merger is consummated, you will receive detailed instructions regarding the surrender of your Share certificates.  YOU SHOULD NOT SEND YOUR SHARE CERTIFICATES TO THE COMPANY OR ANYONE ELSE UNTIL YOU RECEIVE THESE INSTRUCTIONS.  Continental Stock Transfer & Trust Company (“Continental”), as paying agent, will send payment of the Merger Consideration to you as promptly as practicable following receipt of your Share certificates and other required documents.

When do you expect the Merger to be completed?

          We expect the Merger to be consummated as soon as reasonably practicable after the date of the Special Meeting.

If my Shares are held in “street name” by my broker, will my broker vote my shares for me?

          Your broker will vote your Shares only if you provide instructions on how to vote.  You should follow the directions provided by your broker regarding how to instruct your broker to vote your Shares.

What are the tax consequences of the Merger to me?

          The receipt of cash in exchange for Shares in the Merger by you will be a taxable transaction for U.S. Federal income tax purposes.  To review the tax consequences to you in greater detail, see “Special Factors -- Certain U.S. Federal Income Tax Consequences.”  As your tax consequences will depend on your personal situation, you should consult your tax advisors for a full understanding of the tax consequences of the Merger to you.

What do I need to do first?

          You should read this Proxy Statement carefully, including its Annexes.  This Proxy Statement contains important information regarding the Merger and the Merger Agreement, as well as information about the Company, the Investors, Purchaser and Holdco.  It also contains important information about what the Board of Directors of the Company (the “Board of Directors”) considered in evaluating the Offer and the Merger.  Then, simply mark, sign, date and promptly mail the enclosed proxy card in the postage-paid envelope provided so that your vote may be recorded.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

          This Proxy Statement contains certain forward-looking statements and information relating to the Company that are based on the current beliefs of the Company’s management as well as assumptions made by and information currently available to management, including statements related to the markets for the Company’s products, general trends and trends in the Company’s operations or financial results, plans, expectations, estimates and beliefs.  When used in this Proxy Statement, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict,” “opinion,” “will” and similar expressions and their variants, as they relate to the Company or the Company’s management, may identify forward-looking statements.  Such statements reflect the Company’s judgment as of the date of this Proxy Statement with respect to future events, the outcome of which is subject to certain risks, including the factors described herein, which may have a significant impact on the Company’s business, operating results or financial condition.  You are cautioned that these forward-looking statements are inherently uncertain.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described herein.  The Company undertakes no obligation to update forward-looking statements.

          The following factors, among others, may impact forward-looking statements contained in this Proxy Statement: (1) five different Chief Executive Officers in the Company’s fiscal 2005; (2) major changes in the Company’s bank loan facilities; (3) the infusion of $30 million from affiliates of Prentice and Holtzman in October 2005 (with an additional $20 million in February 2006); (4) the recent closing of numerous retail store locations; (5) net losses totaling $84.4 million for fiscal 2005; (6) the recent change in control of the Company; (7) the Company’s current efforts to test and evaluate different means to increase sales and return to profitability through new store formats, different merchandise strategies, consumer credit tests and other operational and organizational changes; (8) the Company’s ability to execute its business stra tegy and its continued net losses and declines in comparable store sales; (9) the Company’s ability to manage its liquidity and to obtain adequate financing on acceptable terms and the effect on the Company if an event of default were to occur under any of the Company’s financing arrangements; (10) the Company’s ability to operate as a going concern; (11) a change in economic conditions or the financial markets which negatively impacts the retail sales environment and reduces discretionary spending on goods such as jewelry; (12) reduced levels of mall traffic caused by economic or other factors; (13) increased competition from specialty jewelry retail stores, the Internet and mass merchant discount stores which may adversely impact the Company’s sales and gross margin; (14) the high degree of fourth quarter seasonality of the Company’s business and the impact on the Company’s sales, profitability and liquidity; (15) the extent and success of the Company’s merchandising, marketing and/or promotional programs; (16) personnel costs and the extent to which the Company is able to retain and attract key personnel and disruptions caused by the loss of key personnel; (17) the availability, terms and cost of consumer credit; (18) relationships with suppliers, including the timely delivery to the Company of appropriate merchandise on acceptable payment, delivery and other terms; (19) the Company’s ability to maintain adequate information systems, capacity and infrastructure; (20) the Company’s leverage and cost of funds and changes in interest rates that may increase financing costs; (21) developments relating to the Merger Agreement and the related transactions, including the impact of any adverse developments with respect to such matters, that may require the Company to seek new financing, for which there can be no assurance of availability on acceptable terms or at all; (22) the lease termination and other expenses that the Company will incur in connection with closing stores and the revenues the Company achieves in the liquidation of the inventories of these stores and associated inventory valuation allowances taken; (23) the Company’s ability to maintain adequate loss prevention measures, especially in connection with stores to be closed; (24) fluctuations in raw material prices, including diamond, gem and gold prices; (25) the impact of current or future price reductions on margins and resulting valuation allowances taken on certain merchandise inventory identified from time to time as items which would not be part o f the Company’s future merchandise presentation as well as alternative methods of disposition of this merchandise inventory and resulting valuation allowances taken; (26) developments relating to the litigation matters described herein, including the Capital Factors, Inc. actions, the non-prosecution agreement entered into with the United States Attorney’s Office, the investigation by the Securities and Exchange Commission (the “SEC”), and stockholder and other civil litigation, including the impact of such developments on the Company’s results of operations and financial condition and relationships with the Company’s lenders or with the Company’s vendors; (27) regulation affecting the industry generally, including regulation of marketing practices; and (28) the risk factors identified under “Item 1A. Risk Factors” in our Annual Report on Form 10-K for fiscal 2005 included as Annex B to this Proxy Statement and from time to time in the Company’s other filings with the SEC.

INFORMATION CONTAINED IN THE PROXY STATEMENT

          You should rely only on the information contained in this Proxy Statement.  The Company has not authorized any other person to provide you with information different from that contained in this Proxy Statement.  If anyone provides you with different or inconsistent information, you should not rely on it.

SPECIAL FACTORS

General

          The Merger is the second and final step in the acquisition by the Investors of the entire equity interest in the Company.  The first step was the Offer for all the outstanding Shares of the Company, which expired on March 16, 2006.  Pursuant to the Offer, Purchaser purchased 8,432,249 Common Shares and owns, together with the Common Shares beneficially owned by the Investors and their respective affiliates, approximately 75.8% of the outstanding Shares and approximately the same percentage of the aggregate voting power in the Company.  In connection with the Merger Agreement, PWJ Lending LLC (“PWJ Lending”), Holtzman and the Company amended and restated in its entirety a term loan previously extended to the Company in the principal amount of $30 million (the “Bridge Loan”) and PWJ Lending and Holtzman also made an additional term loan to the Company in the aggregate principal amount of $20 million (the “Additional Loan”).

          The summary of the Merger Agreement contained herein is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached as Annex A hereto.  You should read the Merger Agreement in its entirety if you would like a more complete description of the matters summarized below.

          The Merger Agreement provides that, following the satisfaction or waiver of the conditions therein, Purchaser will be merged with and into the Company, with the Company continuing as the Surviving Corporation.

Conversion of Securities

          As of the Effective Time, without any further action on the part of Purchaser, the Company or holders of securities of Purchaser or the Company:

•

Each issued and outstanding share of common stock of Purchaser will be converted into one share of common stock of the Surviving Corporation and such shares will constitute the only outstanding shares of the Surviving Corporation;

•

Each Share that is owned directly by the Company, or owned by Prentice, Holdco, Holtzman or Purchaser or any of their respective affiliates will be cancelled and no consideration will be delivered for any such Share;

•

Each outstanding Common Share will be converted into the right to receive $1.60, and each outstanding Class B Share will be converted into the right to receive $56.67, in cash without interest (in each case other than Shares held in the treasury of the Company, by the Investors or their affiliates, or by dissenting stockholders who perfect their appraisal rights), upon surrender of certificates formerly representing such Shares.  These Shares will no longer be outstanding and will automatically be cancelled and retired and each holder of a certificate formerly representing any of these Shares will cease to have any rights except the right to receive the Merger Consideration, less any applicable withholding taxes, upon surrender of the Share certificate that formerly evidenced Shares; and

•

Common Shares and Class B Shares as to which appraisal rights have been properly perfected will be converted into the right to receive from the Surviving Corporation the fair value of such Shares in accordance with Section 262.  In no event will stockholders who perfect appraisal rights be entitled to any on-going interest in the Surviving Corporation.

          As a result of the actions described above, at the Effective Time, the Company will become a wholly-owned subsidiary of Holdco.

Surrender of Share Certificates

Paying Agent

          Purchaser has designated Continental to act as paying agent for the holders of the Shares (other than the Company, the Investors and their respective affiliates, and dissenting stockholders who perfect their appraisal rights) in connection with the Merger to receive in trust, the aggregate Merger Consideration to which holders of Shares become entitled pursuant to the Merger.  Purchaser will transfer and deposit such aggregate Merger Consideration with or for the account of Continental, for the benefit of the holders of Shares immediately prior to the Effective Time.  Such aggregate Merger Consideration will be invested by Continental as directed by Purchaser.

Exchange Procedures

          Promptly after the Effective Time, Prentice, Holtzman and the Surviving Corporation will cause to be mailed to each holder of record, as of the Effective Time, of a certificate or certificates, which immediately prior to the Effective Time represented outstanding Shares (the “Certificates”), whose Shares were converted into the right to receive the Merger Consideration, a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates to Continental and will be in such form and have such other provisions as Prentice may reasonably specify) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration.  Upon surrender of a Certificate for cancellation to Continental or to such other agent or agents as may be appointed by Prentice, together with such letter of transmittal, properly completed and duly executed in accordance with the instructions thereto, the holder of such Certificate will be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate, and the Certificate so surrendered will forthwith be cancelled.  No interest will be paid or accrued on the cash payable upon the surrender of the Certificates.  If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it will be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the issuance to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving C orporation that such tax either has been paid or is not applicable.  Until surrendered to Continental, each Certificate will be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration for each Share, in cash.

Transfer Books; No Further Ownership Rights in the Shares

          At the Effective Time, the stock transfer books of the Company will be closed, and thereafter there will be no further registration of transfers of the Shares on the records of the Company.  From and after the Effective Time, the holders of Certificates evidencing ownership of the Shares outstanding immediately prior to the Effective Time will cease to have any rights with respect to such Shares, except as provided by applicable law.  If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they will be cancelled and exchanged as described herein.

Termination of Fund; No Liability

          At any time following the six-month anniversary of the Effective Time, the Surviving Corporation will be entitled to require Continental to deliver to it any funds (including any interest received with respect thereto) which had been made available to Continental, and holders will be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates without any interest thereon.  Notwithstanding the foregoing, neither the Surviving Corporation nor Continental nor any party to the Merger Agreement will be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

Lost, Stolen or Destroyed Certificates

          In the event any Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificates to be lost, stolen or destroyed and, if required by Prentice, the posting by such person of a bond in such sum as Prentice may reasonably direct as indemnity against any claim that may be made against any party to the Merger Agreement or the Surviving Corporation with respect to such Certificates, Continental will disburse the Merger Consideration payable in respect of the Shares represented by such lost, stolen or destroyed Certificates.

Withholding Taxes

          Prentice, Holdco, Holtzman and Purchaser will be entitled to deduct and withhold, or cause Continental to deduct and withhold, from the Merger Consideration payable to a holder of Shares pursuant to the Merger, any such amounts as are required under the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable provision of state, local or foreign tax law.  To the extent that amounts are so withheld by Prentice, Holdco, Holtzman or Purchaser, such withheld amounts will be treated for all purposes of the Merger Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Prentice, Holdco, Holtzman or Purchaser.

Vote Required to Adopt the Merger Agreement

          The affirmative vote of the holders of a majority of the outstanding voting power of the outstanding Common Shares and Class B Shares, voting together as a single class, at the Special Meeting is necessary to adopt the Merger Agreement.  The Merger is not structured so that approval of at least a majority of unaffiliated security holders is required.  See “Special Factors — Reasons for the Board of Directors’ Recommendation; Factors Considered” and “— Position of the Purchaser Group as to the Fairness of the Merger” of this Proxy Statement for additional disclosure. The Investors and their respective affiliates own a sufficient number of Common Shares to assure the adoption of the Merger Agreement at the Special Meeting and are required under the Merger Agreement to vote all of their Common Shares in favor of the adoption of the Merger Agreement.  AS A RESULT, THE MERGER AGREEMENT WILL BE ADOPTED EVEN IF NO STOCKHOLDERS OTHER THAN THE INVESTORS AND THEIR RESPECTIVE AFFILIATES VOTE TO ADOPT IT.

Background of the Merger

          In August of 2003, the Company was named as one of the 14 defendants in a lawsuit brought by Capital Factors, Inc. (“Capital Factors”), which provided financing to defendant Cosmopolitan Gem Corp.  (“Cosmopolitan”).  Cosmopolitan was an entity with which the Company had certain consignment and other commercial arrangements.  The complaint alleged that Cosmopolitan defrauded Capital Factors into advancing funds by misrepresenting Cosmopolitan’s finances and the profitability of its operations.  It further alleged that the Company along with other persons and other entities, including other jewelry retailers, aided and abetted or participated in the alleged fraud.  Additional litigation was filed against the Company and other defendants by two affiliated suppliers (“International” and “Astra”) to Cosmopolitan.

          The United States Attorney’s Office for the Eastern District of New York (the “U.S. Attorney”) commenced a criminal investigation regarding matters that included those alleged in the Capital Factors litigation.  The SEC also initiated a formal inquiry of the Company with respect to matters that were the subject of the Capital Factors litigation.  The Company also conducted its own internal investigation relating to these matters utilizing the services of outside counsel and a nationally recognized accounting firm.

          On November 21, 2003, the Company announced that its Chief Financial Officer had been placed on leave and that the Company had discovered that its Executive Vice President, Merchandising, violated a Company policy relating to documentation regarding the age of certain inventory.  On December 11, 2003, the Company announced that, as a result of its ongoing internal investigation conducted in connection with the matter referred to in the Capital Factors lawsuit and related investigations by the U.S. Attorney and the SEC, it had terminated its then-Chief Financial Officer.  The Company also subsequently terminated its then-Vice President of Merchandise.

          On December 22, 2003, the Company announced that it would restate results for fiscal 2000, 2001 and 2002, and the first two quarters ended July 31, 2003.  These restatements primarily reflected the Company’s revision of the accounting treatment for vendor allowances associated with the Company’s return of certain substandard inventory to vendors, as well as certain previously unrecorded adjustments in earlier periods in fiscal 2003.  The impact of these restatements decreased the Company’s earnings per diluted Common Share by $0.01 for fiscal 2000, $0.03 for fiscal 2001, $0.02 for fiscal 2002 and decreased the loss by $0.01 for the six-month period ended July 31, 2003.

          On February 12, 2004, a putative class action complaint was filed in the United States District Court for the Northern District of Illinois against the Company and certain former officers.  This complaint alleged securities law violations, making reference to (i) the Capital Factors litigation, (ii) the Company’s November 21, 2003 announcement that it had discovered violations of Company policy with respect to documentation relating to the age of certain store inventory and (iii) the December 22, 2003 announcement as to restatements of financial results.  Additional securities law actions were filed with similar allegations.  These actions were consolidated and an amended consolidated complaint was filed on February 10, 2005 (the “First Amended Consolidated Complaint”).  While the settlement process is ongoing, the parties have signed an agreement to settle all claims asserted in the First Amended Consolidated Complaint, subject to the terms and conditions of the settlement agreement and court approval.  The Company has not recorded any loss contingency associated with a possible settlement as the Company expects any settlement to be subject to an insurance claim.  Subject to the potential settlement, the Company intends to contest vigorously this putative class action and exercise all of its available rights and remedies. In addition, a stockholder derivative action was filed on June 17, 2004 in the Circuit Court of Cook County, Illinois, against certain officers and directors of the Company.  This complaint asserted claims for breach of fiduciary duty, abuse of control, gross mismanagement, waste of corporate assets, breach of fiduciary duties for insider selling and misappropriation of information and contribution and indemnification.  The factual allegations of this complaint were similar to those in the securities litigation. The Company intends to contest vigorously the stockholder derivative suit and exercise all of its available rights and remedies.

          On September 28, 2004, the Company announced that it had entered into a non-prosecution agreement with the U.S. Attorney and that it had reached a settlement of the Capital Factors litigation.  Under the non-prosecution agreement, the Company committed to pay restitution to Capital Factors in the amount of $10.8 million and to pay $350,000 to the United States Government.  The Company also committed to maintain a corporate compliance program and adopt various corporate governance and other changes.  The U.S. Attorney agreed that, so long as the Company fulfills its obligations under the non-prosecution agreement for a period of three years, the U.S. Attorney would not prosecute the Company for any matters related to Cosmopolitan’s scheme to defraud Capital Factors or any other party.

          Pursuant to the settlement agreement with Capital Factors discussed above and the separate settlement agreement with International and Astra, the Company agreed to pay $10.8 million to Capital Factors and $1.93 million to International and Astra.  These settlement agreements, together with the legal and related expenses related to the U.S. Attorney’s and the SEC’s investigations and the litigation related to Cosmopolitan, imposed substantial costs on the Company.  The aggregate cost of these settlement agreements, together with the costs of legal and other professional fees, was approximately $20.9 million.  In addition, these matters consumed a substantial amount of time, distracted management from normal business operations and resulted in management turnover, adversely affecting the Company.

          The Company results for fiscal year 2004, especially the Christmas season, were disappointing.  These results, coupled with the settlement and litigation-related expenses discussed above, put financial pressure on the Company.

          As a result of the factors noted above, in November of 2004, the Board of Directors discussed exploring strategic alternatives for the Company.

          On January 6, 2005, Mr. Hugh M. Patinkin, the Company’s then-Chairman of the Board and Chief Executive Officer, was approached by the chief executive of another jewelry retailer about the possibility of selling the Company.

          In late January of 2005, the Company engaged a financial advisor to analyze strategic alternatives, including a potential sale of the Company.  Over the next few months, the firm contacted several industry participants, and the Company entered into confidentiality agreements with, and furnished information to, several potential buyers.

          During February 2005, the Company began working with a different investment banking firm with respect to a potential private placement of notes convertible into Common Shares.  The Company and this investment banking firm held discussions with several potential buyers about an offering of between $20 million and $40 million.  In March of 2005, the Board of Directors concluded not to proceed further with this financing at that time in view of the ongoing discussions with the potential buyers described above.

          On March 30, 2005, Mr. Patinkin died unexpectedly.  The Board of Directors met that day and elected Mr. Daniel H. Levy as the nonexecutive Chairman of the Board and Ms. Lucinda M. Baier as the interim Chief Executive Officer.  On April 13, 2005, Ms. Baier was named as the permanent Chief Executive Officer.  Ms. Baier had joined the Company as its President and Chief Operating Officer in November 2004.

          After the death of Mr. Patinkin, another industry participant expressed an interest in a business combination with the Company.  Discussions with potential buyers continued but all parties, other than the party that approached Mr. Patinkin in January, decided not to present proposals.  This original party did present a verbal, informal indication of interest in April 2005 at a price at or slightly above the then-market price of $7 per Common Share.  The Board of Directors concluded, after analysis by and discussions with its financial advisors, that the price offered was inadequate and determined not to proceed with this proposal at that time.  This party indicated that it was not interested in waiting to consider a transaction later in the year.  During this period the Company also had discussions with potential sources of private equity and other potential financing services.

          In early 2005, the Company commenced negotiations with its bank lenders about modifying its credit facility to provide additional liquidity.  The credit facility was amended, effective April 6, 2005, in order to, among other things, (i) provide for additional availability under the revolving credit facility through the funding of a $15.0 million additional facility from LaSalle Bank (“LaSalle”) and Back Bay Capital Funding LLC (“Back Bay”), which was funded at closing and was to be due July 31, 2006, (ii) add a discretionary overadvance subfacility from LaSalle of $2 million, (iii) terminate the precious metal consignment facility, (iv) shorten the maturity date for all amounts from July 28, 2007 to July 31, 2006, (v) increase the interest rate payable on LIBOR loans from 2.50% to 3.00% above LIBOR and (vi) add financial covenants and modify existing financial covenants and borrowing base calculations.

          Over the next several months, the Company and its financial advisors continued to contact various parties about a potential business combination as well as other possible financing alternatives.  During this period, the Company held discussions with a strategic buyer, a venture capital firm and a supplier about a potential acquisition of the company, significant minority investments or strategic relationships.  These discussions were preliminary in nature and did not result in any specific proposals.

          On April 19, 2005, Newcastle Partners, L.P., an investment fund, and various related persons (collectively, the “Newcastle Parties”) filed a Schedule 13D indicating that they owned 2,018,400 Common Shares as of April 15, 2005, then representing 14.5% of the Company’s outstanding Common Shares.  This filing indicated that they had purchased these Common Shares for an aggregate purchase price of $15,091,280.  In this filing, the Newcastle Parties stated, among other things, that they intended to enter into discussions with management to discuss the performance of the Company and with the Board of Directors to seek representation on the Board of Directors.

          On June 23, 2005, the Company announced the election of Mr. Steven J. Pully, the President of Newcastle Management, L.P. (“Newcastle”), as a director.  As part of the non-prosecution agreement that was entered into with the U.S. Attorney, the Company was required to expand its Board of Directors by two people, with one person having a financial background and another having a legal background.  The Board of Directors and the search firm that was charged with finding new directors agreed that Mr. Pully could satisfy either the financial or legal background requirement in light of Mr. Pully’s experience as an investor, CFA, CPA and attorney.  On July 5, 2005, the Company announced that Mr. Levy had resigned as the nonexecutive Chairman of the Board and that it had elected Mr. Pully to this position.  On November 10, 2005, Mr. Pully was replaced by Mr. Levy as the Chairman of the Board.

          Also in July of 2005, the Board of Directors initiated a search for a new Chief Executive Officer for the Company.

          On July 12, 2005, the Board of Directors formed a special committee consisting of Messrs. Levy (Chairman), Richard K. Berkowitz and Sanford Shkolnik (the “Special Committee”) to consider potential financing proposals in light of Newcastle’s interest in being a potential source of financing and Mr. Pully’s status as Chairman of the Board.  Mr. Pully did not participate in the consideration of the formation of the Special Committee and subsequently questioned the role ultimately assigned to the Special Committee.  Mr. Pully felt that the role of the Special Committee should have been limited to determining the fairness of any financing proposals and that the Special Committee should not be the body that determines whether the Company needs to complete a financing, which party to complete a financing with and when a financing should be completed.  The Special Committee was authorized to analyze and negotiate any proposal before it was brought before the Board of Directors for an approval.

          Mr. Pully did not attend the portion of the Board of Directors meeting where the creation of the Special Committee was discussed and the Special Committee was established.  Mr. Pully departed the meeting, as planned, to meet with a prospective Chief Executive Officer candidate for the Company.  Mr. Pully did not have reason to believe prior to departing the meeting that a special committee would be discussed or established.  At a meeting of the Board of Directors on June 30, 2005, Mr. Pully suggested that additional financial analysis be conducted in connection with the updating of the Company’s assessment of its financing needs.  Significant additional financial analyses were undertaken by the Company at the direction of the Board of Directors.  Mr. Pully has told the Company that he believes that financial analysis either stopped or slowed considerably after the formation of the Special Committee.  The Board of Directors does not agree with Mr. Pully’s view.  Financial analyses continued after the establishment of the Special Committee.  Most of the communications concerning the financial analyses were shared with the Special Committee, not the full Board of Directors, because Newcastle was a possible participant in certain financing alternatives.  These analyses were predicated on the belief of the Board of Directors that retention of a new Chief Executive Officer constituted an important part of the Company’s investment thesis.

          During July 2005 and thereafter, the Board of Directors continued to review various issues confronting the Company, including the possibility of raising additional funds and the advisability of selling or closing underperforming stores.  During this period, the Company discussed with the agents for its credit facility its plans to seek additional equity or quasi-equity financing (i.e., convertible debt) and its consideration of potential store closings in light of the Company’s weak results throughout 2005.  During this period, Newcastle and Reed Conner & Birdwell LLC, another substantial stockholder (“RCB”), indicated that they were interested in providing additional financing to the Company but did not present specific proposals.  Mr. Pully advised the Board of Directors that in his view an investment thesis would be needed to support any financing.

          On August 10, 2005, the Company announced that it had entered into an employment agreement with Ms. Beryl Raff as its Chief Executive Officer.  The search for a new chief executive officer had been led by Mr. Pully, as the Chairman of the Board, and Mr. Pully initiated contact with Ms. Raff on behalf of the Company.  On August 10, 2005, Ms. Raff also was elected a director, effective upon her commencing full-time service.  Due to notice periods in her agreement with her employer, Ms. Raff was not expected to commence full-time service with the Company until mid-September.  In connection with the hiring of Ms. Raff, Ms. Lucinda M. Baier stepped down as Chief Executive Officer, effective August 11, 2005, but continued as President and Chief Operating Officer.  In addition, the Company’s agreement with Ms. Baier was amended, providing that she could terminate her employment with the Company within 60 days prior to December 9, 2005 and receive certain severance payments.  Ms. Baier resigned from the Company, effective October 13, 2005.

          During the period from August 10, 2005 through September 5, 2005, Company management and members of the Board of Directors engaged in discussions with Ms. Raff concerning Company matters, including revision of its projections, merchandising strategy, potential new hires, financing alternatives, possible store closings and potential extension of maturity or other revisions to its credit facility, among other things.  Discussions were also held with the lenders serving as agents for the credit facility, Newcastle and RCB as well as certain other potential investors.  Discussions also took place with some significant vendors as to the need for vendor support or a restructuring of obligations to vendors.  As a result of management’s analysis, views expressed by Ms. Raff, continued poor financial results and these discussions, the Company’s projections of future performance were reduced, and management estimated that approximately $40 to $50 million of financing needed to be raised for the Company to meet its liquidity needs.

          During this period, discussions were held with Newcastle and RCB about potential equity financings, such as the sale by the Company of equity to them in a private transaction or a rights offering in which all stockholders would be offered the opportunity to subscribe for Common Shares at a 20% discount to the average market price of the stock over a period of time prior to the commencement of the rights offering.  It was contemplated that Newcastle and RCB would provide back-up commitments to buy Common Shares not otherwise purchased.  No firm offer was made by either Newcastle or RCB.  Also during this period, Newcastle declined to make any firm financial proposals, despite the Company’s repeated requests that it do so.  In addition, as a director Mr. Pully discouraged the efforts of Company management to obtain convertible debt financing from other sources.

          On August 23, 2005, the Company hired Standard & Poor’s Corporate Value Consulting (which is now a part of Duff & Phelps, LLC, and hereinafter referred to as “Duff & Phelps”), to serve as a financial advisor to the Special Committee and the Board of Directors in connection with the consideration of financing proposals.  (The Company had solicited proposals from a number of investment banks.  The Special Committee selected Duff & Phelps after considering a number of factors, including experience analyzing similar transactions and rendering fairness opinions, expertise in the retail industry, reputation and cost.)  In accordance with the engagement letter between the Company and Duff & Phelps, there were two separate phases of engagement.  In Phase I, Duff & Phelps served as a financial advisor to the Special Committee in connection with a review of the Company’s financing alternatives.  Under Phase II, Duff & Phelps was retained to provide an opinion, if requested by the Company, regarding the fairness, from a financial point of view, of a potential transaction.

          On September 7, 2005, Ms. Raff informed the Company that she had resigned all positions with the Company and was returning the compensation paid to her.  The Board of Directors met, and steps were taken to try to contact Ms. Raff and her counsel to request that she withdraw the letter.  These efforts were unsuccessful.

          Later on September 7, 2005, Mr. Mark E. Schwarz, a principal of Newcastle, sent the Special Committee a nonbinding financing proposal dated September 6, 2005.  This Newcastle proposal contemplated the issuance of $45 million in convertible notes, bearing interest at 20% per annum, payable quarterly partly in kind (i.e., through the issuance of additional notes) and partly in cash.  These notes would be convertible into Common Shares at a rate equal to the average price of the Common Shares for the ten business days preceding the first interest payment date (or, in the case of notes issued as payment-in-kind for interest, the ten business days preceding the relevant interest payment date).  These notes would be secured by a security interest in the Company’s assets junior to that held by the banks.  The proposal contemplated that the Company would issue to Newcastle warrants to acquire 20% of the Company’s fully-diluted Common Shares in connection with the note financing with an exercise price of $0.01 per Common Share.  This proposal was subject to a number of conditions.  The proposal also contemplated that the interest rate on the notes would be increased to 25% per annum if stockholder approval of the Common Share issuances upon conversion of the notes was not procured.  The September 7, 2005 proposal made by Newcastle was conditioned upon Ms. Beryl Raff becoming and continuing to be the Chief Executive Officer of the Company, but Ms. Raff had informed the Company earlier that same day that she had resigned from all positions with the Company.  Since this proposal was subject to a condition that by its terms could not be satisfied, the Company did not view the proposal as a bona fide proposal.

          On September 8, 2005, the Company issued a press release announcing Ms. Raff’s resignation.  The press release indicated that the Company was reviewing its financial situation in light of current and forecasted operating results and management changes and that it believed it needed additional capital to support its operations.  The release noted that the Company was evaluating financing alternatives and seeking payment extensions from vendors and had slowed the payment of accounts payable.  The release discussed the Company’s planned retention of restructuring professionals as well as the need to pursue other alternatives, such as a restructuring of its obligations, if its efforts to procure additional financing were not successful.  Finally, the release noted that the Company did not expect to be able to file its Quarterly Report on Form 10-Q for its second fiscal quarter on a timely basis and that it expected to report a net loss for that quarter.  After this press release was issued, the Company’s stock price fell dramatically.  The Company commenced arbitration proceedings against Ms. Raff on September 27, 2005 seeking to enforce the non-competition provision and to recover damages based on Ms. Raff’s resignation in light of the obligations under her employment agreement.  This matter has been settled and the net proceeds from such settlement are not material.

          The Board of Directors and the Special Committee held numerous telephonic meetings from September 8, 2005 through October 3, 2005.  Given the financial and liquidity issues facing the Company, the Board of Directors concluded that it should consider the interests of the creditors of the Company as well as the interests of stockholders.

          The pressure from vendors and other creditors on the Company intensified.  A number of vendors stopped or delayed shipments, and the Company became increasingly concerned about its ability to have sufficient inventory for the holiday season.  In addition, employee morale and turnover, which were already a concern, became more serious issues.

           On September 9, 2005, the Company retained the firm of Shaw Gussis Fishman Glantz Wolfson & Towbin LLC (“Shaw Gussis”) to serve as its restructuring counsel.  On September 15, 2005, FTI Consulting, Inc. (“FTI Consulting”) was retained by the Company to serve as a financial advisor in its restructuring efforts.  The Company engaged in intensive discussions with lenders, vendors and potential investors.

          In seeking a financial advisor for its restructuring activities, the Company had contacted a number of firms.  One of these firms, Financo, Inc. (“Financo”), contacted the Company, suggesting it meet with Prentice as a potential financing source.  In addition, both Back Bay and LaSalle suggested that the Company contact Prentice due in part to prior experience with Prentice and its principals.

          Over the next few weeks, the Company also initiated and engaged in discussions with Prentice, among others, regarding a proposed bridge loan financing to the Company that would be refinanced with a larger convertible note transaction that would be completed subject to any required stockholder approval and customary conditions.  The Company also held discussions with parties other than Prentice and preliminary due diligence was shared with such parties.  These discussions were preliminary in nature and did not result in any specific proposals (other than the Newcastle proposals described below).  At the same time, Prentice, along with representatives of the Company, engaged in a series of intensive discussions with the Company’s senior lenders and key trade creditors with the goal of reaching a comprehensive agreement regarding financing for the Company and the resumption of key shipments of merchandise by the Company’s key suppliers.

          During September 2005, a strategic buyer was engaged in due diligence regarding the Company, and the parties were discussing the possibility that such strategic buyer would make an offer to purchase the Company’s assets.  The management of the Company, as well as the Special Committee, believed that the strategic buyer may have been entertaining making an offer, and that such an offer might well have been more attractive than either the Prentice or Newcastle proposals of that time period.  Ultimately, the strategic buyer never made a proposal for the acquisition of the Company’s assets.

          On September 12, 2005, Newcastle submitted to the Special Committee another nonbinding proposal for an issuance of $35 million of convertible notes.  These notes would have a maturity of three years, bear interest at 15% (5% payable in cash and 10% payable-in-kind through the issuance of additional notes) and be secured by a security interest in the Company’s assets junior to that securing the Company’s credit facility.  Under the proposal, Newcastle would be issued 10-year warrants for 19.9% of the outstanding Common Shares, exercisable at $0.01 per share, and $10 million of the notes would be convertible into 90% of the fully diluted Common Shares of the Company (after dilution from the warrants).  This proposal had a number of conditions, including (i) the Company’s lenders agreeing to extend the term of the credit facility to three years, waive defaults and provide additional borrowings of $15 million, (ii) principal trade vendors agreeing to a five-year payout of existing trade payables, (iii) key vendors continuing to provide trade credit, (iv) appointment of a chairman, president and chief executive officer designated by Newcastle and, potentially, other management acceptable to Newcastle, and (v) reconstitution of the Board of Directors.  The proposal also provided that the interest rate on the notes would increase to 24% per annum (5% per annum in cash and 19% paid in kind through the issuance of new notes) if stockholder approval of the equity issuance was not received within 120 days of closing.  On September 12, 2005, the Special Committee met telephonically to discuss the Newcastle proposal and its contingencies.  This proposal expired by its terms on September 15, 2005.

           On September 13, 2005, Ms. Baier, then the Company’s President and Chief Operating Officer, and Mr. John Desjardins, the Company’s Executive Vice President and Chief Financial Officer, met with Mr. Jonathan Duskin and Mr. Zimmerman, two principals of Prentice, in Boston.  Mr. Levy participated in this meeting by telephone.  Various discussions followed, and substantial amounts of information were supplied by the Company to Prentice.  Later that morning, Ms. Baier, Mr. Desjardins and representatives from Shaw Gussis met with certain of the Company’s lenders and their counsel and the Company’s counsel in Boston.  Various discussions followed.

          On September 14, 2005, the Company’s lenders alleged that the Company was in default under its credit facility and, as a result, the banks were not obligated to make further advances.  Therefore, the banks took the position that any further advances were discretionary.  The banks also reserved their rights and remedies with respect to the alleged defaults, including the right to accelerate the obligations of the Company under the credit facility and to foreclose on the assets of the Company.  On September 14, 2005, representatives of the banks also indicated that the lenders would not provide any further advances unless the Company had entered into a letter of intent with a financing source.  The banks also indicated in several discussions that they were not interested in providing debtor-in-possession financing to the Company if it should file for bankruptcy protection.  Based in part upon consideration of the banks’ position that they were not interested in providing debtor-in-possession financing and considering the security interest held by the banks in substantially all of the Company’s assets, the Company concluded that there was a significant possibility that a bankruptcy filing by the Company could result in a liquidation, rather than a reorganization, of the Company.

          The banks provided some additional funding but continued to express substantial concern that the Company needed to accept a financing proposal.  They indicated that, from the banks’ perspective, in light of the Company’s financial position, unless the Company had entered into a term sheet for additional financing not later than September 21, 2005, the banks would be unwilling to advance any additional funds.

          From September 14, 2005 through September 21, 2005, a representative of Shaw Gussis spoke to counsel for Newcastle numerous times regarding a possible Newcastle transaction with the Company.  On September 18, 2005 there was a conference call, which included representatives of the Company and Shaw Gussis, for the purpose of discussing Newcastle’s asserted need for due diligence, terms and structure, and logistics of a possible Newcastle proposal.  During the course of communications with Newcastle’s counsel, Shaw Gussis discussed with Newcastle’s counsel the perceived deficiencies of the Newcastle proposal, the Company’s view of what terms might be acceptable, the exigent circumstances confronting the Company and the necessary timing of the closing of various elements of the contemplated transactions.  It was the Company’s view that the Newcastle proposals received during this time period, which provided $5 million less financing than the Prentice proposals described below, did not provide sufficient liquidity to meet the Company’s needs.

          On September 18, 2005, Newcastle submitted to the Special Committee another nonbinding proposal for an issuance of $35 million of convertible notes.  The terms of this proposal were almost identical to the terms of the September 12, 2005 Newcastle proposal, except that this proposal added a 1.5% fee to Newcastle ($525,000) upon the funding of the convertible notes, a non-refundable payment of $150,000 to Newcastle for reimbursement of its fees and expenses and an agreement to pay any additional fees and expenses.  On September 18, 2005, the Special Committee met telephonically to discuss the Newcastle proposal, and noted its lack of definition and its lack of trade support.  This proposal expired by its terms on September 19, 2005.

          Five of the Company’s largest vendors, representing more than half of the Company’s merchandise accounts payable, met with representatives of the Company in Chicago on September 20, 2005.  These vendors expressed a strong desire for the Company to seek a solution outside of bankruptcy.  The vendors cited recent poor experiences they had in other bankruptcy restructurings in the jewelry industry.

          Over the course of September 20 and 21, 2005, Newcastle made further written and oral modifications to its proposal.  The final September 21, 2005 proposal from Newcastle contemplated the issuance of up to $45 million of convertible notes and a $30 million bridge loan facility.  These notes would have a maturity of three years, bear interest at 15% (5% payable in cash and 10% payable-in-kind through the issuance of additional notes) and be secured by a security interest in the Company’s assets junior to that securing the Company’s credit facility.  The first $35 million of the notes were to be issued in connection with the refinancing of the bridge loan and an additional $10 million were issuable at the Company’s option.  In conjunction with these $10 million in notes, upon the issuance thereof, the Company was to issue to Newcastle 10-year warrants exercisable at $1.50 per share for 10 million Common Shares.  In conjunction with the bridge loan, Newcastle would also be issued 10-year warrants for 19.9% of the outstanding Common Shares, exercisable at $0.01 per share.  This proposal had a number of conditions, including (i) the Company’s bank lenders agreeing to extend the term of the credit facility for three years and waive defaults, (ii) principal trade vendors agreeing to a payout over time of existing trade payables, (iii) key vendors continuing to provide trade credit, (iv) reconstitution of the Board of Directors, (v) reimbursement to Newcastle of its reasonable fees and expenses, and (vi) stockholder approval.  Newcastle was to receive a 2.00% fee for the bridge loan and a 1.00% fee upon funding of the convertible notes.  The bridge loan was to mature at the earlier of (i) 120 days from funding or (ii) stockholder approval of the convertible notes.  This proposal expired on September 21, 2005.

          During the period between September 15, 2005 and September 21, 2005, Prentice made a series of written proposals and oral modifications thereto addressing issues of concern raised by the Board of Directors and the Special Committee.  The final September 21, 2005 proposal from Prentice contemplated a term sheet with Prentice (the “Prentice Term Sheet”), which the Company signed on September 21, 2005 providing that Prentice and other participating investors would (A) agree to provide a bridge loan to the Company in the aggregate amount of $30 million and, in connection therewith, would receive warrants to purchase approximately 20% of the Common Shares and (B) purchase $50 million in convertible secured notes, subject to certain conditions including (i) stockholder approval, (ii) an agreement with vendors to, among other things, accept payments over time, (iii) modification of the Company’s Second Amended and Restated Revolving Credit and Gold Consignment agreement dated July 29, 2003 (as amended from time to time, the “Credit Agreement”) consistent with the terms ultimately embodied in a fourth amendment to the Credit Agreement, (iv) agreements with landlords as to certain lease termination costs and rent reductions, (v) no material adverse change and (vi) execution of definitive agreements.  The notes were to have a three-year term, bear interest at 15% per annum, payable quarterly, payable in cash or Common Shares at the Company’s option.  The Prentice Term Sheet contemplated that the notes would be convertible into Common Shares and that Prentice and the other investors would receive seven-year warrants for Common Shares with an exercise price equal to 110% of the conversion price of the notes.  The Prentice Term Sheet provided that Prentice would have the right through the conversion of the notes, Common Shares issu ed as interest on the notes and through the exercise of the warrants, to acquire 87% of the Common Shares.  The Prentice Term Sheet contemplated that the bridge loan be made and the warrants for 19.9% of the Common Shares be issued.  Both the bridge loan and the convertible notes were to be secured by a security interest in the Company’s assets junior to that held by the banks.  The Prentice Term Sheet was nonbinding, except that the Company was required to deal exclusively with Prentice through September 24, 2005 (which was subsequently extended), give Prentice access to certain information and bear Prentice’s expenses.

          On September 21, 2005, the Special Committee met by telephone with management and representatives of Shaw Gussis, FTI and Duff & Phelps to discuss the proposals from Newcastle and Prentice.  Duff & Phelps had prepared an analysis of the two offers and their respective impacts on stockholder dilution.  Duff & Phelps also provided some analysis of liquidity created by the two proposals.  A lengthy and detailed discussion of the two proposals occurred, with a focus on the terms of the proposals, the potential reactions from the vendors and the banks, conditions to closing and the time needed to close.  After soliciting and receiving input from management, Shaw Gussis, Duff & Phelps and FTI, the Special Committee determined that (i) the economics of the Prentice offer (in that the Prentice proposal offered $5 million more in financing than the Newcastle offer) were at least somewhat superior to that of Newcastle, (ii) the vendors and lenders were both clearly comfortable with Prentice and had not expressed similar support for a transaction with Newcastle, (iii) the intense pressure being applied to the Company by the banks to execute a term sheet with some party that day required prompt action and (iv) Prentice appeared to be in a position to move promptly toward closing.  The final conclusion of the Special Committee was that it should recommend to the Board of Directors that the Company execute the Prentice Term Sheet.

          On September 21, 2005, the Board of Directors convened to discuss the financing proposals submitted by Prentice and Newcastle and voted to authorize and direct management to execute the Prentice Term Sheet at the recommendation of the Special Committee and to consider taking action thereon.  Mr. Pully expressed concerns about the unlimited nature of the Prentice expense reimbursement provision, the inclusion of an exclusivity provision, his view that there was greater stockholder dilution under the Prentice proposal than under the Newcastle proposal and the existence of a material adverse change condition, among other things.  The Board of Directors debated those issues, and solicited and received comments from the various advisors to the Company present on the call.  The Board of Directors considered the relative economic terms of the two proposals, the existence of intense pressure from the banks to sign a term sheet that day, the apparent comfort of the banks and vendors with the Prentice proposal and the perception that the Prentice deal could be promptly finalized and closed.  Counsel reminded the Board of Directors that in light of the Company’s current financial condition, the Board of Directors should consider the best interests of creditors in addition to the interests of its stockholders.  The Board of Directors voted to authorize and direct management to execute the term sheet from Prentice, with Mr. Pully abstaining.  The Company did execute the Prentice Term Sheet on September 21, 2005.

          On September 22 and 23, 2005, Ms. Baier and Mr. Desjardins, together with representatives of Shaw Gussis and FTI, met with Mr. Duskin and his counsel, representatives of the Company’s five largest trade vendors and their counsel, and representatives of the banks and their counsel in New York to discuss the relationship between the Company and its trade vendors and related issues.  By the end of the day on September 23, 2005, the Company, Prentice, the vendor representatives and the banks had reached general agreement on a methodology for the payment of trade debt existing as of that day, terms for the delivery of and payment for goods for the upcoming holiday season and certain modifications to the banks’ loan documents relating to the arrangement with the vendors.

          On September 24, 2005, the Board of Directors met, together with members of management, representatives of Sidley Austin LLP, the Company’s outside corporate counsel (“Sidley”), and Shaw Gussis to discuss the draft agreements which had been furnished by Prentice.  Mr. Pully furnished a list of written comments, and other comments were made by other directors, management and counsel.  Among other things, concerns were expressed about the conditions in the Prentice transaction concerning consents from landlords, the question of whether the three-year maturity of the notes gave the Company sufficient time to procure more permanent financing, and how any proceeds of any legal actions against Ms. Raff and, potentially, certain other persons, should be shared.  Concerns also were expressed as to the breadth of the representations and warranties and the mate rial adverse change condition, which were viewed as making the transaction more conditional.  Mr. Pully also questioned whether Prentice would have any partners and asked who the partners might be, encouraging people involved in the negotiations to obtain such information.  Mr. Pully noted the uncertainty related to the stockholder approval requirement, especially in light of Newcastle’s substantial ownership.  He indicated that, based on the information that he had then, he planned to oppose the transaction.

           During negotiations between the Company and its representatives and Prentice and its representatives from September 24 through October 3 of 2005, a number of significant changes were agreed upon by Prentice and the Company to the contemplated transaction and related documents.  These changes included, among others, the following:

•

The Company was given the right to make two one-year extensions to the maturity of the notes if no event of default or event which, with notice or lapse of time or both would constitute an event of default, existed.

•

The interest rate on the notes was reduced from 15% to 12%, with interest now being paid entirely in Common Shares during the first three years and in cash thereafter and with all of the Common Shares payable as interest to be issued if the notes were to be converted prior to the third anniversary of issuance.

•	The exercise price of the warrants issued in connection with the bridge loan and the conversion price of the notes both were set at $0.75 per share.

•	The condition relating to modifications of arrangements with landlords was eliminated.

•

The representations and warranties were limited somewhat and the material adverse effect condition was modified, so that only an “Extremely Detrimental Effect” would be required for this closing condition to apply.

•

A provision was added providing that proceeds, if any, from proceedings concerning Ms. Raff (net of expenses and the costs of any counterclaims) relating to her employment agreement would be paid 20% to the Company and 80% to a trust or other vehicle for the benefit of the Company’s stockholders immediately prior to the closing date of the purchase of the notes and, potentially, certain creditors of the Company.

•

Provisions were added requiring the Company to maintain its indemnification arrangements with directors and officers and to maintain directors’ and officers’ insurance and committing Prentice to advance funds to the Company to purchase this insurance if necessary.

•

The exclusivity provisions were modified to allow the Company to consider potential superior proposals, if any.  Additionally, the parties agreed to eliminate a requirement that the Company hold a stockholders meeting to consider the Prentice transaction even if the Board of Directors were to determine to accept a superior proposal.

•	The aggregate expense reimbursement to Prentice was capped at $750,000.

          During this period, the Company and its representatives negotiated the terms of a fourth amendment to the Credit Agreement with the banks and their representatives.  Prentice and other representatives participated in many of these discussions and negotiated the terms of an intercreditor agreement with representatives of the banks as it related to the bridge facility.

          Numerous meetings of the Special Committee and the Board of Directors were held by conference telephone calls from September 21 through October 3 of 2005.  A number of these meetings are discussed below.

          On September 25, 2005, the Company’s critical vendors sent a letter in which they stated that:  “[T]he critical vendors are not close to reaching any agreement with Newcastle and are not optimistic that any agreement can be reached with Newcastle.  There is no reason for the Board of Directors of Whitehall to assume that an agreement can be reached between Newcastle and the critical vendors.”  The full text of the letter is set forth in the Company’s Schedule 14D-9 filed with the SEC on December 16, 2005.  This September 25 letter from the Company’s critical vendors was delivered to each of the members of the Company’s Board of Directors, including Mr. Pully.

          On or about September 26, 2005, the Company, the banks, certain vendors and Prentice finalized a term sheet (the “Vendor Term Sheet”) that set forth the terms of understanding between such parties.  On September 26, a broader group of vendors met in New York to discuss the Vendor Term Sheet.  At this meeting, the vendors also heard a separate presentation from Mr. Jonathan Duskin of Prentice.  After this meeting, a number of additional vendors executed the Vendor Term Sheet.

          On September 26, 2005, meetings of the Special Committee and the Board of Directors were held to consider the request from Prentice for an extension of the exclusivity period as well as the status of negotiations with Prentice, the banks and the vendors.  Management, as well as representatives of Sidley, Shaw Gussis, FTI Consulting and McDermott Will & Emery (which had been retained to serve as special counsel to the Board of Directors and the Special Committee, “McDermott”), were present at these meetings.  The representative from Shaw Gussis reported on the strong support by the vendors for a transaction with Prentice as well as the views expressed by an agent for the banks that the extension should be granted.  The Special Committee unanimously recommended to the Board of Directors that exclusivity be extended through September 29, 2005.  The Board of Directors approved this extension with all members supporting the extension, except for Mr. Pully who abstained.  Mr. Pully continued to express concern about the uncertainties he saw with respect to the Prentice transaction.  Mr. Pully also objected to the extensions that were being proposed for the exclusivity period with Prentice.  Mr. Pully noted that the Company was paying Prentice’s expenses with no obligation on Prentice’s part to move forward.  Mr. Pully pointed out to the Board of Directors that he did not believe that exclusivity was appropriate and that the exclusivity provisions may have a chilling effect on other offers.

          On September 27, 2005, Newcastle submitted a revised proposal with a stated expiration date of September 30, 2005.  The revised proposal increased the contemplated convertible note issuance from the September 21, 2005 proposal to $50 million.  Reflecting the increased financing, the ultimate percentage ownership which the investors would acquire by full exercise of conversion and warrant rights was increased to approximately 87%.  This nonbinding offer was not extended past its stated expiration date.

          On September 28, 2005, the Special Committee met with members of management, as well as representatives of FTI, Sidley, Shaw Gussis and McDermott present.  The Special Committee discussed the selection of a financial advisor to opine on the fairness of the Prentice proposal.  In addition, the representative from Shaw Gussis reviewed the provisions of the Vendor Term Sheet, noting his view that concessions made by the vendors and the high percentage of vendor participation was impressive.  Mr. Levy and counsel reviewed the status of the negotiations with Prentice.  The Special Committee unanimously recommended the approval of the Vendor Term Sheet to the Board of Directors.

          The Board of Directors then met with members of management and FTI, Sidley, Shaw Gussis and McDermott who had attended the Special Committee meeting present.  At this meeting, the Board of Directors authorized the execution of the Vendor Term Sheet with all members voting in favor other than Mr. Pully, who abstained.

          On September 29, 2005, the Board of Directors met with members of management and representatives of Sidley, Shaw Gussis and FTI present.  The Board of Directors raised the request from Prentice to extend exclusivity further.  Mr. Levy reported on conversations the Company had with representatives of the banks about their concern that an extension be given and their statement that they would not provide additional loans to the Company if a transaction were not entered into on or before October 3, 2005.  The Board of Directors approved an extension of exclusivity through October 3, 2005 with all directors voting in favor, other than Mr. Pully, who abstained.  The selection of a financial advisor to provide a fairness opinion was discussed, including proposals from several firms.  The meeting was adjourned and reconvened later in the day.  The Board of Directors then authorized the retention of Duff & Phelps, with all directors in favor, other than Mr. Pully, who abstained.

          The Special Committee met later in the day with management and representatives of Sidley, Shaw Gussis, McDermott and FTI Consulting present, and discussed the Prentice Term Sheet and the revised proposal from Newcastle received on September 27, 2005.  The Special Committee discussed the circumstances surrounding the proposals, including (i) the logistics required to close the transactions, (ii) the apparent comfort of the lenders with Prentice, (iii) the fact that the Vendor Term Sheet had been finalized in connection with the Prentice proposal and no similar arrangement had been finalized in connection with the Newcastle proposal and (iv) the need to address the Company’s liquidity issues quickly in order to ensure that vendors would continue to ship merchandise to the Company in light of the approaching holiday season.

          On September 30, 2005, Mr. Levy, Mr. Desjardins, representatives of Shaw Gussis, Sidley and FTI participated in day long meetings in New York with representatives of the Company’s banks, Prentice and their counsel and advisors.  During those meetings the Company, Prentice and the banks negotiated the terms of the loan agreements and other agreements with Prentice.

          On October 2, 2005, a meeting of the Board of Directors was held in which directors, management and representatives of Sidley, Shaw Gussis, McDermott, Duff & Phelps and FTI were present.  Counsel, management and Mr. Levy reviewed the status of the negotiations with Prentice and Mr. Desjardins led a discussion regarding the preparation of the revised projections.  Counsel reviewed the contemplated terms of the Bridge Loan Agreement, Vendor Term Sheet, Securities Purchase Agreement, Notes, Warrants and Registration Rights Agreement (as such terms are defined below).  The potential interests of certain officers in a transaction were noted.

          The Board of Directors met on the morning of October 3 with management and representatives of Sidley, Shaw Gussis, McDermott and Duff & Phelps present.  Counsel reviewed the contemplated text of the resolutions that were expected to be presented for consideration later in the day.  At this meeting, Mr. Pully continued to express concerns about the Prentice proposal.  The meeting was adjourned until later in the day.

          Later that morning Mr. Pully distributed a comparison he had prepared of the Prentice and Newcastle proposals in which he argued that the Newcastle offer was superior.

          The Special Committee met around noon on October 3, 2005 with management and representatives of Sidley, Shaw Gussis, McDermott, FTI and Duff & Phelps present.  Mr. Duskin joined the call and gave a presentation on why Prentice was interested in the Company, stating that he believed that the Company had tremendous brand equity but had suffered from various exogenous factors, including the Capital Factors litigation and the death of Mr. Patinkin.  He stated that the Company should close some stores and dispose of some inventory, noting that 75 stores were generating substantial losses.  Mr. Duskin noted that several companies in the retail jewelry industry had found it necessary to engage in restructurings and that he thought the consolidation of the industry presented opportunities.  He also discussed the experience that Prentice and its principals had in similar transactions in the retail industry.  Mr. Duskin left the call.  The Special Committee then adjourned to give Duff & Phelps additional time to evaluate the electronic communication received from Mr. Pully in which Mr. Pully argued that the Newcastle proposal was superior.

          The Special Committee reconvened with management and legal and financial advisors at approximately 1:30 p.m. on October 3, 2005.  Representatives of Duff & Phelps verbally presented their views of the fairness of the Prentice proposal.  They reviewed various analyses and opined that, as of the date of their opinion, the terms of the Prentice proposal were fair to the stockholders of Whitehall from a financial point of view.  Following the oral presentation of the fairness opinion, Duff & Phelps responded to questions from members of the Special Committee.  In response to specific questions, Duff & Phelps discussed their review of the electronic communication, received earlier that morning, from Mr. Pully.  Duff & Phelps noted that their review was limited by the substance and accuracy of such electronic communication, both on a stand-alone basis and in comparison to the substantially greater documentation available, and previously reviewed by Duff & Phelps, for the Prentice proposal.  Further, Duff & Phelps expressed its view that it would be well within the discretion of the Special Committee, when comparing the Prentice proposal and the proposed financing from Newcastle, as outlined in Mr. Pully’s electronic communication and Newcastle’s previous proposal letter, to consider certain business factors, including the status of the negotiations with vendors and banks and Prentice’s experience in the retail industry, that would be outside of the strict scope of the fairness opinion.  Duff & Phelps also expressed the view that, given the economic similarities, taken as a whole, between the Prentice proposal and the proposed financing from Newcastle, the Special Committee could consider such other business factors.  Duff & Phelps concluded its remarks regarding the electronic communication from Mr. Pull y by stating that their opinion regarding the Prentice proposal was unchanged.  Mr. Desjardins and representatives from Shaw Gussis and FTI Consulting discussed the negotiations with the vendors and the banks and noted that (i) the Vendor Term Sheet contemplated a transaction with Prentice, (ii) the vendors had expressed strong support for a transaction with Prentice and (iii) counsel for a number of critical vendors had stated in a letter dated September 25, 2005 to the Company that these critical vendors were not close to reaching any agreement with Newcastle and were not optimistic that any agreement could be reached with Newcastle.  Mr. Desjardins and representatives from Shaw Gussis and FTI Consulting also noted that the banks and trade creditors had indicated that they had a high level of comfort with Prentice as a financial partner for the Company and that the banks were extremely concerned that a transaction be entered into immediately.  It also was disclosed that Mr. Duskin had approached Mr. Levy the day before about the possibility of Mr. Levy serving as the interim CEO and that Mr. Levy had declined to discuss that possibility at that time.  The Special Committee then unanimously recommended approval of the Prentice transaction to the Board of Directors.

          Later on October 3, 2005, the Board of Directors then convened with management and representatives of Sidley, Shaw Gussis, McDermott, Duff & Phelps and FTI Consulting present.  The recommendation of the Special Committee was discussed.  Mr. Levy noted on behalf of the Special Committee that (i) the economic disparities between the two proposals were not significant, (ii) the Prentice proposal had the overwhelming support of vendors, (iii) the bank group was sending a clear message that a deal should be done now and (iv) the Prentice deal could be closed faster.  Mr. Levy also noted that the vendors and the banks had not expressed similar support for a transaction with Newcastle.

          Mr. Levy noted that the percentage of the equity of the Company to be retained by the public stockholders, assuming full exercise by the new investors of all conversion rights and warrants, would be the same (i.e., 13%) under both proposals.  Mr. Levy also noted that the Prentice proposal (i) did not require any payment of cash interest for three years whereas the Newcastle proposal required the payment of cash interest and the issuance of additional notes, increasing the Company’s debt, (ii) allowed the Company to extend the maturity of the notes for up to two additional years and (iii) had a lower interest rate than the notes in the Newcastle proposal.

          It was noted that the Newcastle proposal contemplated a combination of cash and additional notes to be paid as interest.  Mr. Pully argued that the Newcastle proposal was superior in that the aggregate amount of cash consideration to the Company from a full exercise of warrants and conversion of notes was higher in the Newcastle proposal.  Other directors noted that these differences were not significant since the new investors (with an eventual 87% ownership of the Company if all notes and warrants were exercised) would indirectly retain an 87% interest in those amounts paid.

          Mr. Duskin joined the call and made a presentation similar to the one he gave to the Special Committee.  He then left the meeting.

          Representatives of Duff & Phelps verbally presented their views of the fairness of the Prentice proposal.  They reviewed the various analyses described in the Proxy Statement under “Fairness Opinion” and opined that, as of the date of their opinion, the terms of the Prentice proposal were fair to the stockholders of Whitehall from a financial point of view.  Duff & Phelps, at the request of the Special Committee, rendered its written opinion, dated as of October 3, 2005, to both the Special Committee and the Board of Directors.

          The approach by Mr. Duskin to Mr. Levy on the previous day to potentially serve as interim chief executive officer also was disclosed.  Mr. Pully expressed surprise.

          The Board of Directors next considered the resolutions authorizing the Prentice transaction and related matters and the fourth amendment to the Credit Agreement.  Mr. Pully expressed his opposition to the resolutions.  Thereupon, the resolutions were approved with all directors voting in favor, other than Mr. Pully, who voted against them.  The Securities Purchase Agreement between the Company and the Investors (the “Securities Purchase Agreement”) (which provided for the issuance by the Company of secured convertible notes to the Investors (the “Notes”), the Bridge Term Loan Credit Agreement (the “Bridge Loan Agreement”) between the Company and certain of the Investors (together with any other lenders under such agreement from time to time, the “Lenders”), the warrants issued by the Company in connection with the Bridge Loan Agree ment (the “Warrants”), the registration rights agreement between the Company and the Investors (the “Registration Rights Agreement”), the Waiver, Consent and Fourth Amendment to the Credit Agreement and the Vendor Term Sheet were executed and delivered by the various parties that night.

          On October 26, 2005, the Special Committee received another proposal from Newcastle.  The proposal, which was subject to a number of conditions and the completion of definitive documentation, expressed Newcastle’s willingness to offer $1.10 per share in cash to acquire all the equity of the Company by merger or otherwise and cash out warrants and in-the-money options based on that price.  Under the proposal, Newcastle also would pay off the Bridge Loan under the Bridge Loan Agreement.  Newcastle indicated that it expected to obtain a commitment to either replace the Credit Agreement or obtain consents from the Company’s senior lenders.  A copy of this letter is set forth in an amendment to Newcastle’s Schedule 13D which was filed with the SEC on October 27, 2005.

          On October 27, 2005, the Special Committee responded to this Newcastle proposal by indicating that, on the advice of its financial advisors and counsel, the Board of Directors had determined that it could not conclude, from the information provided on the Newcastle proposal, that such proposal is reasonably likely to result in a “Superior Proposal” within the meaning of the Securities Purchase Agreement.  In making its determination, the Board of Directors considered the fact that the proposal did not contemplate providing sufficient liquidity to meet the Company’s needs, the contingent nature of Newcastle’s proposal, the lack of committed senior financing and the fact that Newcastle did not have an arrangement in place with the Company’s vendors.

          On November 1, 2005, the Company announced that Robert L. Baumgardner had been hired as its President and Chief Executive Officer.  Mr. Baumgardner had been introduced to the Company by Mr. Holtzman.  (Mr. Holtzman had previously been the Chairman of the Board of Little Switzerland, Inc. and Mr. Baumgardner had previously been the Chief Executive Officer and President of that company.)  Mr. Baumgardner joined the Company on November 9, 2005.  With the hiring of Mr. Baumgardner, Mr. Levy resigned as interim Chief Executive Officer.

           On November 14, 2005, the Company filed a preliminary proxy statement with the SEC relating to the Company’s solicitation of proxies for use at a special meeting of stockholders to be held no later than January 31, 2006.  At the special meeting, stockholders were to act upon (i) approval of the issuance of Common Shares pursuant to the terms of the Notes, (ii) approval of an amendment to the Company’s certificate of incorporation providing a 1-for-2 reverse stock split of the Company’s capital stock and (iii) election of persons designated by Prentice to the Company’s Board of Directors.

          On November 29, 2005, Mr. Pully effectively resigned from the Board of Directors.

          On November 29, 2005, Newcastle issued a press release and filed with the SEC a Schedule TO announcing its intention to commence a tender offer (as amended from time to time, the “Newcastle Offer”) to acquire, through JWL Acquisition Corp., a wholly owned subsidiary of Newcastle, all outstanding Common Shares.

          On November 29, 2005, Newcastle filed with the SEC a preliminary proxy statement relating to Newcastle’s solicitation of proxies in opposition to the proposals set forth in the Company’s proxy statement.

          On November 30, 2005, the Company received a letter, dated November 29, 2005, from Mr. Pully, announcing his resignation from the Company’s Board of Directors, which purported to be effective as of November 29, 2005.  Under the federal securities laws and Item 5.02(a) of Form 8-K, the Company was obligated to publish Mr. Pully’s resignation letter in its entirety, which it did in a Form 8-K filed with the SEC on December 6, 2005.  In his letter, Mr. Pully stated that he was resigning from the Board of Directors based upon, among other things, his assertion that the Board of Directors had not acted in the best interests of the Company or its stockholders.  These assertions generally related to the Company’s decision to enter into the Securities Purchase Agreement and the related process.  The Board of Directors strongly disagrees with Mr. Pully’s allegations and characterizations.  Among other things, the Board of Directors believes that it has acted, and is continuing to act, in the best interests of the Company and its constituents.  See the “Background of the Financing” section of the Company’s definitive proxy statement filed on December 27, 2005 with the SEC.

          On December 5, 2005, Newcastle filed with the SEC a Schedule TO, a Schedule 14A and a Schedule 13D/A announcing that JWL Acquisition Corp.  had commenced the Newcastle Offer.  The Newcastle Offer was subject to numerous material substantive conditions, as more fully discussed in the Company’s Solicitation/ Recommendation Statement on Schedule 14D-9 with respect to the Newcastle Offer that it filed with the SEC on December 16, 2005.

          On December 5 and 6, 2005, Prentice and Holtzman exercised the Warrants to purchase 2,792,462 Common Shares at $0.75 per share.  The Company received proceeds from the respective exercises in the aggregate of approximately $2,094,000 and the Common Shares were issued to Prentice and Holtzman.

          On December 6, 2005, the Company delivered a letter to Newcastle, advising that the Board of Directors was considering the Newcastle Offer and requesting information necessary for the Board of Directors to understand Newcastle’s conditions to the offer and to evaluate the offer.  The full text of the letter is set forth in the Company’s Schedule 14D-9 filed with the SEC on December 16, 2005.

          On December 7, 2005, the Company issued a “stop, look and listen” announcement, indicating that its Board of Directors and management were reviewing the financial and other terms of the Newcastle Offer.  A copy of this announcement was filed as an exhibit to the Company’s Form 8-K dated December 7, 2005.

          On December 8, 2005, the Board of Directors met to set the record date and meeting date for the special meeting of stockholders to consider proposals relating to the Securities Purchase Agreement.  The record date was set for December 9, 2005 and the meeting date was set for January 19, 2006.

          On the evening of December 9, 2005, Newcastle responded by letter to the Company’s letter of December 6, 2005.  The full text of the letter is set forth in the Company’s Schedule 14D-9 filed with the SEC on December 16, 2005.

          On December 13, 2005, Newcastle filed with the SEC a definitive Proxy Statement on a Schedule 14A soliciting proxies against certain of the Company’s proposals in connection with the Securities Purchase Agreement and for the election of an alternative slate of director nominees for the Board of Directors.  Newcastle indicated that its slate of directors would, if elected to the Board of Directors, take all action necessary to consummate the Newcastle Offer.  Newcastle’s proposed slate of directors consisted of Messrs. Pully and Schwartz and four other Newcastle employees.

          On December 13, 2005, the Board of Directors, along with the Company’s management and financial and legal advisors, held a telephonic meeting to review the Newcastle Offer.  The Board of Directors reviewed Newcastle’s December 9, 2005 letter in response to the Company’s questions about the Newcastle Offer and its conditions, and noted the lack of specificity in Newcastle’s responses.  Nonetheless, the Board of Directors determined to engage in negotiations with Newcastle about the terms and conditions of the Newcastle Offer and provide information about the Company to Newcastle as permitted by the Securities Purchase Agreement.  The Board of Directors recognized the uncertainties relating to the Newcastle Offer but determined to engage in focused discussions with Newcastle designed to determine, among other things, the feasibility of Newcastle satisfying the material substantive conditions to the Newcastle Offer.  The Board of Directors determined that it was in the best interests of stockholders and the Company to attempt again to obtain such information from Newcastle, as the Board of Directors previously had requested similar information in its December 7, 2005 letter to Newcastle but had not received any specific information from Newcastle.

          Following the meeting, representatives of Whitehall contacted representatives of Prentice to advise Prentice of the determinations of the Board of Directors in accordance with the terms of the Securities Purchase Agreement.  On December 14, 2005, the Company delivered to Prentice a letter confirming the conversation.

          Also at the December 13, 2005 meeting, the Board of Directors determined to postpone until December 27, 2005 the “Distribution Date” (as such term is defined in the Amended and Restated Stockholders Rights Agreement, dated as of April 28, 1999, by and between the Company and LaSalle Bank National Association, as rights agent (the “Rights Agreement”)) with respect to, and only with respect to, the pending Newcastle Offer.  The Board of Directors took this action to facilitate the focused discussions with Newcastle that it had determined to pursue.  On December 14, 2005, the Company filed a Form 8-K with the SEC, among other things, in respect of the postponement of the Distribution Date.

          On December 14, 2005, the Company notified Prentice that it intended to enter into negotiations with Newcastle and would need to furnish, as appropriate or necessary, to Newcastle non-public information in connection therewith.

          During this same period, the Company entered into an agreement with a vendor to sell approximately $3 million in inventory under terms and conditions that the Company found favorable.  This transaction was conditioned by the vendor on (i) the rejection of the Newcastle Offer by the Board of Directors and the Company’s stockholders and (ii) the consummation of the transactions with Prentice.  In addition, the Company’s management had been notified by representatives of certain of the Company’s landlords that the discussions about terms relating to lease terminations for the 77 stores being closed by the Company were contingent upon Prentice becoming the majority owner of the Company.

          On December 16, 2005, the Company filed with the SEC a Schedule 14D-9 in response to the Schedule TO filed by Newcastle on December 5, 2005.  The Board of Directors unanimously recommended that the Company stockholders reject the Newcastle Offer and not tender their Shares to Newcastle.  The Board of Directors unanimously reaffirmed its recommendation of the transactions contemplated by the Securities Purchase Agreement.  As disclosed in the Schedule 14D-9, the recommendation of the Board of Directors was based upon the fact that the Company was in, and had for some time been in, a serious financial situation and unless the Company secured financing there was substantial doubt as to whether the Company would have sufficient capital to continue to operate its business as currently conducted.  It was the view of the Board of Directors that Newcastle had not addressed these critical issues.  The Board of Directors noted that Newcastle previously had made highly conditional proposals that did not come to fruition, and that the Newcastle Offer contained a number of significant conditions.  At the time, the Board of Directors had not received any information from Newcastle to be able to determine whether the material substantive conditions to the Newcastle Offer were capable of being satisfied.  Therefore, after consideration by the Board of Directors, including review of the Newcastle Offer with the Company’s management and financial and legal advisors, the Board of Directors unanimously recommended that the Company stockholders reject the Newcastle Offer.

          Also on December 16, 2005, the Company delivered a letter to Newcastle, requesting Newcastle to execute a confidentiality agreement pursuant to Section 4(u)(ii) of the Securities Purchase Agreement.  Under this section of the Securities Purchase Agreement, in the event of a competing transaction, such as the Newcastle Offer, non-public information could be provided to the third party under certain conditions.  One of the conditions was that the other party had executed a confidentiality agreement “containing customary limitations on the use and disclosure of all non-public information furnished to such third party on its behalf, the terms of which are at least as restrictive on the third party as the terms contained” in the confidentiality agreement with Prentice.

          Also in the December 16, 2005 letter to Newcastle, the Company requested disclosure of information regarding potential financing with respect to the Newcastle Offer and other matters.  Representatives of the Company also contacted representatives of Newcastle by telephone to make such requests.

          On December 20, 2005, Newcastle responded by letter to the Company’s letter of December 16, 2005, stating that Newcastle was ready to meet with the Company and the Board of Directors to address any legitimate concerns regarding its offer.

          On December 22, 2005, LaSalle, the Company’s lead senior lender, told the Company that it had been approached by Newcastle regarding its tender offer and that it had told Newcastle that “it is not interested in extending its lending relationship with the Company if Newcastle were the principal owner.”  The lender stated that it had “serious doubts about Newcastle’s ability or willingness to consummate the tender, particularly in light of the lender’s understanding that key agreements with the Company’s vendors and landlords were contingent on Prentice providing financing to the Company as well as the absence of any evidence of Newcastle’s plan to provide sufficient working capital necessary to fund the Company until a possible merger could be consummated and beyond.”  The lender also stated that it “generally lacks comfort with Newcastle’s track record with respect to Whitehall, given that Newcastle had previously failed to follow through on prior proposals to finance the Company through a rights offering or infusing capital during its prior liquidity crisis.”

          Also on December 22, 2005, the parties’ legal advisors by telephone conference had a more specific discussion about the need for Newcastle to sign a confidentiality agreement, as well as possible modifications to the terms thereof to accommodate Newcastle’s continuing demands.

          After the close of business on Saturday, December 24, 2005, Newcastle sent an email to the Company indicating that it was delivering an executed copy of an acceptable form of the confidentiality agreement that was originally delivered to it on December 16, 2005.  (Pursuant to the terms of the Securities Purchase Agreement, the confidentiality agreement was a condition to the Company discussing non-public information with Newcastle.  Newcastle had requested such non-public information in its December 16, 2005 letter to the Board of Directors, which it maintained it required in order to provide the Board of Directors with a copy of its financing proposal or evidence of its ability to satisfy its refinancing conditions.) On December 27, 2005, representatives of the Company received the confidentiality agreement signed by Newcastle and the Company executed it on that day.

          On December 27, 2005, the Company filed its definitive Proxy Statement with the SEC as contemplated by the Securities Purchase Agreement, requesting that stockholders:  (i) approve the issuance of Common Shares pursuant to the terms of the Notes; (ii) approve an amendment to the Company’s certificate of incorporation to effect a 1-for-2 reverse stock split of the Company’s capital stock; (iii) elect two Class I directors, two Class II directors, and one Class III director; and (iv) transact any other business, if any, as may properly come before the special meeting or any adjournments thereof.  Also on December 27, 2005, the Board of Directors postponed until January 3, 2006 the “Distribution Date” under the Rights Agreement with respect to, and only with respect to, the pending Newcastle Offer.  On December 28, 2005, the Company filed a Form 8-K with the SEC in respect of the postponement of the Distribution Date.

          On December 28, 2005, representatives of the Company and its legal advisors met with Newcastle by conference call regarding the Newcastle Offer.  Newcastle responded to certain of the Company’s questions set forth in its December 16, 2005 letter about Newcastle’s ability to finance the required refinancing and otherwise consummate the transaction, but Newcastle did not provide any written confirmation of that information.  Nonetheless, based upon Newcastle’s responses, the Company determined that certain non-public information would be provided, as Newcastle had requested, in order to facilitate Newcastle’s financing efforts.  Thereafter, voluminous non-public financial and other information was provided to Newcastle when requested.

          On December 29, 2005, the Company informed Prentice and its affiliates that, in accordance with its December 14, 2005 notice, it was beginning to furnish financial information to Newcastle to facilitate Newcastle’s interest in acquiring the Company.

          On December 30, 2005, representatives of the Company and its legal advisors held another conference call with Newcastle to discuss the Newcastle Offer.  The Company representatives reiterated that, due to the timing constraints presented under the terms of the Securities Purchase Agreement, the Bridge Loan and the Credit Agreement, as well as the positions of the Company’s lenders and vendors, it was imperative to receive the required information as soon as practicable to determine the likelihood that the Newcastle Offer would be consummated.  The Company representatives requested that Newcastle deliver a written firm commitment letter for the refinancing, as described previously.  The Company representatives again noted that Newcastle would have to have the funds available to assume or replace the Bridge Loan.  The parties discussed that such documentation and financing would have to be placed in escrow before the Board of Directors could determine that the transaction constituted a “Superior Proposal” under the Securities Purchase Agreement and, therefore, provide notice to Prentice that it had received a “Superior Proposal.”  The parties also discussed the conditionality of the Newcastle Offer, particularly when compared to the relatively limited conditions under the Securities Purchase Agreement, and the need for Newcastle to agree to acquire all of the Common Shares.  Newcastle and its representatives agreed to prepare and provide the Company with drafts of a merger agreement, bridge loan and other relevant documentation.  Company representatives stated that Newcastle had until January 4, 2006 to respond to the concerns of the Company.  Significant additional non-public information was provided to Newcastle when requested.

          On or about December 30, 2005, the terms of the Vendor Term Sheet that were subject to and conditioned upon the execution of definitive documentation among the parties, were further detailed and incorporated into a trade vendor extension agreement, which the Company distributed to suppliers holding trade debt for execution (not less than 90% of the Company’s trade debt was required to execute the trade vendor extension agreement, in order for such agreement to become effective and supersede the Vendor Term Sheet).

          On January 3, 2006, the Board of Directors postponed the “Distribution Date” under the Rights Agreement until (i) the Close of Business (as such term is defined in the Rights Agreement) on the date that is one business day prior to any publicly announced expiration date of the Newcastle Offer or (ii) such other time as the Board of Directors, or any duly authorized committee thereof, shall designate.  On January 5, 2006, the Company filed a Form 8-K with the SEC in respect of the postponement of the Distribution Date.

          On the morning of January 4, 2006, Newcastle issued a press release announcing its intention to amend the terms of its original tender offer.  Late on January 4, 2006, Newcastle filed an amendment to the Newcastle Schedule TO, detailing the modifications to the Newcastle Offer as initially disclosed in its press release.  Neither of these documents provided the assurances requested by the Company during its prior discussions with Newcastle, including any specific details about, or firm commitments for, its financing of the Newcastle Offer.

          Late in the afternoon on January 4, 2006, Newcastle provided Company representatives with a copy of an unsigned proposal letter from a lender, which Newcastle assured the Company would be approved and signed by the lender the next day.  The proposal letter related to a $140 million credit facility, which financing was subject to approval; financial and other due diligence; structuring and negotiation of definitive terms and documents; approval of the lender’s credit committee; no material adverse change; and Newcastle providing a minimum of $55 million in equity to fund the acquisition, plus additional equity or junior capital to provide a minimum of $35 million in availability at closing.

          On January 5, 2006, Newcastle filed a complaint with the United States District Court for the Southern District of New York against the Company, Prentice and Holtzman, as disclosed in Newcastle’s Amendment No. 5 to its Schedule TO.  In general, the complaint alleged that the Company, Prentice and Holtzman had engaged in a series of violations of the federal securities laws, including violations of tender offer rules and regulations.  (The complaint was amended on January 31, 2006.  The amended complaint withdrew all allegations against the Company except an allegation that the proposed voting requirements of a simple majority under the reverse stock split was inconsistent with the Company’s charter.  On February 24, 2006, the parties to the litigation held a conference with the court, at which time counsel for all parties in the litigation acknowledged that the claims against Whitehall were moot, and counsel for Newcastle and the Company agreed and consented to dismissal of the amended complaint as to the Company.  Holtzman and Prentice did not object to the dismissal.  On March 17, 2006, the court signed an order dismissing the matter as to Whitehall without prejudice.)

          On the evening of January 5, 2006, the Board of Directors met to consider its recommendation with respect to the revised Newcastle Offer.

          On the morning of January 6, 2006, Newcastle sent the Company’s representatives a letter it had delivered to the court requesting that the court allow expedited discovery.

          On January 6, 2006, the Board of Directors and its legal and financial advisors met by teleconference to consider its recommendation with respect to the Newcastle Offer.  Shortly before that meeting, Newcastle’s legal advisor emailed to the Company’s legal advisors a draft of a proposed merger agreement.  Later that day, Newcastle delivered a draft of a credit agreement.

          In the Company’s Schedule 14D-9/A filed with the SEC on January 6, 2006, the Company’s Board of Directors recommended that the Company’s stockholders reject the Newcastle Offer in its then-current form and not tender their Shares in the Newcastle Offer.  The Company also reaffirmed its recommendation of the Prentice transaction.  Subsequently, the Company announced on January 9, 2006 that it had learned of the unwillingness of Newcastle’s proposed lender to replace the Credit Agreement, thereby adding to the view of the Board of Directors that Newcastle was not capable of closing its proposed transaction.  The full text of this press release is set forth in the Company’s Form 8-K filed with the SEC on January 10, 2006.

          In a January 9, 2006, letter to Newcastle, the Company highlighted a number of issues raised by the Newcastle Offer:  (i) Newcastle’s condition that the senior credit facility be refinanced; (ii) Newcastle’s failure to provide information about funding for the refinancing of the $30 million Bridge Loan; (iii) Newcastle’s failure to detail its plans with respect to the vendors and with respect to required working capital; and (iv) Newcastle’s failure to commit to an escrow during the ten business day “match” period under the exclusivity provisions of the Securities Purchase Agreement.  The full text of the letter is set forth in the Company’s Schedule 14D-9/A filed with the SEC on January 9, 2006.

          In response to the Company’s objections, on January 10, 2006, Newcastle publicly announced that it had removed its financing contingency from the Newcastle Offer and was willing to do a “cash on hand” offer.  The full text of the press release is set forth in Newcastle’s Schedule TO/A filed with the SEC on January 13, 2006.

          The Board of Directors responded to Newcastle with a January 11, 2006 letter that again requested evidence of Newcastle’s financial wherewithal, as well as a reduction of conditions that could cast any doubt on the transaction’s ability to timely close.  The full text of the letter is set forth in the Company’s Form 8-K filed with the SEC on January 11, 2006.

          On January 13, 2006, Newcastle sent a letter reasserting its willingness and ability to negotiate a merger and loan agreement.  Later the same day, it sent the Company a draft merger agreement.

          On January 15, 2006, the Board of Directors, along with the Company’s advisors, held a telephonic meeting to review the status of the Newcastle proposal and its options with respect to the upcoming stockholders meeting.  That same day, the Company’s legal counsel provided Newcastle with a mark-up to the draft merger agreement sent by Newcastle on January 13, 2006.  At that time, a number of substantive documents relating to the financing had not been delivered by Newcastle and the Company did not have a binding commitment from Newcastle with respect to its financing proposal.

          On January 17, 2006, the Company furnished to Newcastle additional non-public financial information.  The Company also provided copies of this information to Prentice.  On or around January 17, 2006, Prentice advised the Company that it was interested in discussing the possibility of making a tender offer at an unspecified price in conjunction with the existing Prentice transaction.  The Board of Directors and its advisors held a telephonic meeting on January 17, 2006 and discussed the status of the Company’s discussions with Newcastle and Prentice.  The Board of Directors determined that the stockholder meeting scheduled for January 19, 2006 should be delayed to allow time for (i) Prentice to make a bid, (ii) the Company to continue negotiations with Newcastle and (iii) the stockholders to have sufficient time before the stockholder vote to become informed of the decision of the Board of Directors regarding either a revised Prentice transaction or the Newcastle proposal.  On or about January 17, 2006, Prentice discontinued the discussions referred to above regarding such possible modifications to the existing Prentice transaction.  Subsequently, the Company consulted with Newcastle and Prentice regarding delaying the special meeting, and both Newcastle and Prentice did not object.  On January 17, 2006, the Company entered into agreements with each of Prentice and Newcastle to postpone the stockholder meeting until January 25, 2006.

          The Board of Directors and its legal and financial advisors again met telephonically on January 18, 2006 to discuss the Company’s position with the banks, which had imposed a $5 million discretionary reserve on the Company effective on January 18, 2006.  The discretionary reserve had the effect of reducing borrowing availability under the Credit Agreement.  That same day, the Company publicly announced that the January 19, 2006 special meeting would be postponed until January 25, 2006.  The full text of the press release is set forth in the Company’s Form 8-K filed with the SEC on January 18, 2006.

          The Board of Directors and its legal and financial advisors again met telephonically on January 19, 2006.  Management of the Company reported on discussions with the banks, which had expressed concern that the  proposals and other matters to be presented at the stockholder meeting in connection with the Prentice transaction would be defeated and that the Company would be forced into bankruptcy.  In addition, on January 19, 2006, the banks notified the Company that they were imposing a second $5 million discretionary reserve effective on January 24, 2006, which would have the effect of further reducing borrowing availability under the Credit Agreement.  At the meeting, the Company’s legal counsel outlined the options facing the Company.  After considering the Company’s options and its concerns regarding Newcastle’s ability to close the transaction, the Board of Directors confirmed its support of the Prentice transaction in the face of the possibility of an immediate bankruptcy filing after the stockholder meeting.

          On January 20, 2006, the Company issued a press release disclosing the reserves imposed by the banks.  The press release indicated that, if the Company’s proposals to consummate the Prentice transaction were not approved at the January 25 stockholders meeting, it was highly likely that the Company would be forced to file a bankruptcy petition, which could substantially reduce or eliminate value to stockholders.  The press release also highlighted a number of significant remaining issues relating to the Newcastle proposal.  The full text of the press release is set forth in the Company’s Form 8-K filed with the SEC on January 20, 2006.

          On January 20, 2006, Newcastle issued a press release announcing its willingness to proceed with negotiations.  The full text of the press release is set forth in Newcastle’s Schedule TO/A filed with the SEC on January 20, 2006.  The Board of Directors and its legal and financial advisors met telephonically later that day.  At the Board of Directors meeting, the Company was informed by its legal counsel that it expected drafts of a new Newcastle proposal and accompanying agreements later that day.  The Company received draft documents relating to a Newcastle proposal, and throughout the weekend representatives of Newcastle and the Company discussed the possible terms of a proposed merger agreement, credit agreement and segregated account agreement.

          From January 21 to January 23, 2006, the Board of Directors and its legal and financial advisors met telephonically a number of times to discuss the status of negotiations with Newcastle.  On January 23, 2006, the Board of Directors was advised by Duff & Phelps that the Newcastle transaction would constitute a “Superior Proposal,” which was defined under the Securities Purchase Agreement as a transaction that was both more favorable from a financial point of view to the Company, its stockholders and creditors, taken as a whole, than the terms of the Securities Purchase Agreement and also reasonably capable of being consummated.  The parties continued to negotiate key terms of Newcastle’s proposal and the disclosure schedules during this period.

          On January 24, 2006, Newcastle delivered to the Company an irrevocable offer to acquire the Company at $1.50 per share, together with a merger agreement, credit agreement and segregated account agreement, each fully executed and delivered by Newcastle.  This binding proposal from Newcastle included the terms of the Newcastle Offer and merger for the acquisition, and related binding agreements pursuant to which Newcastle funded and was obligated to hold separate approximately $150 million required in connection with the proposed acquisition, the pay-off of the Company’s senior credit facility, the refinancing of the Bridge Loan under the Bridge Loan Agreement and the payment of certain fees and penalties.  Newcastle’s binding proposal was conditioned on delivery by the Company of final, updated disclosure schedules, such that the binding proposal could be revoked only if changes to the disclosure schedules amounted to a material adverse change or if specific disclosure schedules with respect to liabilities, litigation and indebtedness were not true and correct in all material respects as of January 24, 2006.

          At a telephonic meeting held on January 24, 2006, the Board of Directors unanimously determined after consultation with the Company’s financial and legal advisors in accordance with the Securities Purchase Agreement that the Newcastle transaction constituted a “Superior Proposal”.  Based upon this determination, the Board of Directors withdrew its previous support and recommendation of the Prentice transaction.  Under the Securities Purchase Agreement, Prentice had the opportunity for ten business days to counter-offer with a revised proposal.  The Board of Directors also decided to postpone the special meeting of the stockholders from January 25, 2006 until February 6, 2006.

          Later that day, the Company issued a press release announcing that the Company had received a binding proposal from Newcastle to acquire the Company’s capital stock for $1.50 per share in cash and that the Board of Directors had determined that the Newcastle proposal constituted a “Superior Proposal”.  The Company also announced the postponement of the stockholders meeting.  That same day the Company also delivered to Prentice the Newcastle documents as required by the Securities Purchase Agreement.

          On January 25, 2006, the Company and Newcastle entered into another agreement with respect to the postponement of the special meeting of the stockholders in accordance with the terms of Newcastle’s binding proposal.

          During the following days, both Newcastle and Prentice were provided additional non-public information concerning the Company’s finances.  On January 27, 2006, the Company provided Newcastle with an updated disclosure schedule, as contemplated under Newcastle’s binding proposal.

          On January 27, 2006, Prentice provided to the Company a draft term sheet for discussion purposes, proposing an amendment to the Securities Purchase Agreement pursuant to which it would conduct a tender offer for any and all Common Shares at $1.60 per share and the Company would issue convertible notes that would, upon conversion, result in the issuance of Common Shares such that Prentice and Holtzman would beneficially own 87% of the Common Shares upon conversion.  The proposal did not include a second step merger.  The Board of Directors discussed this proposal, and Duff & Phelps expressed the view that the Newcastle proposal would still constitute a “Superior Proposal” under the Securities Purchase Agreement relative to this revised Prentice proposal.

          After the Company informed Prentice that the Board of Directors still considered the Newcastle binding proposal to be a “Superior Proposal”, on January 28, 2006, legal counsel for Prentice provided the Company with a draft merger agreement and a draft amended and restated term loan credit agreement.  These drafts were based on the agreements included in Newcastle’s binding proposal, and contemplated the acquisition of all Shares by means of a tender offer and a second-step merger.  However, the Prentice proposal had certain provisions that differed from the Newcastle binding proposal, including different break-up fee and exclusivity provisions.

          The Board of Directors and its legal and financial advisors met telephonically on January 30, 2006 to discuss the draft documents from Prentice, and the different terms that Prentice requested in connection with its proposal.  The Board of Directors resisted Prentice’s proposal for greater break-up fees and continued negotiations with Prentice concerning this provision and other key terms.

          On January 30, 2006, Newcastle filed an amendment to its Schedule TO with a press release announcing the extension of the expiration date of the Newcastle Offer until February 3, 2006.  On January 30 and 31, 2006, both Prentice and Newcastle were provided additional non-public information concerning the Company’s finances.

          During this period, the Company’s liquidity situation continued to deteriorate as a result of the insufficient funding of the Company’s working capital needs due to the reserves imposed by the banks.  Payments to landlords and vendors were deferred, to be made on a discretionary basis until the Company received the funding it needed to make these payments.  As a result, many vendors had stopped shipping inventory to the Company or reduced dramatically the size of the orders they were willing to ship.  In addition, it grew increasingly possible that other vendors also would refuse to ship or limit shipments.  The developments were beginning to have an impact on product availability for sale during the upcoming Valentine’s Day holiday and, accordingly, would have an impact on the Company’s revenues and profits.

          On January 31, 2006, the Company provided Newcastle with additional updated disclosure schedules, as contemplated under Newcastle’s binding proposal.  Also on January 31, 2006, senior management of the Company accompanied representatives of Newcastle to meet with the Company’s vendors, together with the parties’ respective legal counsel.

          On the evening of January 31, 2006, the Company received a letter from Newcastle’s legal counsel, noting that Newcastle was aware the Company was in negotiations with Prentice for a superior proposal.  In the letter, Newcastle’s counsel requested on behalf of Newcastle that Newcastle have the “opportunity to understand the Prentice proposal and consider whether to modify the Newcastle [binding proposal] in light of such subsequent Prentice offer prior to the Company taking any action with respect to such subsequent proposal.”  The Board of Directors and its legal and financial advisors met telephonically later that day to discuss the negotiations with Prentice for a revised proposal and to consider the developments, including the vendor meeting and the letter from Newcastle’s counsel.

          At the same meeting, the Board of Directors considered a number of options, including the possibility of conducting an auction in which Prentice and Newcastle would be given one day to make their best offers.  The Board of Directors determined that such an auction could be conducted only if (i) Newcastle confirmed in writing that its January 24 proposal remained irrevocable (after Newcastle’s receipt of updated disclosure schedules and disclosure of the fact and effects of the Company’s deteriorating liquidity situation), to ensure it was still a binding offer reasonably capable of being consummated, (ii) the Company’s banks agreed to the proposed approach and (iii) the Company determined to terminate the Securities Purchase Agreement, which it would only do if the previously discussed conditions were met.  The potential approach was also conditioned upon a willingness by both Prentice and Newcastle to participate.  Duff & Phelps advised that if Newcastle did not agree to the auction, the Company should accept the Prentice proposal as currently contemplated and that if Prentice were to withdraw its proposal, the Company should execute the Newcastle proposal.  The Board of Directors decided to proceed with trying to satisfy these conditions to determine whether it would be feasible to conduct such an auction.

          On the evening of January 31, 2006, representatives of the Company and its legal advisors telephoned Newcastle’s counsel to disclose the Company’s deteriorating liquidity situation and to request written confirmation from Newcastle that it waived, and did not intend to revoke its binding proposal based on, any material adverse change or other issues relating to the deterioration of the business and the updated disclosure schedules delivered since January 24, 2006.  Newcastle’s counsel committed to discuss the matter with Newcastle.

          On the morning of February 1, 2006, representatives of the Company and its legal advisors again contacted Newcastle’s counsel to provide further details about the Company’s financial condition and to request written confirmation that Newcastle did not intend to revoke its binding proposal based on any material adverse change or other issues relating to the business and updated disclosure schedules.  Newcastle’s counsel indicated that Newcastle would provide the requested written confirmation only if the Company simultaneously accepted the Newcastle proposal and executed the Newcastle transaction documents.

          On February 1, 2006 Whitehall was in default under the Credit Agreement and Bridge Loan Agreement.  Later that morning, representatives of the banks held a conference call with senior management and a representative of the Board of Directors.  The Company representatives discussed the status of negotiations with Prentice, the communications with Newcastle and the possible auction approach with Newcastle and Prentice.  During the call, the banks emphasized the need for the Company to obtain the $20 million additional funding (that had been expected by January 31, 2006 under the original Prentice transaction) by Friday morning, February 3, 2006.

          Subsequently, Prentice agreed to modify its proposed break-up fees to address the concerns of the Board of Directors.  In a consent dated February 1, 2006, Whitehall’s senior lenders agreed to waive the defaults and consented to the terms of a revised Prentice transaction, the extension of the Bridge Loan maturity date to 2009 and the making of the additional $20 million loan as contemplated by the revised Prentice transaction.  The senior lenders also agreed to reinstate $10 million in availability under the credit facility.

          That afternoon, Newcastle’s counsel sent an e-mail to the Company’s legal advisor confirming that Newcastle’s position, that Newcastle would confirm that its January 24 proposal remained irrevocable only if the Company simultaneously accepted and executed the Newcastle transaction documents, had not changed.  The e-mail also repeated Newcastle’s request that Newcastle be given an “opportunity to understand any Prentice counter-proposal and consider whether to modify the Newcastle proposal in light of such subsequent Prentice counter-proposal.”

          The Board of Directors and its financial and legal advisors again met telephonically on February 1, 2006 to discuss the final terms of the revised Prentice transaction documents.  The Board of Directors was briefed on the developments since the prior meeting, including the discussions with Newcastle’s counsel and the senior lenders, and the fact that as a result the Company was not in a position to proceed with the proposed auction approach under the terms of the previous decision of the Board of Directors.  The Board of Directors was briefed on the communications with Newcastle’s counsel, including the e-mail received from Newcastle’s counsel that afternoon stating that Newcastle would confirm that its January 24 proposal remained irrevocable only if the Company simultaneously accepted and executed the Newcastle transaction documents and requesting an opportunity to understand any Prentice counter-proposal and consider whether to modify the Newcastle proposal in light of such counter-proposal.  The Board of Directors noted that Newcastle’s position on the written confirmation was inconsistent with the prior determination of the Board of Directors regarding the proposed auction approach and created uncertainty as to whether the Company could enforce Newcastle’s “binding” proposal.  Duff & Phelps delivered its oral opinions that the proposed Prentice transaction was fair to the stockholders of the Company, other than the Investors or their respective affiliates, from a financial point of view, without giving effect to any impacts of the proposed transaction on any particular stockholder other than in its capacity as a stockholder, and that the revised Prentice transaction was more favorable, from a financial point of view, to the Company, its stockholders and creditors, taken as a whole, than the Newcastle binding proposal.  The Board of Directors concluded that the January 24 Newcastle binding proposal no longer constituted a “Superior Proposal” (as defined in the Securities Purchase Agreement) relative to the revised Prentice transaction.  The Board of Directors determined that the terms of the Offer and the Merger Agreement were fair, substantively and procedurally, to and in the best interests of the Company and its unaffiliated stockholders, and the Company’s stockholders as a whole.  The Board of Directors unanimously determined to recommend that the stockholders of the Company vote for the adoption of the Merger Agreement. The Board of Directors considered resolutions authorizing the revised Prentice transaction and related matters.  The resolutions were approved with all directors voting in favor.

          The parties reached agreement on the terms of the definitive Merger Agreement and an Amended and Restated  Term Loan Credit Agreement between the Company, the lending institutions from time to time a party thereto and PWJ Lending (“Amended and Restated Term Loan Agreement”) on the evening of February 1, 2006.

          On the morning of February 2, 2006, the Company issued a press release announcing the execution of the agreements and that the Newcastle January 24 proposal was no longer a “Superior Proposal.”  Prentice funded $20 million to the Company and the bank consent became effective.  In accordance with the requirements of the Merger Agreement, the special meeting of stockholders scheduled for February 6, 2006 was cancelled.  The Company also filed a Form 8-K on February 3, 2006, disclosing these matters and attaching the Prentice agreements.

          On February 3, 2006, Newcastle filed an amendment to its Schedule TO with a press release announcing the extension of the expiration date of the Newcastle Offer until February 17, 2006.

          On February 8, 2006, Purchaser, the Investors and certain of their respective affiliates filed a Schedule TO commencing the Offer.  On February 13, 2006, the Company filed a Schedule 14D-9 with the SEC in response to the Schedule TO, in which the Board of Directors of the Company unanimously recommended that the stockholders of the Company tender their Common Shares pursuant to the Offer.

          On February 16, 2006, the staff of the SEC sent the Company a letter providing comments on the Company’s Schedule 14D-9.  The letter requested, among other things, that the Company file a Schedule 13E-3 to disclose information required by Rule 13e-3, or amend Schedule 14D-9 to include this information.  On February 17, 2006, the staff of the SEC sent Purchaser a letter providing comments on the Schedule TO.

          On February 21, 2006,  Newcastle Partners, L.P. announced that it had extended its previously announced tender offer for all of the common stock of the Company to 5:00 p.m. New York City time on February 27, 2006.  As of February 17, 2006, a total of 905,339 Common Shares, or approximately 5.4% of the outstanding Common Shares, had been tendered and not withdrawn pursuant to the Newcastle Offer.

          On February 22, 2006, Purchaser, the Investors and certain of their respective affiliates filed Amendment No. 1 to their Schedule TO, addressing the comments raised by the staff of the SEC in its comment letter.  On February 28, 2006, the Company filed a Schedule 13E-3 and Amendment No. 1 to its Schedule 14D-9, addressing the comments raised by the staff of the SEC in its comment letter.

          On March 1, 2006, Newcastle Partners, L.P. announced that it had determined not to pursue a transaction with the Company.  Newcastle also announced that its $1.50 per share tender offer for all of the outstanding Common Shares terminated on Monday, February 27, 2006, and that no Common Shares were purchased by Newcastle pursuant to its tender offer.

          On March 2, 2006, the staff of the SEC sent a letter to Purchaser providing comments on the Schedule TO and a letter to the Company providing comments on the Schedule 14D-9 and the Schedule 13E-3.  On March 6, 2006, Purchaser, the Investors and certain of their respective affiliates filed Amendment No. 2 to their Schedule TO, addressing the comments raised by the staff of the SEC in its comment letter.  On March 7, 2006, the Company filed Amendment No. 2 to its Schedule 14D-9 and Amendment No. 1 to its Schedule 13E-3 with the SEC, addressing the comments raised by the staff of the SEC in its comment letter.  On the evening of March 8, 2006, the Company filed Amendment No. 2 to its Schedule 13E-3, addressing comments raised by the staff of the SEC in a telephone call to the Company’s counsel.

          On March 9, 2006, the tender offer expired at 5:00 p.m., New York City time.  Based on information provided by Continental, a total of 8,200,396 Common Shares, representing approximately 49.0% of the outstanding common stock of the Company, were validly tendered prior to the expiration of the offer and not withdrawn as of 5:00 p.m. on March 9, 2006.  All such Shares were accepted for purchase.  Prentice also announced that it would provide a subsequent offering period of five business days, expiring at 5:00 p.m., New York City time, on Thursday, March 16, 2006, unless extended.  During the subsequent offering period, holders of Common Shares that were not previously tendered in the offer could tender their Shares in exchange for $1.60 net per share in cash, without interest on the same terms that applied prior to the initial expiration of the Offer.  In connection with the announcement, the Company filed with the SEC Amendment No. 3 to Schedule 14D-9 and Amendment No. 3 to the Schedule 13E-3, and Purchaser, the Investors and certain of their respective affiliates filed Amendment No. 3 to the Schedule TO.

          Effective as of March 15, 2006, Robert L. Baumgardner, the Company’s CEO, Edward Dayoob, Jonathan Duskin, Seymour Holtzman and Charles G. Phillips were appointed to the Board of Directors to serve, together with the remaining four independent directors until the consummation of the Merger, in accordance with the Merger Agreement.  This change in a majority of the Board of Directors was previously disclosed as set forth in the Information Statement pursuant to Section 14(f) of the Exchange Act, which was mailed to each stockholder as part of the Company’s Solicitation/Recommendation Statement on Schedule 14D-9, filed with the SEC on February 13, 2006.

          On March 16, 2006, the subsequent offering period expired.  Based on information provided by Continental, approximately 8,432,249 Common Shares were validly tendered in the Offer, including the subsequent offering period.  The following directors and executive officers of the Company tendered Common Shares in the Offer: (i) Mr. Berkowitz (10,761); (ii) Mr. Desjardins (226,317); (iii) Robert W. Evans (167); (iv) Mr. Levy (2,834); (v) Debbie Nicodemus-Volker (13,633); (vi) Matthew M. Patinkin (509,734); (vii) Norman J. Patinkin (37,433); and (viii) Mr. Shkolnik (17,849).   The tendered

Common Shares, together with the Common Shares already beneficially owned by Purchaser and its affiliates, represented approximately 75.8% of the outstanding Common Shares and approximately the same percentage of the voting power of the Common Shares and Class B Shares.  In connection with the expiration of the subsequent offering period, the Company filed with the SEC Amendment No. 4 to Schedule 14D-9 and Amendment No. 4 to the Schedule 13E-3, and Purchaser, the Investors and certain of their respective affiliates filed Amendment No. 4 to the Schedule TO.

          On March 27, 2006, PricewaterhouseCoopers LLP (“PWC”), the independent registered public accounting firm for the Company, informed the Company and the Audit Committee of the Company’s Board of Directors that it was resigning upon the completion of PWC’s audit procedures regarding the financial statements of the Company as of and for the fiscal year ended January 31, 2006 and the Annual Report on Form 10-K in which such financial statements were to be included.  Additional disclosure was filed with the SEC on a Form 8-K on March 31, 2006.

          On April 14, 2006, Mr. Levy notified the Company that he was resigning from the Board of Directors effective May 1, 2006.  Disclosure of Mr. Levy’s resignation was filed with the SEC on a Form 8-K on April 20, 2006.

          On April 17, 2006, the Company filed with the SEC its Annual Report on Form 10-K.  On this same date, PWC’s tenure as the independent registered public accounting firm for the Company ended, as disclosed on a Form 8-K/A filed with the SEC on April 21, 2006.

          On April 20, 2006, the Company filed its preliminary proxy statement on Schedule 14A with the SEC, as contemplated by the Merger Agreement, relating to a special meeting at which the Company’s stockholders will: (i) consider and vote upon a proposal to adopt the Merger Agreement and (ii) transact such other business as may properly come before the special meeting or any adjournments or postponements thereof.

Recommendation of the Board of Directors

          At a meeting held on February 1, 2006, the Board of Directors, by a unanimous vote of all of the Company’s Directors, (a) approved the Merger Agreement and the Amended and Restated Term Loan Agreement as contemplated by the Merger Agreement, including the Offer and the Merger, and declared that they were advisable and (b)  determined that the terms of the Offer and the Merger Agreement were fair, substantively and procedurally, to and in the best interests of the Company and its unaffiliated stockholders, and the Company’s stockholders as a whole.  The Board of Directors also unanimously recommended that the stockholders of the Company accept the Offer and tender their Common Shares pursuant to the Offer and that the stockholders of the Company adopt the Merger Agreement.

Reasons for the Board of Directors’ Recommendation; Factors Considered

          On February 1, 2006, after careful consideration by the Board of Directors, including a review of the Offer and Merger Agreement with the Company’s management and financial and legal advisors, the Board of Directors determined that the terms of the Offer and the Merger Agreement were fair, substantively and procedurally, to and in the best interests of the Company and its unaffiliated stockholders, and the Company’s stockholders as a whole.  The Board of Directors unanimously determined to recommend that the stockholders of the Company vote for the adoption of the Merger Agreement.

          In making the determinations and recommendation set forth above, the Board of Directors considered a number of factors, including, without limitation, the following:

•

the amount and form of consideration to be received by the Company’s stockholders in the Offer and the Merger, including that it is a greater price per share than the Newcastle binding proposal and the Newcastle Offer;

•

the fact that the tender offer price of $1.60 per Common Share (the “Offer Price”) represented and the Merger Consideration represents a premium over the prices at which the Common Shares traded prior to the negotiation and execution of the Merger Agreement contributed to the Board of Directors’ decision to recommend the Offer and the Merger, since the trading prices of the Common Shares have been depressed since September 2005.  (For example, (i) the Offer Price represented and the Merger Consideration represents a premium of approximately 82% over the $0.88 last reported sales price per Common Share reported on the Pink Sheets on November 28, 2005, the last trading day before Newcastle’s announcement of its intention to commence the Newcastle Offer, (ii) the Offer Price represented and the Merger Consideration represents a premium of approximately 10% over the $1.45 last reported sales price per Common Share reported on the Pink Sheets on February 1, 2006, the last trading day before the announcement of execution of the

Merger Agreement, and (iii) the low closing price since September 1, 2005 was $0.79 on October 26, 2005 and the high closing price since September 1, 2005 was $2.08 on September 29, 2005.);

•

the business and financial prospects of the Company as an independent company, and the risks and uncertainties associated with the Company’s financial position, which led the Board of Directors to conclude that it was necessary for the Company to enter a transaction involving a significant amount of financing promptly in order to prevent a further and potentially irreversible loss in the value of the Company;

•

the terms of the Merger Agreement and the Amended and Restated Term Loan Agreement, including the parties’ representations, warranties and covenants and the conditions to their respective obligations, and the Board of Directors’ view of the likelihood that the proposed acquisition would be consummated, in light of the fact that the Offer and Merger are not subject to any financing contingencies or other material substantive contingencies;

•	the terms of the Merger Agreement and the Amended and Restated Term Loan Agreement were the product of arm’s length negotiations among the parties;

•

the written opinions of Duff & Phelps dated February 1, 2006, to the effect that, as of such date, and based upon and subject to certain matters stated in such opinions, (i) the revised Prentice transaction was fair to the Company’s stockholders (other than the Investors or their respective affiliates) from a financial point of view, without giving effect to any impacts of the revised Prentice transaction on any particular stockholder other than in its capacity as a stockholder (the “Prentice Fairness Opinion”), and (ii) the revised Prentice transaction was more favorable, from a financial point of view, to the Company, its stockholders and creditors, taken as a whole, than the Newcastle binding proposal (as such opinion was amended and restated in connection with Schedule 14D-9 Amendment No. 1, the “Prentice Superior Proposal Opinion” and collectively with the Prentice Fairness Opinion, the “Duff & Phelps Opinions”), and the presentations made by Duff & Phelps to the Board of Directors relating to the financial analysis performed by Duff & Phelps in connection with such opinions, including the fact that the consideration to be received by the Company’s stockholders in the Offer and the Merger was within the range of going concern values as indicated by the discounted cash flow analysis and other analyses performed by Duff & Phelps.  (The full text of each of the written opinions of Duff & Phelps, dated February 1, 2006, which set forth the assumptions made, matters considered and limitations on the review undertaken by Duff & Phelps, are attached as Annexes D and E hereto and are incorporated herein by reference.  The fairness opinion of Duff & Phelps was limited to the fairness to the Company’s stockholders (other than the Investors or their respective affiliates) from a financial point of view, without giving effect to any impacts of the revised Prentice transaction on any particular stockholder other than in its capacity as a stockholder, and does not constitute a recommendation as to how any stockholder should vote or act with respect to any matters relating to the revised Prentice transaction, or whether to proceed with the revised Prentice transaction or any related transaction, nor does it indicate that the consideration paid is the best possible attainable under any circumstances.  Holders of Shares are urged to read such opinion carefully in its entirety.);

•

that the Company’s liquidity situation had continued to deteriorate as a result of the banks not providing sufficient funding to the Company for working capital needs, as more fully described above, which led the Board of Directors to conclude that it was necessary for the Company to enter a transaction involving a significant amount of financing promptly in order to provide sufficient liquidity for the Company to conduct its operations;

•

that on February 1, 2006, the Company was in default under the Credit Agreement and that in connection with the Merger Agreement and the Amended and Restated Term Loan Agreement the banks had agreed to waive the defaults and lift the reserves placed on funding;

•

that it was necessary for the Company to enter into the Merger Agreement and the Amended and Restated Term Loan Agreement, or another transaction involving a significant amount of financing, promptly in order to prevent a further and potentially irreversible loss in the value of the Company; and

•

that, based on the Company’s projections and the increased cash resources to be made available as a result of the additional $20 million loan under the proposed Amended and Restated Term Loan Agreement, the extension of the maturity under this agreement for three years and the lifting of the $10 million discretionary reserve previously imposed by the Company’s senior lenders, the Company would likely have sufficient liquidity, including cash flows from its operations, to conduct its operations.

          The foregoing discussion of the material factors considered by the Board of Directors is not intended to be exhaustive.  In view of the variety of factors considered in connection with it evaluation of the Offer, the Board of Directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the factors summarized above in reaching its recommendation.  All of the factors listed above supported the Board of Directors’ determination that the Offer and the Merger are substantively fair to and in the best  interests of the Company and its unaffiliated stockholders, and the Company’s stockholders, as a whole, and its determination to recommend  that the Company’s stockholders accept the Offer and tender their Shares in the Offer.  The Board of Directors’ determination that the Offer and the Merger are procedurally fair was supported by (i) the arm’s length  negotiations among the parties, (ii) the written opinions and analysis of Duff & Phelps and (iii) the fact that none of the directors of the Company are employees of the Company or affiliates of Prentice, Holtzman or Newcastle.

          The belief of the Board of Directors that the transaction is fair to unaffiliated stockholders was not based upon net book value or liquidation value.  Duff & Phelps’ analysis did not rely upon net book value, as book values generally represent historical asset and liability values.  These values can differ significantly from market value.  In addition, book value does not fully and accurately reflect the value of a company’s intangible assets.  Duff & Phelps maintained that market value was the relevant standard of value because market value reflects the value a stockholder can be expected to receive in exchange for an ownership interest in the Company.  Further, Duff & Phelps valued the Company using a “going concern” assumption (in contrast to a liquidation assumption).  Duff & Phelps believes this assumption was supported by a number of factors, including (i) the operational results of the Company (e.g., the Company was anticipated to generate positive EBITDA (earnings before interest, taxes, depreciation and amortization) by fiscal year 2006); (ii) the continuing support of the bank group; and (iii) the willingness of (at least) two investors to put new money into the Company.  In addition, under a liquidation scenario, it was probable that the stockholders of the Company would have received no value because the inventory and accounts receivable (the Company’s most liquid assets) would be of insufficient market value to fully satisfy the Company’s liabilities.  The Board of Directors did not formally adopt the going concern analysis of Duff & Phelps and the Board of Directors did not conduct its own going concern analysis. Although the Board of Directors did not formally adopt the going concern analysis of Duff & Phelps, it did consider the going concern analysis.  The Board of Directors relied on the Duff & Phelps analysis in light of that firm’s experience analyzing similar transactions and rendering fairness opinions, its expertise in the retail industry and its reputation.

          The directors of the Company did not retain an unaffiliated representative to act solely on behalf of unaffiliated security holders for purposes of negotiating the terms of the Offer or the Merger and/or preparing a report concerning the fairness of the Offer or the Merger.  On February 1, 2006, none of the directors were affiliates of either Investor and none of the directors were employees of the Company.  Mr. Levy has been a director since 1997, Mr. Shkolnik since 2003, Mr. Berkowitz since 1998 and Mr. Patinkin since 1989 (in each case long prior to Prentice and Holtzman becoming significant stockholders).  Although the Investors had disclosed that they then owned in the aggregate 25.55% of the outstanding Common Shares, the Company did not believe that the Investors controlled the Company.  This was evidenced by, among other things, the facts that (1) the Board of Directors negotiated for quite some time with Newcastle with respect to a potential transaction, culminating in the determination by the Board of Directors that the January 24, 2006 Newcastle binding proposal constituted a “Superior Proposal” as defined in the Securities Purchase Agreement and (2) Prentice had to exercise its right under the Securities Purchase Agreement to match the Newcastle proposal, leading to the negotiation of the Merger Agreement and the Amended and Restated Term Loan Agreement.  Accordingly, the Board of Directors did not believe it was necessary to retain an unaffiliated representative to act solely on behalf of unaffiliated security holders for purposes of negotiating the terms of the Offer and the Merger. For similar reasons, the Board of Directors did not believe it was necessary to structure the Merger so that approval of the Merger by at least a majority of unaffiliated stockholders was required.  In fact, stockholders holding a majority of the Common Shares not already owned by the Investors and their respective affiliates tendered their Common Shares into the Offer (i.e. approximately 50.3% of the outstanding Common Shares were tendered, out of the 74.5% of the Common Shares not then owned by the Investors and their respective affiliates.)  Currently, the Investors and their respective affiliates own, in the aggregate, Common Shares representing approximately 75.8% of the Company’s aggregate voting power.

Fairness Opinion

          On December 13, 2005, the Company hired Duff & Phelps to provide financial advisory services to the Board of Directors in connection with the Newcastle Offer and any other financing or acquisition proposal or other strategic transaction that may be proposed (collectively with the Newcastle Offer, a “Transaction”).  In accordance with the engagement letter executed by and between the Company and Duff & Phelps (the “December 13th Engagement Letter”), Duff & Phelps was engaged to evaluate, from a financial point of view, the Newcastle Offer or an alternative Transaction and provide the Board of Directors with guidance as to whether the Newcastle Offer or an alternative Transaction was a “Superior Proposal,” as such term is defined in the Securities Purchase Agreement.  Where the Newcastle Offer or an alternative Transaction included conditions precedent to its completion, the scope of Duff & Phelps’ engagement did not include an independent assessment of either the likelihood or probability that those conditions would be met by anyone, including the offerors, the Company, or other third parties.  As also contemplated in the December 13th Engagement Letter, Duff & Phelps was engaged by the Company to provide an opinion regarding the fairness, from a financial point of view, of the revised Prentice transaction.

          On February 1, 2006, in connection with a proposal for a revised Prentice transaction, Duff & Phelps rendered both the Prentice Fairness Opinion and the Prentice Superior Proposal Opinion to the Board of Directors.  In effect, the Prentice Fairness Opinion stated that, as of the date of the opinion, and based upon and subject to the qualifications and limitations set forth in the opinion, the revised Prentice transaction was fair to the stockholders of the Company, other than the Investors or their respective affiliates, from a financial point of view, without giving effect to any impacts of the revised Prentice transaction on any particular stockholder other than in its capacity as a stockholder.  In effect, the Prentice Superior Proposal Opinion stated that, as of the date of the opinion, and based upon and subject to the qualifications and limitations set forth in the opinion, the revised Prentice transaction was more favorable, from a financial point of view, to the Company, its stockholders and creditors, taken as a whole, than the Newcastle proposal.

          The full text of each of Duff & Phelps’ Opinions, which set forth the assumptions made, general procedures followed, matters considered and limits on the review undertaken, are attached as Annexes D and E hereto.  The Prentice Superior Proposal Opinion attached as Annex E was amended and restated in connection with Amendment No. 1 to the Company’s Schedule 14D-9 to eliminate the restriction contained in the original opinion that it was solely for the Board of Directors.

          Neither the Duff & Phelps’ Opinions nor the related analyses constituted a recommendation of the proposed transaction to the Company, the Board of Directors, or to any stockholder regarding how any stockholder should vote on any matter in connection with the proposed transactions.

          In arriving at the Prentice Superior Proposal Opinion and the Prentice Fairness Opinion, Duff & Phelps reviewed and considered:

          1.          the Securities Purchase Agreement;

          2.          the proposed Agreement and Plan of Merger by and among the Company, Newcastle, JWL Holding Corp.  and JWL Acquisition Corp; the Segregated Account Agreement by and among Newcastle and the Company; the Bridge Term Loan Credit Agreement by and among the Company and Newcastle; the Warrants to purchase Common Shares issuable by the Company to Newcastle; and the Registration Rights Agreement by and among the Company and Newcastle (these documents were executed only by Newcastle as part of its binding proposal);

          3.           certain financial information provided by Newcastle;

          4.           the Merger Agreement;

          5.           the Amended and Restated Term Loan Agreement;

          6.           the Acknowledgement, Consent and Reaffirmation by WH Inc. of Illinois, as Guarantor under the Amended and Restated Term Loan Agreement; and

          7.           certain financial information provided by Prentice.

           In arriving at the Duff & Phelps’ Opinions, Duff & Phelps reviewed and considered:

           1.          certain financial and other information relating to the Company that was publicly available or furnished to Duff & Phelps by the Company, including budgets and pro-forma financial projections;

           2.          market pricing of the Company relative to the overall market and the relevant market segment, including market multiple comparisons, market pricing history, and a discounted cash flow analysis; and

           3.          other information, financial studies, analyses and investigations and financial, economic and market criteria as Duff & Phelps deemed relevant and appropriate for purposes of the Duff & Phelps’ Opinions.

          In arriving at the Duff & Phelps’ Opinions, among other things, Duff & Phelps relied upon and assumed, without independent verification, the accuracy and completeness of all financial and other information that was publicly available or furnished to it by the Company or its advisors for the purpose of the opinions.  With respect to the financial projections and information the Company supplied to and/or discussed with Duff & Phelps and which Duff & Phelps relied on in its analysis, Duff & Phelps assumed that such financial projections and information were reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company and their advisors as to the structure and impact of the proposed transactions.  Such financial projections and estimates depend upon future financial performance and numerous other assumptions with respect to industry performance, general business and economic conditions and other matters, all of which are subject to significant uncertainties and many of which are beyond the control of the Company.

          The following is a summary of the material financial analyses performed by Duff & Phelps in rendering the Duff & Phelps’ Opinions.  This summary is qualified entirely by reference to the full text of each of the opinions, which are attached as Annexes D and E hereto.  All market data is as of January 23, 2006, or alternatively as of the date of the respective opinion if the market data differed meaningfully between January 23, 2006 and the date of the opinion, and may not reflect current or future market conditions.

Comparison of Tender Offer Prices

          Duff & Phelps compared the tender offer prices for both of the proposed transactions.  Prentice offered current common equity holders $1.60 per Common Share, whereas Newcastle offered the same stockholders $1.50 per Common Share.  Thus, Prentice offered current equity holders an additional $0.10 per Common Share.

Valuation Analysis of the Company

          Duff & Phelps performed multiple analyses to estimate the economic value for the equity of the Company as of January 23, 2006 in connection with the evaluation of the Newcastle Offer.  Duff & Phelps did not update its valuation estimates in connection with its February 1, 2006 opinions with respect to the revised Prentice transaction because it concluded that doing so would not have a material effect on its estimates of the economic value for the equity of the Company.  Although each financial analysis performed by Duff & Phelps was discussed with the Board of Directors, Duff & Phelps considered all of its analyses as a whole.  Duff & Phelps considered, but did not solely rely upon, the Company’s estimated market capitalization of $16 million.

Discounted Cash Flow Analysis

          Based upon financial forecasts, giving effect to the revised Prentice transaction financing, prepared by the Company and its advisors, Duff & Phelps performed a discounted cash flow analysis to estimate the enterprise value of the Company.  The value of the Company’s debt and other liabilities, including bank debt, the Bridge Loan, the vendor extension and the required working capital investment of $20 million was subtracted from the Company’s enterprise value to derive a value for the equity of the Company.  Duff & Phelps first discounted, to present value, the Company’s cash flow, as provided by the financial forecasts through fiscal year 2010 (or January 2011).  Present value was defined as January 23, 2006.  Duff & Phelps then applied a range of exit EBITDA and revenue multiples to the FY 2010 financial results to estimate a terminal value for the Company.  The terminal value represents the value of the Company’s cash flows subsequent to the last year of the forecast period, in this case, FY 2010.  Based on the Company’s forecasts, revenue and EBITDA for FY 2010 are anticipated to equal $392.5 million and $37.3 million, respectively.  The revenue multiples ranged from 0.5x to 0.6x.  The EBITDA multiples ranged from 6.0x to 6.6x.  Consistent with the annual cash flows, the terminal value was also discounted to present value.

          The calculation of the exit multiples was based upon forward revenue multiples and trailing 12 month revenue and EBITDA trading multiples for a group of comparable companies.  Comparable companies reviewed were Finlay Enterprises, Inc.; Signet Group plc; Zale Corporation; Movado Group, Inc.; and Tiffany & Co.  Duff & Phelps considered Finlay, Zale, and to a lesser extent, Signet, to be the most comparable companies as of the date of the opinions.  Using the discounted cash flow analysis, including the range of terminal values derived from exit multiples, Duff & Phelps estimated a range of values for the equity of the Company.  Using the discounted cash flow analysis, estimated values for the equity of the Company ranged from approximately $3.5 to $34.5 million, indicating value of $0.21 to $2.07 per Common Share.  The range reflected the distressed natur e of the Company’s finances and the inherent uncertainty of financial forecasts.  The range of estimated values was consistent with the Company’s estimated market capitalization of $16 million.

Market Transaction Analysis

          Duff & Phelps also estimated a value for the Company’s equity using a market transaction approach.  Consistent with the discounted cash flow analysis, the market transaction approach was used to derive an estimate for the Company’s enterprise value.  The estimate for the equity value was derived by subtracting the value of the Company’s debt and other liabilities (as detailed above) from the estimated enterprise value.  Under this approach, Duff & Phelps analyzed 13 transactions in which there was change of control of a jewelry or specialty retail company.  The transaction dates ranged from 2000 to 2005.  In analyzing these transactions, Duff & Phelps relied primarily upon trailing 12-month revenue multiples.  Duff & Phelps did not rely upon EBITDA multiples due to the fact that many of the target companies for the transactions reviewed for this analysis reported negative EBITDA and due to the Company’s projected near-term under-performance.  Duff & Phelps calculated a range of values for the equity of the Company based upon a range of revenue multiples from 0.2x to 0.5x.  This range reflected a range from slightly below to equal to the median of the transactions.  Using the market transaction analysis, estimated values for the equity of the Company ranged from approximately $0 to $34.5 million, indicating value of $0.00 to $2.07 per Common Share.  The range reflected the distressed nature of the Company’s finances and the inherent uncertainty of financial forecasts.  The range of estimated values was consistent with the Company’s estimated market capitalization of $16 million.

Market Trading Analysis

          Under a third methodology, Duff & Phelps estimated the value for the Company’s equity using market trading multiples for comparable companies.  Consistent with the two other valuation methodologies, Duff & Phelps estimated the Company’s enterprise value, from which it subtracted the value of the Company’s debt, to derive an estimate of the Company’s equity value.  The group of comparable companies was the same group that was analyzed under the discounted cash flow analysis for the purposes of deriving the terminal value (see “Discounted Cash Flow Analysis”).  Duff & Phelps relied primarily upon forward and trailing 12-month revenue multiples to derive an estimate of the value for the Company’s equity using the market trading analysis.  Duff & Phelps did not rely on trailing or forward EBITDA multiples due to the Company’s projected near-term under-performance.  Using the Market Trading Analysis, Duff & Phelps derived a range of revenue multiples, both forward and trailing, of 0.3x to 0.5x.  This range of revenue multiples resulted in estimated values for the equity of the Company ranging from approximately $0 to $42 million, indicating value of $0.00 to $2.51 per Common Share.  The range reflected the distressed nature of the Company’s finances and the inherent uncertainty of financial forecasts.  The range of estimated values is consistent with the Company’s estimated market capitalization of $16 million.

Summary

          Under all three valuation analyses, Duff & Phelps derived an estimate of the Company’s enterprise value assuming a control, marketable level of value.  In substance this means that the derived values reflected a control premium and assumed that the Company was publicly-traded.  A control, marketable level of value was derived directly from the discounted cash flow and market transaction analyses.  An estimated control premium was added to the value derived under the market trading analysis to derive a control, marketable level of value.  Under all three valuation analyses, the per Common Share price of $1.60, under the revised Prentice transaction, was greater than the median value for the derived valuation range.

Analysis of Potential Impact on Senior Credit Facility

          Duff & Phelps analyzed the comparative impact of the Newcastle Offer and the revised Prentice transaction on the Company’s existing Credit Agreement.  This analysis was completed in connection with the rendering of the Prentice Superior Proposal Opinion.  In connection with the original Prentice transaction, the Company entered into the fourth amendment to the Credit Agreement.  Under the Newcastle binding proposal, at the option of the bank group, the Credit Agreement was either (i) to be paid in full (including termination costs) upon the consummation of the proposed Newcastle transaction or (ii) to be renegotiated with Newcastle upon the consummation of such a transaction.  As a part of the revised Prentice transaction, the bank group provided its written consent.  The written consent was conditioned upon certain terms and conditions, all of which were to have been satisfied under the revised Prentice transaction.  Thus, assuming that these terms and conditions were satisfied, the consent ensured that the bank group would continue to provide debt financing to the Company under the terms of the fourth amendment to the Credit Agreement.  Thus, under the revised Prentice transaction, the borrowing availability and costs under the Company’s existing Credit Agreement would not change.  Further, Duff & Phelps believed that, by providing its consent, the bank group indicated that the revised Prentice transaction was, at least, no less favorable to the bank group than the Newcastle Offer.

Analysis of Proposed Transaction Fees

          Duff & Phelps compared the transaction fees to be borne by the Company (including its stockholders and potentially, creditors) of the proposed transactions.  Transaction fees were defined to include expense reimbursement, termination fees, closing costs, financing costs, origination fees and implied costs in connection with the issuance of warrants.  Duff & Phelps analyzed the transaction fees both to determine (i) the extent to which such fees could deter a subsequent, and potentially more favorable, bid for the Company and (ii) the impact of such fees on the Company’s enterprise value.

          Upon execution of either the Newcastle Offer or the revised Prentice transaction, the Company would have been obligated to pay certain termination fees even in the event that transaction were terminated as a result of a superior alternative transaction.  Under the Newcastle Offer, the Company would have been obligated to pay termination fees equal to 4% of the Term Loan A (in the amount of $50 million, of which $30 million would be used to pay off the Bridge Loan and $20 million would be used for working capital and the payment of fees) plus 3% of the Term Loan B (in the amount of up to $78 million to be used to repay in full, to the extent necessary, the Credit Agreement) and Term Loan C (in the amount of up to $20 million to be used to provide additional working capital), if drawn by the Company (each as defined in Newcastle’s proposed credit agreement).  The termination fees were all to be calculated based upon the funded (not the maximum) amount of each term loan.  In addition, the Company would be obligated to reimburse Newcastle for certain expenses, up to an amount of $750,000.  Based upon the assumed funding needs of the Company, Duff & Phelps estimated that the Company would be obligated to pay termination fees of slightly less than $5 million under the Newcastle Offer.  This amount includes the implied costs in connection with issuing warrants at a strike price lower than the per Common Share price of a higher, competing bid (in this case, assumed to be $1.60).

          Under the revised Prentice transaction, the Company would have been obligated to pay termination fees equal to 4% of the Bridge Loan (in the amount of $30 million) and Additional Loan (in the amount of $20 million) (each as defined in the Amended and Restated Term Loan Agreement).  The Company would also be obligated to reimburse Prentice for certain expenses, up to an amount of $750,000.  In addition, the Company may be obligated to pay a termination fee in connection with the Company’s existing Credit Agreement.  In total, the Company would have been obligated to pay termination fees of slightly more than $5 million under the revised Prentice Transaction.

          For both the Newcastle Offer and the revised Prentice transaction, the Company’s execution of a competing bid would result in the termination of the offer/transaction.  Thus, a competing bid for the Company would need to include economic value in excess of the termination costs to, ultimately, result in a more favorable bid for the Company.

          Upon execution of either the Newcastle Offer or the revised Prentice transaction, the Company would also incur certain expenses.  Unlike the termination fees, the Company would incur these expenses irrespective of whether the transaction was subsequently terminated.  Duff & Phelps analyzed these expenses to quantify the potential impact on the Company’s enterprise value.  Duff & Phelps reviewed or estimated applicable (i) termination fees under the existing senior credit facility and the existing Prentice term loan agreement, (ii) likely commitment fees in connection with a new senior credit facility, (iii) closing costs and (iv) interest expense.  Under the Newcastle Offer, such expenses were estimated to equal $6.6 million.  Under the revised Prentice transaction, such expenses were estimated to equal $4.6 million.

About Duff & Phelps

          Duff & Phelps is a leading independent financial advisory firm, offering a broad range of investment banking and consulting services, including M&A advisory, fairness and solvency opinions, ESOP and ERISA advisory services, financial reporting and tax valuation, fixed asset and real estate consulting, legal business solutions, and dispute consulting. Duff & Phelps has more than 600 employees, serving clients worldwide through offices in 15 cities in the United States and Europe. On September 30, 2005, Duff & Phelps completed its merger with Corporate Value Consulting, formerly a business of Standard & Poor’s, a subsidiary of The McGraw Hill Companies.

Engagement Letters

          Pursuant to the terms of an engagement letter dated January 31, 2006 (the “January 31 Engagement Letter”), the Company engaged Duff & Phelps to act as its financial advisor to evaluate the Offer or any other proposed strategic transaction and to provide an opinion regarding the fairness, from a financial point of view.

          Pursuant to the terms of the January 31 Engagement Letter, for services rendered in connection with the proposed transaction, Whitehall agreed to pay Duff & Phelps (i) $250,000 upon Duff & Phelps informing Whitehall that it was prepared to deliver its opinion; (ii) additional fees at Duff & Phelps’ standard hourly rates for any time incurred reviewing or assisting in the preparation of any proxy materials or other SEC filings or documents associated with the proposed transaction; and (iii) reimbursement for reasonable out-of-pocket expenses, including but not limited to travel, photocopying, and data base access fees.

          Duff & Phelps was also retained by the Board of Directors pursuant to an engagement letter dated January 23, 2006 in connection with the Newcastle proposal for which it was paid $100,000.  Such engagement was contemplated in the December 13th Engagement Letter as such analysis began at that time.

          Duff & Phelps also was retained by the Company’s Board of Directors pursuant to the December 13th Engagement Letter, to act as its financial advisor to evaluate the Newcastle Offer or any other proposed strategic transaction.  Pursuant to the terms of this letter, for services rendered in connection with the proposed transaction, Whitehall agreed to pay Duff & Phelps (i) for the first month of the engagement an initial monthly fee of $300,000; (ii) an additional fee of $150,000 per month thereafter; and (iii) reimbursement for its out-of-pocket expenses, including but not limited to travel, photocopying, and research.  Should Duff & Phelps have been called upon to support its findings and advice rendered to the Board in connection with the Newcastle proposed transaction by request of the Company, or in an adversary proceeding commenced against the Company, its agents, or Duff & Phelps, Duff & Phelps would have received fees on an hourly basis, based on its then prevailing hourly rates plus reimbursement of its out-of-pocket expenses including those described above. Under this letter, the Company agreed to minimum engagement period of two months. Thus, the combined minimum amount payable by the Company to Duff & Phelps, under items (i) and (ii) above, was $450,000. Subsequently, additional fees and expenses to Duff & Phelps were incurred under the December 13th Engagement Letter totaling approximately $85,000.

          Duff & Phelps originally was retained by the Special Committee pursuant to an engagement letter dated August 23, 2005 (the “August 23rd Engagement Letter”).  In the first phase of the original engagement, Duff & Phelps served as a financial advisor to the Special Committee in connection with a review of the Company’s financing alternatives.  Under this phase, Duff & Phelps was entitled to receive professional fees based upon Duff & Phelps’ prevailing and applicable hourly rates and the actual number of hours expended on the engagement by Duff & Phelps professionals.  Duff & Phelps’ professional fees totaled approximately $165,000 for this first phase.  In the second phase of the original engagement, Duff & Phelps was retained to provide an opinion regarding the fairness, from a financial point of view, of the original Prentice transaction.  Under this phase, Duff & Phelps was entitled to receive additional professional fees of $200,000.  Subsequently, additional fees and expenses to Duff & Phelps were incurred under the August 23rd Engagement Letter totaling approximately $95,000.

Certain Company Projections

          The projections dated January 22, 2006 for the fiscal years ended January 31, 2006 through 2011 were prepared by and are the responsibility of the Company.  The projections were not prepared with a view towards public disclosure or compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for Prospective Financial Information or generally accepted accounting principles.  The Company’s certified public accountants have not examined or compiled any of the projections or expressed any conclusion or provided any form of assurance with respect to the projections and, accordingly, assume no responsibility for them.  The projections provided to Duff & Phelps that the Company deemed material for purposes of considering and evaluating the Offer are included below.  The projections are forward-looking and are subject to risks and uncertainties that could cause actual results to differ materially. We caution readers that, while all projections are necessarily speculative and you should not place undue reliance upon them, including for the reasons noted in this section, we believe that the prospective financial information covering periods beyond three months carry increasingly higher levels of uncertainty and should be read in that context.  They are subjective in many respects and thus susceptible to interpretations and periodic revisions based on actual experience and recent developments.  While presented with numerical specificity, the projections were not prepared by the Company in the ordinary course and are based upon a variety of estimates and hypothetical assumptions made by the Company with respect to, among other things, operating and other revenues and expenses, capital expenditures and working capital and other matters.  Stockholders should read “Risks Relating to Our Company and Our Business” in the Company’s Definitive Proxy Statement dated as of December 27, 2005 and “Cautionary Statement Concerning Forward-Looking Information” and “Risk Factors” in our Annual Report on Form 10-K for fiscal 2005 included as Annex B to this Proxy Statement.  Factors that may affect future performance include, but are not limited to, items such as industry performance and general business, economic, regulatory, market and financial conditions, many of which are difficult to predict and are beyond the control of the Company, and which may cause actual results to differ materially from the projections or the assumptions underlying the projections.  In addition, stockholders are cautioned that the projections are inherently uncertain as a result of numerous factors (as of the date of the projections), including (but not limited to):  (1) uncertainty regarding the Company’s liquidity situation and the future availability of capital, (2) potential business interruptions, (3) uncertainty of vendor support and the effects on holiday sales (e.g., Valentine’s Day and Christmas), (4) uncertainty regarding the Company’s future business, merchandising and marketing strategies, and, in particular, achievement of projected sales and merchandise gross margin amounts, (5) uncertain management transition, (6) the in-progress closing of approximately 20% of the Company’s retail stores, and any actual or potential delays and additional costs in closing any of these stores, (7) uncertainties associated with certain adjustments, such as costs of lease terminations, (8) actual or potential changes in strategy or means of execution of such strategy provided by the Board of Directors (including uncertainties regarding the future composition and goals of the Board of Directors), (9) uncertainty as to whether the Company would continue as a public company as opposed to a private company and as to the timing of any business combination transaction and (10) the absence of a formal process for reviewing the projections.  Accordingly, there can be no assurance that the assumptions used in preparing the projections will prove accurate, and actual results may differ materially. For example, as discussed in more detail below, actual results for fiscal 2005 are now available and they differ from the projected results set forth below. In addition, the projections give effect to the Additional Loan in connection with the revised Prentice transaction, but do not take into account non-recurring expenses related to the Offer and the Merger, including (but not limited to) legal and other professional advisory fees, which may also cause actual results to differ materially.

          For these reasons, as well as the bases and assumptions on which the projections were compiled, the inclusion of the summary projections in this Proxy Statement should not be regarded as an indication that the projections will be an accurate prediction of future events, and they should not be relied on as such.  No one has made, or makes, any representation to any stockholder regarding the information contained in the projections.  However, the financial projections reflect assumptions and estimates as to future events that the Company believed were reasonable at the time the projections were prepared and the Board of Directors found that it was reasonable for Duff & Phelps to rely on such financial projections.  The projections set forth below do not reflect any updates or revisions for current circumstances or events that have occurred since the date when the projections were made, such as actual sales subsequent to December 2005, including during the Valentine’s Day season.  For example, for fiscal 2005, net sales were $332.6 million, including $13.0 million reported as discontinued operations, as compared to total sales of $339.0 million in the projections below and EBITDA was ($46.8) million, including ($5.0) million reported in discontinued operations, as compared to ($44.5) million in the projections below.  See “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the Company’s audited financial statements, appearing in our Annual Report on Form 10-K for fiscal 2005 included as Annex B to this Proxy Statement.  Furthermore, except to the extent required by applicable federal securities laws, the Company does not intend, and expressly disclaims any responsibility to, update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of subsequent events even in the event that any or all of the assumptions underlying the projections are shown to be in error.

	Summary of January 22, 2006 Financial Projections Fiscal Year Ended January 31

	2006 E(1)	2007	2008	2009	2010	2011

	(Dollars in millions)
Net Sales	339.0	305.6	330.9	355.1	376.0	392.5
EBITDA(2)	(44.5)	14.9	18.7	25.7	34.6	38.6
Net Cash Flow from Operations	(18.7)	10.3	(11.7)	29.3	35.6	42.3

(1)

Estimates for fiscal 2005 were as of January 22, 2006.  See above for certain differences from actual results for fiscal 2005.  As disclosed in our Annual Report on Form 10-K for fiscal 2005 included as Annex B to this Proxy Statement, the Company’s store closure plan included the closure of 77 stores, 24 of which were closed as of January 31, 2006.  In February and March 2006, 36 additional stores were closed.  Currently, the Company plans to close an additional 10 stores in April and plans to operate the remaining seven stores for a portion of fiscal 2006 or beyond.  The decision to continue operating these seven stores was made after the date of the projections.  For detailed descriptions of the Company’s business and operations, see our Annual Report on Form 10-K for fiscal 2005 included as Annex B to this Proxy Statement, including discussions regarding our store-closing program under the captions “Item 1. Business—Store Closings,” “Item 1A. Risk Factors—The costs associated with our store-closing program may be material” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Store Closures,” and in “Note 7. Impairment of Long-Lived Assets and Store Closures” in the audited financial statements appearing therein.

(2)	EBITDA is defined as earnings before interest, taxes, depreciation and amortization. EBITDA is not a measure of financial performance or liquidity calculated in accordance with accounting principles generally accepted in the United States. For purposes of its analyses, Duff & Phelps calculated estimated EBITDA amounts, which adjusted only for store depreciation and not central depreciation. Accordingly, Duff & Phelps used the following amounts for EBITDA for the years ended January 31, 2006 through 2011, respectively: (45.4), 13.8, 17.6, 24.5, 33.3 and 37.3.

          The table below summarizes certain key assumptions on which the projections were based:

	Summary of January 22, 2006 Assumptions Fiscal Year Ended January 31

	2006	2007	2008	2009	2010	2011

	(Dollars in millions)
Stores Open at Beginning of Period	382	312	317	323	323	323
Comparable Store Sales	(3.1)%	6.1%	8.0%	7.0%	6.0%	5.0%
Gross Profit Rate	21.4%	37.7%	38.0%	38.6%	39.5%	39.6%

Although the Company has experienced a number of years of decreasing sales and lower margins, the Company is in the process of implementing initiatives intended to increase sales, improve gross margin and reduce certain operating expenses.  In the projections, selling, general and administrative expenses were projected at a level consistent with historical results on a comparable ongoing store basis, adjusted for then-expected inflation, with the exception of professional fees.  Expenses for professional fees were projected at what the Company anticipated to be more normalized levels than historical amounts for the past several years.  At the time the projections were prepared, the Company believed that the assumptions described above were reasonable.  If the projections were prepared as of the date of this Proxy Statement, the Company would use different assumptions.

          “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” of our Annual Report on Form 10-K for fiscal 2005 included as Annex B to this Proxy Statement discusses the Company’s current initiatives intended to increase sales, improve gross margin, and reduce certain operating expenses.  Since the Offer was completed, and the Merger will be completed, later than contemplated at the time the projections were prepared, the benefits of these initiatives will not be realized until later than expected at the time of preparation.

Position of the Purchaser Group as to the Fairness of the Merger

          The rules of the SEC require the Purchaser Group (as defined below) to express its belief as to the fairness of the Offer and the Merger to the stockholders of the Company who are not affiliated with the Purchaser Group.   We refer to the Investors, Purchaser, Holdco, PWJ Funding LLC (“PWJ Funding”), PWJ Lending, Mr. Duskin, Mr. Zimmerman, Mr. Holtzman, Holtzman Financial Advisors, LLC and SH Independence, LLC as the “Purchaser Group.”  The following information is based on the Schedule TO filed by the Purchaser Group in connection with the Offer, as amended. For additional disclosure, see the last paragraph of the “Introduction” section of this Proxy Statement.

           The Purchaser Group believes that the Offer and the Merger are both substantively and procedurally fair to the unaffiliated stockholders of Whitehall.  In reaching their determination regarding the substantive fairness of the Offer and the Merger to the unaffiliated stockholders of Whitehall, the Purchaser Group considered the following factors:

•

the Offer Price represented, and the Merger Consideration represents, a premium of approximately 82% over the $0.88 last reported sales price per Common Share reported on the Pink Sheets on November 28, 2005, the last trading day before Newcastle’s announcement of its intention to commence the Newcastle Offer;

•

the imminent default the Company was to experience under its senior credit agreement and the refusal by the Company’s senior lenders to provide additional funding (other than critical expenses) without an immediate infusion of capital as provided by the amended and restated Bridge Loan Agreement;

•

the Offer Price represented, and the Merger Consideration represents, a premium of approximately 10.3% over the $1.45 last reported sales price per Common Share reported on the Pink Sheets on February 1, 2006, the last trading day before the announcement of execution of the Merger Agreement.  The Offer Price also represented, and the Merger Consideration represents, a premium of approximately 34.6% over the 30-day average trading price on the Pink Sheets for Common Shares prior to such date;

•	the recommendation of the Board of Directors regarding the Offer and the Merger;

•

the depressed market price of the Common Shares, which had closed as high as $7.85 and as low as $0.75 during the last completed fiscal year, based on Whitehall’s materially weaker financial results for the past several years;

•

the Offer and the Merger provide Whitehall’s public stockholders with certainty of value and eliminate their exposure to further fluctuations in the market price of Common Shares, given the historically depressed fundamentals and valuation of Whitehall; the Offer and the Merger shift the risk of future financial performance from the stockholders to the Purchaser Group;

•	the Offer Price represented, and the Merger Consideration represents, a premium of approximately 6.6% over the $1.50 per share offer price contained in the Newcastle Offer;

•	the Offer Price represented, and the Merger Consideration represents, a premium of approximately 6.6% over Whitehall’s book value of $1.50 per Common Share as of October 31, 2005;

•	the Offer was capable of being accomplished quickly and carried very limited execution risk, as it was fully funded by the Investors without any third party financing contingency;

•

effective October 28, 2005, the Common Shares were suspended from trading on the New York Stock Exchange (the “NYSE”) which has led to less liquidity in the market for the Common Shares.  The decision was reached in view of the fact that the Company was not in compliance with the NYSE continued listing standards because its average market capitalization had been less than $25 million over a consecutive 30 trading-day period.  The Common Shares are now quoted in the Pink Sheets under the symbol “JWLR.PK” and have limited liquidity.  The Offer therefore represented, and the Merger represents, an opportunity for the Company’s stockholders to monetize their investment promptly without regard to the limited liquidity currently experienced by the market for the Common Shares;

•	the Offer provided, and the Merger provides, stockholders the opportunity to liquidate their positions without a discount;

•	Whitehall has not declared a dividend to its stockholders since its initial public offering, and it is expected that no such dividend will be paid in the foreseeable future; and

•	the Offer provided, and the Merger will provide, consideration to the stockholders of the Company (other than the Purchaser Group) entirely in cash.

In addition to the factors listed above, the Purchaser Group also considered certain negative factors such as:

•	the tender of the Shares and receipt of the $1.60 net per share in cash by Whitehall stockholders in the Offer and the Merger is generally taxable to Whitehall stockholders;

•	the risk that conditions to the Offer might not have been satisfied and, therefore that the Shares might not have been purchased pursuant to the Offer and that the Merger might not be consummated; and

•	the inability of stockholders who tender in the Offer or otherwise following the Merger, to continue as investors in the Company and benefit from its potential growth prospects.

          The Purchaser Group also considered various factors in determining the procedural fairness of the Offer and the Merger.  The Purchaser Group believes that the Offer and the Merger are procedurally fair to the unaffiliated Whitehall stockholders because:

•

the Board of Directors has acted on behalf of Whitehall in considering and evaluating the Purchaser Group’s proposal to acquire the publicly held Shares (The Purchaser Group was aware of the Duff & Phelps opinion but did not rely upon it in its determination of the substantive and procedural fairness of the Offer.  The Purchaser Group did note, however, that the existence of a fairness opinion from a nationally recognized independent financial advisor supported the procedural fairness of the Offer.);

•

the Board of Directors has considered, evaluated and unanimously (i) determined that the terms of the Offer and the Merger are fair to and in the best interests of Whitehall and its stockholders, (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and (iii) recommended that Whitehall stockholders accept the Offer and tender their Shares pursuant to the Offer and adopt the Merger Agreement;

•

on February 1, 2006, the Board of Directors consisted of Whitehall directors who were not officers or employees of Whitehall or the Purchaser Group and who were independent of Whitehall and the Purchaser Group (There was no relationship between at least a majority of the Board of Directors and either Whitehall or the Purchaser Group that would require related-party transaction disclosure under any applicable securities laws.);

•	the Board of Directors retained its own legal and financial advisors;

•	the extensive negotiations carried out by the Company with the Purchaser Group, as well as with Newcastle, with the principal objective of maximizing value for the Company’s stockholders;

•	the Purchaser Group had not participated in, and did not have any influence over, the deliberative process of, or the conclusions reached by the Board of Directors;

•	each Whitehall stockholder was able to individually determine whether to tender his/her Common Shares pursuant to the Offer; and

•

the transaction was structured to include a first step cash tender offer for any and all Common Shares not beneficially owned by the Purchaser Group or its affiliates, thereby enabling Whitehall stockholders who tender their Common Shares to receive promptly $1.60 net per Common Share in cash.  Also, the Offer could not be argued to be coercive to Whitehall stockholders, because any Whitehall stockholders who did not tender their Common Shares in the Offer will also receive the same consideration of $1.60 (as adjusted for the Class B Shares) net per Common Share in cash in the subsequent Merger as those Whitehall stockholders who tendered their Common Shares in the Offer.

           The Purchaser Group did not find it practicable to assign, nor did it assign, relative weights to the individual factors considered in reaching its conclusion as to fairness.  The Purchaser Group did not consider the going concern and liquidation values of the Common Shares and believed that the factors related to historical market price, past performance, book value and the other factors discussed above, were, in the aggregate, sufficient to conclude that the Offer and the Merger are substantively fair to the unaffiliated Whitehall stockholders.  The Purchaser Group did not believe, particularly in light of the absence of any representative on the Whitehall Board of Directors, that it was necessary to retain their own fairness advisor given the Investors’ expertise in the industry and experience in valuing transactions of this nature. In addition, the Purchaser Group was a minority stockholder before consummation of the Offer and did not have any relationship with the Company that would prevent the Company’s or the Purchaser Group’s analysis of fairness from being fully independent.   In addition, the Purchaser Group believes that the approval of at least a majority of unaffiliated stockholders was not necessary to ensure fairness of the transaction to unaffiliated stockholders because the Merger Agreement contemplates a two-step transaction whereby the Merger was conditioned upon consummation of the Offer, and the unaffiliated stockholders of the Company were given the option to tender their Common Shares in the Offer. The foregoing discussion of the information and factors considered and given weight by the Purchaser Group is not intended to be exhaustive but is believed to include all material factors considered by the Purchaser Group.  The Purchaser Group has not received any report, opinion or appraisal from an outside party that is materially related to the Offer or the Merger.

Reasons of the Purchaser Group for the Merger

          The information set forth below is based on the Schedule TO filed by the Purchaser Group in connection with the Offer.  For additional disclosure, see the last paragraph of the “Introduction” section of this Proxy Statement.

          The Purchaser Group has determined that the acquisition of the Shares not already beneficially owned by the Purchaser Group was the most advantageous manner to preserve the value of the Purchaser Group’s investment in Whitehall.

In reaching its decision to make the Offer and consummate the Merger, the Purchaser Group considered the following material factors:

•	the matters described under the section of this Proxy Statement entitled “Position of the Purchaser Group as to the Fairness of the Merger’’;

•	the Purchaser Group’s belief that it could enhance the performance of the Company through control and full ownership of the Company, based on:

• the historical decline in the performance of Whitehall’s business;

•

the steady cash burn of Whitehall’s business and the Purchaser Group’s doubts regarding whether, in its current configuration, this business would ever become cash-flow positive or achieve operational profitably;

	•	Whitehall’s insufficiency of cash to operate its business which had adversely affected the value of the Company’s franchise and its viability as a going concern;

	•	the historical decline and continuing depression in the price of the Shares;

	•	the Purchaser’s belief that Whitehall’s performance had been depressed despite repeated changes in management over the past several years;

•	the cost of maintaining public-company status and complying with the federal securities laws, including the Sarbanes-Oxley Act of 2002;

•	the belief that Whitehall’s operations would benefit from the substantial industry experience and business relationships of the Purchaser Group; and

•

the alternative of the Purchaser Group’s selling its interest in Whitehall to a third party, either alone or in the context of a sale of the entire company, and the belief of the Purchaser Group that it would be more likely to maximize the value of its Whitehall investment through ownership of the entire company, rather than through a sale to a third party.

Change of Control

          The Company has not verified the accuracy or completeness of the statements set forth in the “Reasons of the Purchaser Group for the Merger” section of this Proxy Statement. At 5:00 p.m., New York City time, on Thursday, March 9, 2006, the Offer expired.  On March 9, 2006, Purchaser accepted for payment all Common Shares that were validly tendered and not withdrawn pursuant to the Offer.  Purchaser was informed by Continental that a total of 8,200,396 Common Shares had been validly tendered and not withdrawn.  As requested by the Company in accordance with the terms of the Merger Agreement, Purchaser  provided a subsequent offering period of five business days, that expired at 5:00 p.m., New York City time, on Thursday, March 16, 2006.  Purchaser accepted for payment all Common Shares that were validly tendered and not withdrawn pursuant to the Offer during the subsequent offering period.  Purchaser was informed by Continental that a total of 8,432,249 Common Shares had been validly tendered and not withdrawn into the Offer, including the subsequent offering period.  As a result, the Investors and their respective affiliates own approximately 75.8% of the outstanding Shares and approximately the same percentage of the aggregate voting power in the Company.  See also “Special Factors -- Background of the Merger”, “-- Board of Directors”, “ -- Employee Benefits”, “-- Source and Amount of Funds” and “Interests of Certain Persons in the Merger -- Stock Options”.

Conditions to the Merger

          The Merger Agreement provides that following consummation of the Offer, the respective obligations of each party to effect the Merger are subject to the satisfaction or waiver of the following remaining conditions:

•

the affirmative vote of the holders of a majority of the outstanding voting power of the outstanding Common Shares and Class B Shares, voting together as a single class (such approval is assured because the Investors and their respective affiliates hold a majority of the outstanding voting power and are required under the Merger Agreement to vote in favor of the adoption of the Merger Agreement); and

•

no order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, promulgated or enforced by any court or other governmental authority since the date of the Merger Agreement, which prohibits or prevents the consummation of the Merger and which has not been vacated, dismissed or withdrawn prior to the Effective Time.  (The Company, Parent, Holdco, Holtzman and Purchaser are required under the Merger Agreement to use their best efforts to have any of the foregoing vacated, dismissed or withdrawn by the Effective Time).

          In addition, the obligation of the Company to effect the merger is subject to the performance by Prentice, Holtzman, Holdco and Purchaser of all their covenants and agreements in the Merger Agreement in all material respects.  The Company has not been notified of any material breaches of any such covenants or agreements by Prentice, Holtzman, Holdco and Purchaser.

Takeover Proposals; Competing Transactions

          Pursuant to the Merger Agreement, the Company has agreed not to, and has agreed to cause its representatives not to, directly or indirectly, (i) solicit offers, inquiries or proposals for, or entertain any offer, inquiry or proposal to enter into a Competing Transaction (as defined below), (ii) participate or engage in any discussions (except to notify of the existence of these provisions) or negotiations with, or disclose or provide any non-public information or data relating to the Company or any subsidiary of the Company or afford access to the properties, books or records or employees of the Company or any subsidiary of the Company to, any third party relating to a Competing Transaction, or knowingly facilitate any effort or attempt to make or implement a Competing Transaction or accept a Competing Transaction; or (iii) enter into any contract (including any agreement in principle, letter of intent or understanding) with respect to or contemplating any Competing Transaction or enter into any agreement, arrangement or understanding requiring the Company to abandon, terminate or fail to consummate the transactions contemplated by the Merger Agreement and the related agreements.

          For purposes of the Merger Agreement, “Competing Transaction” means any offer, inquiry, or proposal to enter into:  (A) a merger, consolidation, share exchange or other business combination or similar transaction involving the Company, (B) an acquisition of 10% or more of the then-outstanding equity securities of the Company, (C) an acquisition of equity securities, or of debt securities or other securities convertible into or exchangeable for equity securities of the Company, which would, after giving effect to such conversion or exchange, constitute more than 10% of the outstanding equity securities of the Company, (D) a sale, transfer, conveyance, lease or disposal of all or any significant portion of the assets of the Company in one transaction or a series of related transactions (other than sales of inventory or assets no longer useful in the business, in each case, in the ordinary course of business), (E) a liquidation or dissolution of the Company or the adoption of a plan of liquidation or dissolution by the Company, (F) an agreement, understanding or other arrangement providing for the occurrence of individuals who at the beginning of such period constituted the Board of Directors or other governing body of the Company (together with any new directors whose election to such Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved), ceasing for any reason to constitute a majority of such Board of Directors then in office or (G) any other transaction in lieu of, or which would intend to impede or prevent, the transactions contemplated by the Merger Agreement and the related agreements, the Offer or the Merger.

          Under the Merger Agreement, if, prior to the time of the first acceptance of Common Shares for payment pursuant to the Offer, the Company had received an unsolicited bona fide written Competing Transaction that satisfied conditions specified in the Merger Agreement, the Company would have been permitted to furnish nonpublic information to the third party making such Competing Transaction and engage in negotiations with the third party with respect to the Competing Transaction prior to such time.  The Company did not receive such a bona fide written Competing Transaction prior to such time.  Accordingly, the exception described in this paragraph is no longer available to the Company.

          The Merger Agreement provides that, subject to the exceptions described below, neither the Board of Directors nor any committee thereof shall (i) withdraw, qualify, modify or amend (or publicly propose to withdraw, qualify, modify or amend) in any manner adverse to Purchaser, its recommendation of the Merger Agreement or take any action or make any statement, filing or release, in connection with the meeting of the stockholders of the Company, inconsistent with its recommendation of the Merger Agreement and the Merger (it being understood that taking a neutral position or no position with respect to a Competing Transaction shall each be considered an adverse modification of its recommendation) or (ii) approve or recommend (or propose publicly to approve or recommend) any Competing Transaction (each of the foregoing is referred to herein as a “Company Change in Recommendation”).

          The Merger Agreement further provides that the Board of Directors would have been permitted, at any time prior to the time of the first acceptance of Common Shares for payment pursuant to the Offer, in response to an unsolicited bona fide written Competing Transaction (subject to certain procedural requirements), to approve or recommend, or propose to approve or recommend, any Competing Transaction and, subject to the Company first exercising its right to terminate the Merger Agreement, enter into a bona fide agreement contemplating a Competing Transaction, and in connection therewith, to withdraw, modify or change the approval or recommendation by the Board of Directors of the Merger Agreement and the Merger.  Such action could have been taken only if the Board of Directors had concluded in good faith after consultation with the Company’s financial advisor of recognized reputation and reputable outside legal counsel that such Competing Transaction constituted a Superior Proposal (as defined in the Merger Agreement) and certain other procedural requirements were satisfied.

The Company did not receive a Superior Proposal or any other takeover proposal from a third party prior to consummation of the Offer.  Accordingly, the actions described in this paragraph are no longer available to the Company.

         Finally, the Merger Agreement provides that the provisions described above will not prohibit the Company or its Board of Directors from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act with respect to a tender or exchange offer by a third party to the extent required by applicable law; provided, however, that any such disclosure relating to a Competing Transaction will be deemed a Company Change in Recommendation unless the Board of Directors reaffirms its recommendation in such disclosure.  The Merger Agreement does not prohibit the Board of Directors or any committee thereof from making a Company Change in Recommendation if the Board of Directors or such committee concludes in good faith after consultation with reputable legal counsel that the failure to do so would result in a breach by the Board of Directors or such committee of its fiduciary duties to the Company’s stockholders or creditors.

Fees and Expenses

          Whether or not the transactions contemplated in the Merger Agreement or the transaction documents are consummated or the Merger Agreement is terminated, the Company shall pay or cause to be paid:

•

all costs and expenses incident to the performance of its obligations under the Merger Agreement, including without limitation, all of its fees, costs and expenses incident to the preparation, issuance, execution, authentication and delivery of the Merger Agreement and the related agreements and the transactions contemplated thereby.  The Company shall pay, and hold Prentice, Holdco, Holtzman and Purchaser harmless against, any liability, loss or expense (including, without limitation, reasonable attorney’s fees and out of pocket expenses) arising in connection with any claim relating to any such payment;

•

all out-of-pocket costs, fees and expenses (including, without limitation, all fees and other client charges and expenses of counsel for Prentice, Holdco, and Purchaser) incurred by, or on behalf of, Prentice, Holdco, Holtzman and Purchaser in connection with the transactions contemplated by the Merger Agreement and the related agreements, including, but not limited to, in connection with (i) any accounting, business, environmental, legal, or regulatory due diligence review of the Company and its business, (ii) the revision, negotiation, execution and delivery of the Merger Agreement and the related agreements and any related documents and (iii) any other expenses related or incident to the Merger Agreement and the transactions contemplated thereby, including those incurred by Prentice and Holtzman prior to the date of the Merger Agreement (up to a maximum reimbursement of $750,000).

Board of Directors

          The Merger Agreement provides that, immediately upon the purchase of and payment for Common Shares by Prentice, Purchaser or any of their respective affiliates pursuant to the Offer, Purchaser is entitled to designate up to such number of directors, rounded up to the nearest whole number, on the Board of Directors as will give Purchaser representation on the Board of Directors equal to the product of the number of directors on the Board of Directors and the percentage that such number of Common Shares so purchased bears to the total number of Common Shares then outstanding, but in no event less than a majority of the number of directors on the Board of Directors.

          In accordance with the Merger Agreement, Robert L. Baumgardner, Edward Dayoob, Jonathan Duskin, Seymour Holtzman and Charles G. Phillips were appointed to the Board of Directors effective on March 15, 2006.  This change in a majority of the Board of Directors was previously disclosed as set forth in the Company’s Information Statement pursuant to Section 14(f) of the Exchange Act, which was mailed to each stockholder as part of the Company’s Schedule 14D-9, filed with the SEC on February 13, 2006.

Employee Benefits

          The Merger Agreement requires Purchaser, to the extent practicable, either to maintain and provide to the Company’s employees who continue employment with Purchaser, the Surviving Corporation or any subsidiary thereof, the employee benefits and programs of the Company as substantially in effect on February 1, 2006 or cause the Surviving Corporation to provide employee benefits and programs to such employees that, in the aggregate, are substantially comparable to those of the Company.

Reasonable Efforts; Notification

          The Merger Agreement provides that the Company shall use its commercially reasonable efforts and that each of  Purchaser, Prentice, Holdco and Holtzman shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Merger, including, but not limited to, (i) obtaining all consents from governmental authorities and other third parties required for the consummation of the Merger and (ii) consulting and cooperating with and providing assistance in the preparation of filings with the SEC and all necessary amendments and supplements thereto.

          The Company is required to give prompt notice to Purchaser, and each of Purchaser, Prentice, Holdco and Holtzman is required to give prompt notice to the Company, of (i) a material failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under the Merger Agreement; (ii) the receipt of any notice or other communication in writing from a third party alleging that the consent of such party is required in connection with the Merger Agreement or the related agreements; (iii) the receipt by it of any material notice or other communication from any governmental authority in connection with the Merger Agreement, (iv) the commencement or threat of litigation which would reasonably be expected to have a material adverse effect or would reasonably be expected to cause a condition not to be satisfied; and (v) the commencement of any litigation which would have been required to be disclosed pursuant to the Merger Agreement or the related agreements.  No such notice will be deemed to affect the representations, warranties, covenants or other agreements of the parties under the Merger Agreement or the related agreements.

Representations and Warranties

          The Merger Agreement contains various customary representations and warranties, including representations relating to due incorporation and good standing; capitalization; subsidiaries; corporate authorizations; government approvals; absence of conflicts; application of takeover protections; SEC filings and financial statements; absence of certain changes; absence of undisclosed liabilities; compliance with laws; permits; litigation; indebtedness and other contracts; intellectual property; employee matters; taxes and returns; finders and investment bankers; fairness opinion; insurance; vote required; title to properties; environmental matters; transactions with affiliates; and disclosure.

          Certain representations and warranties in the Merger Agreement provide exceptions for items that are not “material” or that are not reasonably likely to have a “Company Material Adverse Effect.”  For purposes of the Merger Agreement, the term “Company Material Adverse Effect” means a material adverse effect on the business, properties, assets, operations, results of operations or condition (financial or otherwise) of the Company and its subsidiaries, taken as a whole, or the ability for the Company to timely perform its obligations under the Merger Agreement and the related agreements and to consummate the Merger and the other transactions contemplated thereby, except in each case for any such effects resulting from, arising out of, or relating to the taking of any action or incurring of any expense in connection with the Merger Agreement or the related agreements or the transactions contemplated thereby.

          The above description of the representations and warranties in the Merger Agreement is not intended to provide stockholders with factual information, but rather is intended to provide a description of the terms of the Merger Agreement.  The representations and warranties were made for the purposes of allocating contractual risk between the parties and not necessarily as a means of establishing facts.  In addition, the representations and warranties were qualified by a confidential disclosure schedule, and facts may have changed since the date of the Merger Agreement.

Procedure for Amendment, Extension or Waiver

          At any time before or after adoption of the Merger Agreement by the Company’s stockholders and prior to the Effective Time, the Merger Agreement may be amended or supplemented in writing by the Company and Purchaser.  However, following approval by the Company’s stockholders, there can be no amendment or change to the provisions of the Merger Agreement with respect to the Merger Consideration nor any amendment or change not permitted under applicable law, without further approval by the Company’s stockholders.

          At any time prior to the Effective Time, any party to the Merger Agreement may: (a) extend the time for the performance of any of the obligations or acts of the other party; (b) waive any inaccuracies in the representations and warranties of the other party; or (c) subject to certain exceptions, waive compliance with any of the agreements or conditions of the other party.  Pursuant to the Merger Agreement, no failure or delay by any party in exercising any right under the Merger Agreement operates as a waiver thereof, and no single or partial exercise thereof precludes any other or further exercise thereof or the exercise of any other right under the Merger Agreement. Pursuant to the Merger Agreement, any agreement on the part of a party to any such extension or waiver is valid only if set forth in an instrument in writing signed on behalf of such party.

Confidentiality Agreement

          Prentice and the Company entered into a Confidentiality Agreement on September 9, 2005 (the “Confidentiality Agreement”).  The Merger Agreement provides that certain information exchanged pursuant to the Merger Agreement will be subject to the Confidentiality Agreement.

Amended and Restated Term Loan Agreement

          To provide the Company with additional liquidity through the closing date of the October 3 financing transaction, on October 3, 2005, the Company entered into the Bridge Loan Agreement with certain of the Investors (together with any other lenders under such agreement from time to time, the “Lenders”).  Under the Bridge Loan Agreement, the Lenders provided the Bridge Loan to the Company in the aggregate principal amount of $30 million, which bore interest at a fixed rate of 18% per annum, payable monthly, and had a stated maturity date of January 31, 2006.

          The proceeds of the Bridge Loan were to be used, among other purposes, to repay a portion of the revolving credit loans then outstanding under the Credit Agreement, to fund a segregated account that was disbursed into a third party escrow account established for the benefit of certain of the Company’s trade vendors and to pay fees and expenses associated with the October 3 transaction.

          In connection with the termination of the Securities Purchase Agreement and the entry into the Merger Agreement, on February 1, 2006, the Company and the Lenders amended and restated the Bridge Loan Agreement as a term loan agreement.  Under the Amended and Restated Term Loan Agreement, the Lenders provided the Additional Loan to the Company in the aggregate principal amount of $20 million, so that the aggregate principal amount of indebtedness outstanding on the closing date of the Amended and Restated Term Loan Agreement was $50 million.  On the closing date of the Amended and Restated Term Loan Agreement, the Lenders were paid a fee of $1.5 million, a portion of which was deferred until the earlier of May 31, 2006 and the maturity of the Bridge Loan, and received all accrued and unpaid interest under the original Bridge Loan Agreement.  Upon the effectiveness of the Amended and Restated Term Loan Agreement, both the initial Bridge Loan and the Additional Loan began to accrue interest at a rate of 12% per annum, payable monthly in kind.  The Amended and Restated Term Loan Agreement has a stated maturity date of February 1, 2009.  The Company has the option to prepay the loan prior to its maturity.

          The Bridge Loan Agreement, both as originally entered into and as amended and restated, contains a number of affirmative and restrictive covenants and representations and warranties that generally are consistent with those contained in the Credit Agreement (as amended by the fourth amendment thereto).

          The Company’s obligations under the Bridge Loan Agreement are secured by a lien on substantially all of the Company’s assets which ranks junior in priority to the liens securing the Company’s obligations under the Credit Agreement.

          The entire Amended and Restated Term Loan Agreement was filed with the SEC in the Company’s Current Report on
Form 8-K on February 2, 2006.   The foregoing description of the Amended and Restated Term Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of this document.

Warrants and Registration Rights

          In connection with the original Bridge Loan Agreement, the Company issued the Warrants, which were immediately exercisable at an exercise price of $0.75 per share, to the Lenders to purchase an aggregate of 2,792,462 Common Shares.  The Common Shares underlying the Warrants represented approximately 19.99% of the Common Shares outstanding at the time of issuance of the Warrants.  On December 5 and 6, 2005, Prentice and Holtzman exercised the Warrants to purchase an aggregate of 2,792,462 Common Shares at $0.75 per share.  The Company received proceeds from the respective exercises in the aggregate of approximately $2,094,000 and issued Common Shares to Prentice and Holtzman.

          In connection with the original Bridge Loan Agreement and the Securities Purchase Agreement, the Company and certain affiliates of the Investors entered into the Registration Rights Agreement pursuant to which, among other things, the Company agreed to provide certain registration rights with respect to the Common Shares that were issued upon exercise of the Warrants.

Rights Agreement Amendments

          On each of October 3, 2005 (the “October Rights Amendment”) and February 1, 2006 (the “February Rights Amendment” and together with the October Rights Amendment, the “Rights Agreement Amendments”) the Company amended the Rights Agreement, in order to exempt the transactions contemplated by the Merger Agreement, including the Offer and the Merger, from such Rights Agreement.

          These amendments provide that for purposes of the Offer and the Merger (i) Prentice and Holtzmanand their respective affiliates and associates will not be deemed to be an “Acquiring Person” (as such term is defined in the Rights Agreement), (ii) no “Distribution Date” or “Share Acquisition Date” (as such terms are defined in the Rights Agreement) shall occur as a result of the Merger Agreement, the Offer and the Merger and (iii) the Warrants and any exercise thereunder will not be counted in any determination of whether Prentice and Holtzman shall become an Acquiring Person or that a Distribution Date or Share Acquisition Date has occurred.

Certain Effects of the Merger

           Upon consummation of the Merger, Purchaser will be merged with and into the Company and each outstanding Common Share will be converted into the right to receive $1.60, and each outstanding Class B Share will be converted into the right to receive $56.67, in cash without interest (in each case other than Shares held in the treasury of the Company, by the Investors or their affiliates, or by dissenting stockholders who perfect their appraisal rights), upon surrender of certificates formerly representing such Shares. For information about certain Federal tax consequences of the Merger, see “ Special Factors—Certain U.S. Federal Income Tax Consequences.”After the Merger, Holdco will own all of the outstanding Shares of the Surviving Corporation. Accordingly, former stockholders of the Company will not have the opportunity to participate in the earnings and growth of the Company after the Merger and will not have any right to vote on corporate matters. Similarly, former stockholders of the Company will not face the risk of losses generated by the Company’s operations or of any decline in the value of the Company after the Merger.

          The following information regarding certain effects of the Merger is based upon disclosure in the Purchaser Group’s Schedule TO.  For additional disclosure, see the last paragraph of the “Introduction” section of this Proxy Statement.

          Following consummation of the Merger, the Purchaser Group’s indirect interest in net book value and net earnings will increase to 100%, and the Purchaser Group will be entitled to all benefits resulting from that interest, including all income generated by the Company’s operations and any future increase in the Company’s value. Upon consummation of the Merger, the Purchaser Group’s direct and indirect equity interests in the Company would increase to 100%.

          Based on the Company’s results for the nine months ended October 31, 2005, and assuming consummation of the Merger as of October 31, 2005, this increase would have resulted in the Purchaser Group’s beneficial interest in the Company’s net book value increasing from approximately $6,343,809.50 to approximately $24,829,000.00. The Purchaser Group will also bear the risk of losses generated by Whitehall’s operations and any decrease in the value of Whitehall after the Merger.

          Upon consummation of the Merger, the Company will become a privately held corporation. Accordingly, former stockholders of the Company will not have the opportunity to participate in the earnings and growth of the Company after the Merger and will not have any right to vote on corporate matters. Similarly, former stockholders of the Company will not face the risk of losses generated by the Company’s operations or decline in the value of the Company after the Merger.

          The Purchaser Group anticipates that following consummation of the Merger, the Company Board will be reconstituted. As a consequence of the Merger, all of the Common Shares will be held by members of the Purchaser Group.

          The Common Shares are currently registered under the Exchange Act. The Purchaser currently intends to seek to cause the Surviving Corporation to terminate the registration of the Common Shares under the Exchange Act upon completion of the Merger. Following the Merger, none of the Company’s stockholders, other than the Purchaser Group, will be stockholders of the Company. As a result, the de-registration following the Merger will not adversely affect the Company’s current public stockholders.

Certain U.S. Federal Income Tax Consequences

          The receipt of cash pursuant to the Merger will be a taxable transaction for U.S. Federal income tax purposes under the Code, and may also be a taxable transaction under applicable state, local or foreign income tax laws.

          Generally, for U.S. Federal income tax purposes, a stockholder will recognize gain or loss equal to the difference between the aggregate amount of cash received by the stockholder pursuant to the Merger and the aggregate adjusted tax basis in the Shares converted into cash in the Merger.  Gain or loss will be calculated separately for each block of Shares converted into cash in the Merger.  If Shares are held by a stockholder as capital assets, gain or loss recognized by such stockholder will be capital gain or loss, which will be long-term capital gain or loss if such stockholder’s holding period for the Shares exceeds one year at the Effective Time.  In the case of an individual stockholder, long-term capital gains will be eligible for a maximum U.S. Federal income tax rate of 15%.  In addition, the ability to use capital losses to offset ordinary income is limited.

          A stockholder (other than certain exempt stockholders including, among others, all corporations, individual retirement accounts and certain foreign individuals and entities) that surrenders Shares may be subject to a 28% backup withholding tax, unless the stockholder provides its tax identification number (“TIN”), certifies that such number is correct (or properly certifies that it is awaiting a TIN) and certifies as to no loss of exemption from backup withholding, certifies that such stockholder is a U.S. person (including a U.S. resident alien) and otherwise complies with the applicable requirements of the backup withholding rules.  A stockholder that does not furnish a required TIN or that does not otherwise establish a basis for an exemption from backup withholding may also be subject to a penalty imposed by the IRS.  Each U.S. stockholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding.  Non-U.S. stockholders should complete the appropriate Form W-8.

          If backup withholding applies to a stockholder, Continental, as paying agent for the Merger, is required to withhold 28% from payments to such stockholder.  Backup withholding is not an additional tax.  Rather, the amount withheld can be credited against the U.S. Federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS.  If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder by filing a U.S. Federal income tax return.

          The foregoing discussion may not be applicable with respect to Shares received pursuant to the exercise of employee stock options or otherwise as compensation or with respect to holders of Shares who are subject to special tax treatment under the Code -- such as non-U.S. persons, life insurance companies, tax-exempt organizations and financial institutions -- and may not apply to a holder of Shares in light of individual circumstances, such as holding Shares as a hedge or as part of a straddle or a hedging, conversion, constructive sale, integrated or other risk-reduction transaction.  STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE MERGER.

Method of Accounting

          The Merger will be accounted for under the purchase method of accounting.

Regulatory and Other Approvals

          There are no material U.S. Federal or state regulatory requirements which remain to be complied with in order to consummate the Merger (other than approvals, filings or notices required under U.S. Federal securities laws and the filing of the certificate of merger with the Secretary of State of the State of Delaware).

Source and Amount of Funds

          The total amount of funds required by Purchaser to purchase all Common Shares that were actually tendered pursuant to and to pay all related fees and expenses in connection with the Offer was approximately $13.8 million.  The amount of funds required by the Company to make all payments relating to restricted stock awards pursuant to the Merger Agreement was approximately $70,000.  The total amount of funds required by Purchaser to consummate the Merger, including payment of the Merger Consideration with respect to the Shares that were not tendered pursuant to the Offer, and to pay all related fees and expenses in connection with the Merger is estimated to be approximately $7.0 million.  The Company has been advised that Purchaser intends to obtain all funds needed for the Merger through a capital contribution from Prentice and Holtzman, and that Prentice and Holtzman plan to provide the funds for such capital contribution from their available cash and working capital. The Company has been advised by Prentice and Holtzman that they have more than $100 million in the aggregate in available unrestricted cash to make the required capital contributions to Purchaser.

          The estimated fees and expenses of the Company in connection with the Merger are as follows (in thousands):

Financial Advisor Fees and Expenses	$980
Legal Fees and Expenses	350
Printing and Mailing Costs	20

Total:	$1,350

          These fees and expenses will not reduce the Merger Consideration to be received by the Company’s stockholders, and do not include fees associated with the Offer and related filings with the SEC.

Plans for the Company After the Merger

          The Company has been advised by the Purchaser Group that the Investors and their affiliates expect that, following the completion of the Merger, they will, consistent with the Company’s past practice, look for opportunities to rationalize underperforming store locations and to open new stores.  The Company has been advised by the Purchaser Group that the Investors and their respective affiliates expect to review the Company and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel to determine what changes, if any, they would consider desirable following the Merger in order to best organize and integrate the activities of the Investors, their respective affiliates and the Company.  The Company has been advised by the Purchaser Group that the Investors and their respective affiliates have expressly reserved the right to make any changes that they deem necessary or appropriate in light of their review or any such future developments.  In addition, the Company has been advised by the Purchaser Group that the Investors and their respective affiliates regularly review acquisition opportunities in the retail industry and may pursue such opportunities when appropriate.

          The Company is in the process of implementing initiatives intended to increase sales, improve gross margin, and reduce certain operating expenses.  Several of the planned initiatives are in progress, including, but not limited to: (1) improving management over field operations through a restructuring of the Company’s field supervisory structure; (2) implementing new sales-focused initiatives spearheaded by a newly structured training department; (3) implementing new field incentive compensation plans; (4) repricing of certain merchandise items to improve their initial mark-up; (5) increasing control over in-store price discounting; and (6) reducing professional fees, which in fiscal 2005 were driven primarily by the Company’s various financing transactions and a proxy contest.  Additional information about the Company and its business and strategy is set forth in our Annual Report on Form 10-K for fiscal 2005 included as Annex B to this Proxy Statement.

THE SPECIAL MEETING

General Information

          This Proxy Statement is being furnished by the Company in connection with the Special Meeting, which is scheduled to be held as follows:

10:00 a.m. local time
on Thursday, June 8, 2006
at the Hotel Allegro, 171 West Randolph Street, Chicago, Illinois

Purpose of the Special Meeting

          The Special Meeting is being held so that stockholders of the Company may consider and vote upon a proposal to adopt the Merger Agreement and to transact any other business that is properly brought before the Special Meeting or any postponement or adjournment thereof.  Adoption of the Merger Agreement will constitute approval of the Merger and the other transactions contemplated by the Merger Agreement.

          If the Merger Agreement is adopted and the Merger becomes effective, Purchaser will merge with and into the Company, and the Company will become a wholly-owned subsidiary of Holdco.  You will receive $1.60 for each Common Share, and $56.67 for each Class B Share, that you own, in each case in cash and without interest.  The Merger Consideration will not be paid in exchange for Shares held in the treasury of the Company, by the Investors or any of their respective affiliates or by dissenting stockholders who perfect their appraisal rights.

Record Date and Quorum Requirements

           The close of business on May 15, 2006 is the record date (the “Record Date”) for determination of stockholders of the Company entitled to notice of the Special Meeting and entitled to vote at the Special Meeting.  On the Record Date, there were 16,768,947 Common Shares outstanding held by approximately 371 holders of record and there were 142 Class B Shares outstanding held by approximately 103 holders of record.

          The presence at the Special Meeting, in person or by proxy, of stockholders holding a majority of the voting power of the Company will constitute a quorum for the transaction of business at the Special Meeting.  Abstentions and broker non-votes will be counted as Shares that are present for purposes of determining the presence of a quorum.

Voting Information; Giving and Revoking Proxies

          Shares represented by a properly executed proxy will be voted as indicated on the proxy.  The form of proxy accompanying this Proxy Statement and the persons named as proxies have been approved by the Board of Directors.  Any proxy given pursuant to this solicitation is revocable at any time prior to the voting at the Special Meeting by:

•	delivering written notice that the proxy is revoked to the Secretary of the Company,

•	submitting a subsequently dated proxy to the Secretary of the Company, or

•	attending the Special Meeting, delivering written notice that the proxy is revoked to the Secretary of the Company, and voting (or abstaining) in person.

          Any written notice of revocation should be delivered to Corporate Secretary, Whitehall Jewellers, Inc., 155 North Wacker Drive, Suite 500 Chicago, Illinois 60606.  Subject to proper revocation, all Shares of the Company entitled to vote at the Special Meeting and represented at the Special Meeting by properly executed proxies received by the Company will be voted in accordance with the instructions contained in such proxies.

          It is proposed that, at the Special Meeting, action will be taken on the matters set forth in the accompanying notice of Special Meeting and described in this Proxy Statement.  In accordance with the Company’s by-laws, the business transacted at the Special Meeting will be limited to considering and voting upon the proposal to adopt the Merger Agreement, except as otherwise determined by the Board of Directors or the chairman of the meeting.  The Board of Directors knows of no other matters at this time that may properly be presented for action at the Special Meeting.  If any other matters do properly come before the Special Meeting, the persons named on the enclosed proxy will have discretionary authority to vote thereon in accordance with their best judgment.

          When proxies in the form accompanying this Proxy Statement are returned properly executed, the Shares represented thereby will be voted as indicated thereon, and, where a choice has been specified by the stockholder on the proxy, the Shares will be voted in accordance with the specification so made.

Vote Required to Adopt the Merger Agreement

          Each stockholder as of the Record Date is entitled to cast one vote per Common Share (or, as applicable, 35.42083833 votes for each Class B Share), in person or by proxy, upon each matter properly submitted for the vote of the stockholders at the Special Meeting.  The affirmative vote of the holders of a majority of the outstanding voting power of the outstanding Common Shares and Class B Shares, voting together as a single class, at the special meeting is necessary to adopt the Merger Agreement.  A failure to vote, an abstention from voting, or a broker non-vote will have the same legal effect as a vote cast “against” adopting the Merger Agreement.  Executed but unmarked proxies will be votes “FOR” adoption of the Merger Agreement.  Brokers, and in many cases nominees, will not have discretionary power to vote on the proposals to be presented at the Special Meeting.  Accordingly, beneficial owners of Shares must instruct their brokers or nominees how to vote their Shares with respect to the Merger proposal at the Special Meeting.  Stockholders are urged to read and carefully consider the information presented in this Proxy Statement and to complete, date and sign the accompanying proxy card and return it promptly to the Company in the enclosed postage-prepaid envelope.

          The Merger is not structured so that approval of at least a majority of unaffiliated security holders is required.  The Investors and their respective affiliates own a sufficient number of Common Shares to assure the adoption of the Merger Agreement at the Special Meeting and are required under the Merger Agreement to vote all of their Common Shares in favor of the adoption of the Merger Agreement.  AS A RESULT, THE MERGER AGREEMENT WILL BE ADOPTED EVEN IF NO STOCKHOLDERS OTHER THAN THE INVESTORS AND THEIR RESPECTIVE AFFILIATES VOTE TO ADOPT IT.

Postponement or Adjournment

          Although it is not expected, the Special Meeting may be postponed or adjourned to another time or place.  The Company will announce the postponement of the Special Meeting by press release if made prior to the Special Meeting and will announce any adjournment at the Special Meeting.  Additional notice of the time and place of any such adjournment need not be given unless the meeting is adjourned for more than 30 days, or a new record date is set.  Any postponement or adjournment of the Special Meeting will allow Company stockholders who have already sent in their proxies to revoke them at any time prior to their use.

THE PARTIES

Whitehall Jewellers, Inc.

           The Company is a Delaware corporation with its principal executive offices at 155 N. Wacker Drive, Suite 500, Chicago, Illinois 60606, telephone number (312) 782-6800.  Founded in 1895, the Company is a national specialty retailer of fine jewelry offering a selection of merchandise in the following categories:  diamonds, gold, precious and semi-precious jewelry and watches.  As of March 31, 2006, the Company operated 330 stores in 38 states.  Detailed descriptions of the Company’s business and financial results are contained in our Annual Report on Form 10-K for fiscal 2005, which is attached as Annex B to this Proxy Statement.  Information about the Company’s directors and executive officers is set forth under “Item 10. Directors and Executive Officers of the Registrant” in our Annual Report on Form 10-K for fiscal 2005 included as Annex B to this Proxy Statement and in Annex F to this Proxy Statement.

WJ Acquisition Corp.

          Purchaser is a Delaware corporation and a wholly owned subsidiary of Holdco.  Purchaser is an affiliate of Prentice and Holtzman, and was formed for the sole purpose of consummating the Offer and the Merger and has not carried on any activities other than in connection with the Offer and the Merger.  If the Merger Agreement is adopted, the separate corporate existence of Purchaser will cease and the Company will continue in existence as the Surviving Corporation and a wholly owned subsidiary of Holdco.  Except for obligations or liabilities incurred in connection with its incorporation or organization or the negotiation and consummation of the Merger Agreement and the other agreements entered into in connection therewith, the Offer, the Merger and the other transactions contemplated thereby, Purchaser has not incurred any obligations or liabilities, or engaged in any business or activities or entered into any agreements or arrangements.  All outstanding shares of capital stock of Purchaser are owned by Holdco.  Information about the directors and executive officers of Purchaser is set forth in Annex F to this Proxy Statement.

           The principal executive offices of Purchaser are located at 623 Fifth Avenue, 32nd Floor, New York, NY 10022.  The telephone number is (212) 756-8040.

WJ Holding Corp.

          Holdco is a Delaware corporation and an affiliate of Prentice and Holtzman.  Except for obligations or liabilities incurred in connection with its incorporation or organization or the negotiation and consummation of the Merger Agreement and the other agreements entered into in connection therewith, the Offer, the Merger and the other transactions contemplated thereby, Holdco has not incurred any obligations or liabilities, or engaged in any business or activities or entered into any agreements or arrangements.  Information about the directors and executive officers of Holdco is set forth in Annex F to this Proxy Statement.

           The principal executive offices of the Holdco are located at 623 Fifth Avenue, 32nd Floor, New York, NY 10022.  The telephone number is (212) 756-8040.

Prentice Capital Management, LP

          Prentice is a private investment limited partnership.  The principal business of Prentice is to serve as investment manager to a variety of private investment funds and to control the investing and trading in securities of these private investment funds.  The general partner of Prentice is Michael Zimmerman.  The principal business of Mr. Zimmerman is to act as a principal of Prentice.  Information about the directors and executive officers of Prentice is set forth in Annex F to this Proxy Statement.

          The principal executive offices of Prentice and Mr. Zimmermann are located at 623 Fifth Avenue, 32nd Floor, New York, NY 10022.  The telephone number is (212) 756-8040.

Holtzman Opportunity Fund, L.P.

          Holtzman is a Nevada limited partnership which is primarily involved in acquiring, holding and disposing of investments in various companies.  The general partner of Holtzman is Holtzman Financial Advisors, LLC (“Advisors”), the managing member of Advisors is SH Independence, LLC (“Independence”), and the manager of Independence is Seymour Holtzman.  Advisors is a Nevada limited liability company that is primarily involved in managing Holtzman’s affairs and assets.  Independence is a Nevada limited liability company that is involved in serving as the managing member of Advisors.  The principal occupation of Seymour Holtzman is serving as chairman of the board of two public companies, Casual Male Retail Group, Inc., a retailer of big and tall men’s apparel with retail operations throughout the United States, Canada and London, England, and Web.com, Inc., an online marketing services company, and Co-Chairman of a public company, George Foreman Enterprises, Inc., a party to a series of agreements with George Foreman and George Foreman Productions, Inc. relating to certain trademarks and other intellectual property rights of Mr. Foreman.  Mr. Holtzman also serves as Chairman and Chief Executive Officer of each of Jewelcor Management, Inc., a Nevada corporation that is primarily involved in investment and management services, C.D. Peacock, Inc., a Chicago-based retail jewelry establishment, and S.A. Peck & Company, a Chicago-based retail and mail order jewelry company.  Information about Mr. Holtzman is set forth in Annex F to this Proxy Statement.

          The principal executive offices of Holtzman, Advisors, Independence and Seymour Holtzman are located at c/o Jewelcor Companies, 100 N. Wilkes Barre Blvd., 4th Floor, Wilkes Barre, Pennsylvania 18702.  The telephone number is (570) 822-6277.

APPRAISAL RIGHTS

          Under Delaware law, a stockholder who does not wish to accept the cash payment provided for in the Merger Agreement has the right to dissent from the Merger and to receive payment in cash for the fair value of such stockholder’s Common Shares or Class B Shares, as applicable, exclusive of any element of value arising from the accomplishment or expectation of the Merger.  Stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 in order to perfect their rights.  The Company will require strict compliance with the statutory procedures.

          The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the Merger and perfect appraisal rights.  This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262, the full text of which is set forth in Annex C to this Proxy Statement.

          Section 262 requires that stockholders be notified that appraisal rights will be available not less than 20 days prior to the meeting at which the proposed merger is submitted for approval.  A copy of Section 262 must be included with such notice.  This Proxy Statement constitutes notice to the Company’s stockholders of the availability of appraisal rights in connection with the Merger in compliance with the requirements of Section 262.  A stockholder considering whether to exercise appraisal rights should carefully review the text of Section 262 contained in Annex C to this Proxy Statement, since failure to timely and properly comply with the requirements of Section 262 will result in the loss of appraisal rights under Delaware law.

           A stockholder who elects to demand appraisal of such stockholder’s Shares must deliver to the Company a written demand for appraisal before the taking of the vote on the Merger.  This written demand for appraisal must be in addition to and separate from any vote against, or abstention from voting for, the adoption of the Merger Agreement.  Voting against, or abstaining from voting for, the adoption of the Merger Agreement by itself does not constitute a demand for appraisal within the meaning of Section 262 and will not be deemed to satisfy any notice requirements under Delaware law.  Failure to vote against the adoption of the Merger Agreement will not constitute a waiver of a stockholder’s appraisal rights. However, voting in favor of the Merger will result in a loss of appraisal rights. If a stockholder fails to comply with any of these conditions and the Merger is completed, such stockholder will be entitled to receive the cash payment for such stockholder’s Shares as provided for in the Merger Agreement, but will have no appraisal rights with respect to such Shares.

          All demands for appraisal should be addressed to General Counsel, Whitehall Jewellers, Inc., 155 North Wacker Drive, Suite 500 Chicago, Illinois 60606 within 20 days after the date of this Proxy Statement, and should be executed by, or on behalf of, the record holder of the Shares.

          The demand must reasonably inform the Company of the identity of the stockholder and the intention of the stockholder to demand appraisal of such stockholder’s Shares.

          To be effective, a demand for appraisal by a holder of Shares must be made by, or in the name of, such registered stockholder, fully and correctly, as the stockholder’s name appears on such stockholder’s stock certificates and cannot be made by the beneficial holder if such beneficial holder does not also hold the Shares of record.  The beneficial holder must, in such cases, have the registered holder submit the required demand in respect of those Shares.

          If Shares are held of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity, and if the Shares are held of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint holders.  An authorized agent, including an authorized agent for two or more joint holders, may execute the demand for appraisal for a stockholder of record.  However, the agent must identify the record holder or holders and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record holder or holders.  A record holder, such as a broker, who holds Shares as a nominee for others, may exercise rights of appraisal with respect to the Shares held for one or more beneficial holders, while not exercising this right for other beneficial holders.  In that case, the written demand should state the number of Shares as to which appraisal is sought.  Where no number of Shares is expressly mentioned, the demand will be presumed to cover all Shares held in the name of the record holder.

          Stockholders who hold Shares in a brokerage account or in other nominee form who wish to exercise appraisal rights should consult with their broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

           On or within 10 days after the effective date of the Merger, the Company must give written notice that the Merger has become effective to all of the Company’s stockholders who have delivered to the Company, before the taking of the vote on the adoption of the Merger Agreement, a written demand for appraisal in accordance with Section 262 and who have not voted in favor of adoption of the Merger Agreement.  At any time within 60 days after the effective date of the Merger, any stockholder that has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the Merger Agreement for such stockholder’s Shares.  Within 120 days after the effective date of the Merger, either the Company or any stockholder that complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination fair value of the Shares held by all stockholders entitled to appraisal.  The Company has no obligation to file such a petition in the event there are dissenting stockholders.  Accordingly, the failure of any stockholder to file such a petition within the period specified could nullify previously made written demands for appraisal.

          If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the Company, we will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their Shares.  After notice to dissenting stockholders, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby.  The Delaware Court of Chancery may require the stockholders who have demanded payment for their Shares to submit their Certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings.  If any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

          After determination of the stockholders entitled to appraisal of their Shares, the Delaware Court of Chancery will appraise the Shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest.  When the value is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Delaware Court of Chancery so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the Certificates.

          In determining fair value, the Delaware Court of Chancery is required to take into account all relevant factors.  Stockholders should be aware that the fair value of their Shares as determined under Section 262 could be more, the same or less than the value that stockholders are entitled to receive under the terms of the Merger Agreement.

          Costs of the appraisal proceeding may be imposed upon the Company and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery as the Delaware Court of Chancery deems equitable in the circumstances.  Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all Shares entitled to appraisal.  Any stockholder who had demanded appraisal rights will not, after the effective date of the Merger, be entitled to grant a consent in respect of or vote Shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those Shares, other than with respect to payment as of a record date prior to the effective date of the Merger.  However, if no petition for appraisal is filed within 120 days after the effective date of the Merger, or if the stockholder delivers a written withdrawal of such stockholder’s demand for appraisal and an acceptance of the Merger within 60 days after the effective date of the Merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for his, her or its Shares pursuant to the Merger Agreement.  Any withdrawal of a demand for appraisal made more than 60 days after the effective date of the Merger may only be made with the written approval of the Surviving Corporation and must, to be effective, be made within 120 days after the effective date of the Merger.

          In view of the complexity of Section 262, stockholders who may wish to dissent from the Merger and pursue appraisal rights should consult their legal advisors.

          STOCKHOLDERS WHO WISH TO EXERCISE APPRAISAL RIGHTS MUST NOT VOTE IN FAVOR OF THE ADOPTION OF THE MERGER AGREEMENT AND MUST STRICTLY COMPLY WITH THE PROCEDURES SET FORTH IN SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW.  FAILURE TO TAKE ANY REQUIRED STEP IN CONNECTION WITH THE EXERCISE OF APPRAISAL RIGHTS WILL RESULT IN THE TERMINATION OR WAIVER OF THESE RIGHTS.

          The Company has not made any provisions in connection with the Merger to grant unaffiliated Whitehall stockholders access to the corporate files of the Company or to obtain counsel or appraisal services at the expense of the Company.  The Company believes that this Proxy Statement, together with the other filings made by the Company with the SEC, provide adequate information for unaffiliated stockholders to make an informed decision with respect to appraisal rights.

          Based upon the Schedule TO filed by the Purchaser Group in connection with the Offer, as amended, the Purchaser Group has not made any provisions in connection with the Offer to grant unaffiliated Whitehall stockholders access to any of the Purchaser Group’s corporate files or to obtain counsel or appraisal services at the expense of the Purchaser Group.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

          The following table sets forth certain information regarding beneficial ownership of the Company’s Common Shares as of March 31, 2006, by (i) each person who is known by the Company to own beneficially more than 5% of the outstanding Common Shares, (ii) each of the “named executive officers” for fiscal 2005, (iii) each director of the Company and (iv) all directors and executive officers of the Company as a group.

	Amount of Beneficial Ownership
		Percent of Class(2)
Name of Beneficial Owner(1)

5% Stockholders
Prentice Capital Management, LP(3)	11,660,328	69.5%
623 Fifth Avenue, 32nd Floor New York, NY 10020
Holtzman Opportunity Fund, L.P.(4)	9,487,965	56.6%
c/o Jewelcor Companies 100 N. Wilkes Barre Blvd., 4th Floor Wilkes Barre, Pennsylvania 18707
Newcastle Partners, L.P.(5)	2,018,400	12.0%
300 Crescent Court, Suite 1110 Dallas, TX 75201
Named Executive Officers
Robert L. Baumgardner(6)	—	—
John R. Desjardins(6)	—	—
Debbie Nicodemus-Volker(6)	3,472	*
Matthew M. Patinkin(6)	—	—
Robert W. Evans(6)	—	—
Daniel H. Levy(6)(7)	57,371	*
Beryl Raff(6)	—	—
Lucinda M. Baier(8)	—	—
Hugh M. Patinkin(9)	—	—
Directors
Richard K. Berkowitz(6)(10)	47,972	*
Edward Dayoob(6)	—	—
Jonathan Duskin(6)	—	—
Seymour Holtzman(6)(11)	9,487,965	56.6%
Norman J. Patinkin(6)(12)	49,032	*
Charles G. Phillips(6)	—	—
Sanford Shkolnik(6)(13)	7,668	*
All executive officers and directors as a group(14)	9,653,480	57.6%

*	Less than 1%.

(1)	Except as set forth in the footnotes to this table, the persons named in the table above have sole voting and investment power with respect to all shares shown as beneficially owned by them.

(2)	Amount and applicable percentage of ownership is based on 16,768,947 Common Shares outstanding on the record date, May 15, 2006.

(3)

Share information based solely on information contained on a Form 4-A, dated March 24, 2006, filed with the SEC, as amended from time to time.  WJ Acquisition Corp. beneficially owns 8,432,249 Common Shares.  PWJ Lending beneficially owns 2,094,346 Common Shares.  PWJ Funding beneficially owns an aggregate of 1,133,733 Common Shares.  Certain of the Common Shares held by PWJ Lending and PWJ Funding are held by various investment funds including Prentice Capital Partners, LP, Prentice Capital Partners QP, LP, Prentice Capital Offshore, Ltd., PEC I LLC and managed accounts managed by Prentice and Michael Zimmerman, in each case, as nominee for PWJ Lending and PWJ Funding.  Neither Prentice nor Mr. Zimmerman directly owns any Common Shares.  Each of Prentice, Holdco and Mr. Zimmerman disclaims any beneficial ownership of the Common Shares referred to in this note to the extent such beneficial ownership exceeds such person’s pecuniary interest therein.

(4)

Share information based solely on information contained on a Form 4-A, dated March 24, 2006, filed with the SEC, as amended from time to time.  Holtzman beneficially owns 1,055,716 Common Shares.  Holtzman disclaims any beneficial ownership of the Common Shares beneficially owned by entities related to Prentice and of the Common Shares beneficially owned by WJ Holding Corp. except to the extent, if any, that Holtzman may be deemed to beneficially own a proportionate share thereof.

(5)

Share information based solely on information contained in a Schedule 13D, dated January 27, 2006, filed with the SEC, as amended from time to time.  This Schedule 13D indicates that Newcastle Partners, L.P. beneficially owns 2,018,400 Common Shares and has sole voting and investment power with respect to the reported shares. Newcastle Capital Management, L.P., as the general partner of Newcastle Partners, L.P., may also be deemed to beneficially own the 2,018,400 Common Shares beneficially owned by Newcastle Partners, L.P., Newcastle Capital Group, L.L.C., as the general partner of Newcastle Capital Management, L.P., which in turn is the general partner of Newcastle Partners, L.P., may also be deemed to beneficially own the 2,018,400 Common Shares beneficially owned by Newcastle Partners, L.P.,  Mark E. Schwarz, as the managing member of Newcastle Capital Group, L.L.C., the general partner of Newcastle Capital Management, L.P., which in turn is the general partner of Newcastle Partners, L.P., may also be deemed to beneficially own the 2,018,400 Common Shares beneficially owned by Newcastle Partners, L.P.  Steven J. Pully, as President of Newcastle Capital Management, L.P., which is the general partner of Newcastle Partners, L.P., may also be deemed to beneficially own the 2,018,400 Common Shares beneficially owned by Newcastle Partners, L.P.  According to the Schedule 13D, Newcastle Capital Management, L.P., Newcastle Capital Group, L.L.C., Mr. Schwarz and Mr. Pully disclaim beneficial ownership of the Common Shares held by Newcastle Partners, L.P., except to the extent of their pecuniary interest therein.  By virtue of his position with Newcastle Partners, L.P., Newcastle Capital Management, L.P. and Newcastle Capital Group, L.L.C., Mark E. Schwarz has the sole power to vote and dispose of the Common Shares owned by Newcastle Partners, L.P.

(6)

The mailing address of Robert L. Baumgardner, Richard Berkowitz, John R. Desjardins, Debbie Nicodemus-Volker, Matthew M. Patinkin and Daniel H. Levy is c/o Whitehall Jewellers, Inc., 155 N. Wacker Drive, Suite 500, Chicago, IL 60606.  The mailing address of Beryl Raff is c/o J. C. Penney Company, Inc. 6501 Legacy Drive, Plano, Texas 75024-36.  The mailing address of Edward Dayoob, Jonathan Duskin and Charles G. Phillips is 623 Fifth Avenue, 32nd Floor, New York, NY 10020. The mailing address of Seymour Holtzman is 100 N. Wilkes Barre Blvd., 4th Floor, Wilkes Barre, PA 18702.  The mailing address of Norman J. Patinkin is c/o United Marketing Group, L.L.C., 5724 North Pulaski, Chicago, Illinois 60647. The mailing address of Sanford Shkolnik is c/o Encore Investments, LLC, 101 West Grand Avenue, Chicago, Illinois 60610.

(7)

Includes 51,110 Common Shares issuable pursuant to presently exercisable stock options or stock options which will become exercisable within 60 days. As described below, in “Interests of Certain Persons in the Merger – Stock Options,” such Options will be cancelled at the Effective Time of the Merger.

(8)

Ms. Baier tendered her resignation on October 11, 2005.  Pursuant to her employment agreement, dated November 30, 2004 and as amended on August 11, 2005, Ms. Baier has forfeited all of her Common Shares.

(9)	Mr. Hugh M. Patinkin passed away prior to the date as of which the table speaks. Mr. Patinkin served as Chairman and Chief Executive Officer of Whitehall until the time of his death.

(10)

Includes 47,972 Common Shares issuable pursuant to presently exercisable stock options or stock options which will become exercisable within 60 days. As described below, in “Interests of Certain Persons in the Merger – Stock Options,” such Options will be cancelled at the Effective Time of the Merger.

(11)

Share information based solely on information contained on a Form 4-A, dated March 24, 2006, filed with the SEC, as amended from time to time.  Mr. Holtzman disclaims any beneficial ownership of the Common Shares beneficially owned by entities related to Prentice.  Mr. Holtzman further disclaims any beneficial ownership of the Common Shares owned by Holtzman, including, without limitation, those shares that Holtzman may be deemed to beneficially own as set forth in note (4), except to the extent of his pecuniary interest therein.

(12)

Includes 49,032 Common Shares issuable pursuant to presently exercisable stock options or stock options which will become exercisable within 60 days.  As described below, in “Interests of Certain Persons in the Merger – Stock Options,” such options will be cancelled at the Effective Time of the Merger.

(13)

Includes 7,668 Common Shares issuable pursuant to presently exercisable stock options. As described below, in “Interests of Certain Persons in the Merger – Stock Options,” such options will be cancelled at the Effective Time of the Merger.

(14)	Includes current executive officers and directors only.

PURCHASES OF COMMON SHARES BY PURCHASER GROUP

          Pursuant to the Offer, which expired on March 16, 2006, Purchaser purchased 8,432,249 Common Shares at a price of $1.60 per share.

          Set forth below is information relating to purchases of the Common Shares during the past two years by the Purchaser Group, which is based upon the Schedules 13D and Forms 4 filed by the Purchaser Group in connection with the Offer, as amended. For additional disclosure, see the last paragraph of the “Introduction” section of this Proxy Statement.

On January 5, 2006, PWJ Funding acquired in a privately negotiated transaction 163,433 Common Shares at a price of $1.20 per share.

On January 5, 2006, Holtzman acquired in a privately negotiated transaction 153,600 Common Shares at a price of $1.20 per share.

          On January 6, 2006, PWJ Funding acquired in a privately negotiated transaction 612,000 Common Shares at a price of $1.20 per share, subject to increase, based on the difference between $1.20 per share and the per share price paid by Newcastle in the Newcastle transaction payable on the same date that Newcastle pays the tendering Company stockholders for their Common Shares, if at all. (The Company has been advised by Holtzman that both Holtzman and PWC Funding subsequently paid an additional $0.30 per share for these Common Shares.)

          On January 6, 2006, Holtzman acquired in a privately negotiated transaction 204,000 Common Shares at a price of $1.20 per share, subject to increase, based on the difference between $1.20 per share and the per share price paid by Newcastle in the Newcastle transaction payable on the same date that Newcastle pays the tendering Company stockholders for their Common Shares, if at all. (The Company has been advised by Holtzman that both Holtzman and PWC Funding subsequently paid an additional $0.30 per share for these Common Shares.)

On January 9, 2006, PWJ Funding acquired in a privately negotiated transaction 49,900 Common Shares at a price of $1.20 per share.

On January 24, 2006, PWJ Funding acquired in a privately negotiated transaction 308,400 Common Shares at a price of $1.50 per share.

The average price per Common Share for purchases by the Purchaser Group during the fiscal quarter ended January 31, 2006 was $1.43 and during the fiscal quarter ended April 30, 2006 was $1.60.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

          In considering the Merger, Company stockholders should be aware that the executive officers and directors of the Company have interests in the Merger that may be considered different from, or in addition to, the interests of stockholders of the Company generally.  These interests are described below.

Stock Options and Other Equity Grants

          The Merger Agreement provides that at the Effective Time, each then-outstanding option to purchase Shares of the Company (individually, an “Option” and collectively, the “Options”) of any non-employee director of the Company will be cancelled and each holder of such Option will have no further rights thereto except to receive the Option Consideration (defined below).  In consideration of such cancellation, each holder of an Option so canceled will be entitled to receive in settlement of such Option promptly following the Effective Time, a cash payment, subject to any required withholding of taxes, equal to the product of (i) the total number of Common Shares otherwise issuable upon exercise of such Option and (ii) the amount, if any, by which the Merger Consideration per Common Share exceeds the applicable exercise price per Common Share otherwise issuable upon exercise of such Option (the “Option Consideration”).

          With respect to all other Options or restricted stock grants, the Company has agreed to comply with all payment obligations, if any, under its option plans, or the employment agreement with Mr. Baumgardner, the Company’s Chief Executive Officer, as applicable, occurring as a result of the Offer or the Merger.  All outstanding restricted stock grants were vested and cancelled in exchange for the Offer Price in connection with the completion of the Offer.  All options not exercised will be canceled in exchange for the payment of the excess, if any, of the Offer Price over the exercise price for such Options, less applicable income and employment taxes required to be withheld by applicable law, other than Options held by Mr. Baumgardner, which were treated in accordance with the terms of his employment agreement and were cancelled effective as of March 15, 2006.  Compensatory arrangements with Mr. Baumgardner relating to the cancellation of these Options are still in the process of being finalized.  Under Mr. Baumgardner’s employment agreement dated October 31, 2005, Mr. Baumgardner would have been entitled to receive options on the closing of the sale of the convertible notes under the October 3, 2005 securities purchase agreement for a number of shares equal to 2% of the number of Common Shares for which the notes would then be convertible.  Since the securities purchase agreement was terminated upon the execution of the Merger Agreement, Mr. Baumgardner will not receive such options.  There is no similar agreement, arrangement or understanding in connection with the Merger.

          The Company has agreed to use commercially reasonable efforts to ensure that, as of and after the Effective Time, except as described above, (i) all rights under any Option and any provision of the Company stock option plans and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company shall be cancelled and (ii) no person shall have any right under the Company stock option plans or any other plan, program or arrangement with respect to securities of the Company, the Surviving Corporation or any subsidiary thereof.

Indemnification and Insurance

          Each of Prentice and Holtzman has agreed that all rights to exculpation and indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of the current or former directors or officers or employees or agents (the “Company Indemnified Parties”) of the Company or any of its subsidiaries or other entities, at the request of the Company or any of its subsidiaries, as provided in its charter or by-laws or in any agreement will survive the Offer and the Merger and will continue in full force and effect in accordance with their terms.

          For six years from the Effective Time (or, in the case of matters occurring at or prior to the Effective Time that have not been resolved prior to the sixth anniversary of the Effective Time, until such matters are finally resolved), Prentice and Holtzman will indemnify the Company Indemnified Parties to the same extent as such Company Indemnified Parties are entitled to indemnification pursuant to the preceding sentence.

          In addition, Purchaser has agreed, to the extent practicable, either to maintain and provide to the Company’s employees who continue employment with Purchaser, the Surviving Corporation or any subsidiary thereof, the employee benefits and programs of the Company as substantially in effect as of the date of the Merger Agreement or cause the Surviving Corporation to provide employee benefits and programs to such employees that, in the aggregate, are substantially comparable to those of the Company.

          From and after the Effective Time, the Surviving Corporation will honor, in accordance with their terms, all employment and severance agreements in effect immediately prior to the Effective Time that are applicable to any current or former employees or directors of the Company.

          The Merger Agreement also provides that the Surviving Corporation shall either (i) cause to be obtained at the Effective Time “tail” insurance policies with a claims period of at least six (6) years from the Effective Time with respect to directors’ and officers’ liability insurance in amount and scope at least as favorable as the Company’s existing policies for claims arising from facts or events that occurred on or prior to the Effective Time; or (ii) maintain in effect for six (6) years from the Effective Time, if available, the current directors’ and officers’ liability insurance policies maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage, amounts and retentions with substantially comparable insurers containing terms and conditions that are no less favorable to the insured) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to make annual premium payments for such insurance in excess of two times the annual premiums paid by the Company for such insurance as of the date of the Merger Agreement (“Company’s Current Premium”), and if such premiums for such insurance would at any time exceed two times the Company’s Current Premium, then the Surviving Corporation shall cause to be maintained policies of insurance which, in the Surviving Corporation’s good faith determination, provide the maximum coverage available at an annual premium equal to two times the Company’s Current Premium.

Change of Control and Termination of Employment Agreements

          Under the severance agreements between the Company and Mr. Desjardins and Mr. Matthew M. Patinkin, Executive Vice President, Operations of the Company, a “change of control” is deemed to have occurred upon the acquisition by Purchaser and its affiliates of Common Shares such that Purchaser and its affiliates is the beneficial owner of 25% or more of the Common Shares.  The transactions completed in connection with the Offer, including the acquisition by Purchaser and its affiliates of more than 25% of the Common Shares, was a “change in control” pursuant to the severance agreements.  Pursuant to these severance agreements, Mr. Desjardins and Mr. Patinkin would be entitled to receive certain payments and benefits if they terminate employment voluntarily, six months after a “change in control”, or if, during a three-year period following a change in control (i) they terminate for “good reason”, as defined in the agreements (such as certain changes in duties, titles, compensation, benefits or work locations) or (ii) if they are terminated by the Company, other than for “cause”, as so defined.  Mr. Desjardins and Mr. Patinkin would be entitled to receive payments of approximately $1.1 million and $1.0 million, respectively (in each case excluding health, life and other insurance coverage and certain excise tax gross-up payments (if applicable), the cost of which is dependent on factors beyond the control of the Company and difficult to assess at this time).

          The transactions completed in connection with the Offer did not constitute a “change of control” under the terms of the Company’s employment agreement with Mr. Baumgardner.

SELECTED FINANCIAL INFORMATION

          The following table sets forth certain financial and operating data of the Company.  The selected statement of operations data and balance sheet data as of and for fiscal 2005  and each of the four prior fiscal years are derived from audited financial statements of the Company.  The selected financial information set forth below should be read in conjunction with “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the Company’s audited financial statements, appearing in our Annual Report on Form 10-K for fiscal 2005 included as Annex B to this Proxy Statement.

	Fiscal 2005	Fiscal 2004	Fiscal 2003	Fiscal 2002	Fiscal 2001

	(In thousands, except per share and selected operating data)
STATEMENT OF OPERATIONS DATA:
Net sales	$319,625	$320,893	$331,608	$330,281	$328,502
Cost of sales (including buying and occupancy expenses)	221,607	211,007	208,457	205,970	199,735
Inventory valuation allowance	15,287	—	—	—	—
Impairment of long-lived assets	8,649	—	—	—	822

Gross profit	74,082	109,886	123,151	124,311	127,945
Selling, general and administrative expenses(1)	119,330	109,638	109,560	101,028	104,688
Professional fees and other charges(2)	10,564	7,679	21,874	2,899	1,494
Impairment of goodwill	5,662	—	—	—	—

(Loss) income from operations	(61,474)	(7,431)	(8,283)	20,384	21,763
Interest expense	12,536	4,365	4,110	4,341	6,902

(Loss) income before income taxes	(74,010)	(11,796)	(12,393)	16,043	14,861
Income tax expense (benefit)	2,475	(3,607)	(4,438)	6,115	5,172

Net (loss) income from continuing operations	(76,485)	(8,189)	(7,955)	9,928	9,689
Loss from discontinued operations, net of income taxes(3)	(7,872)	(1,694)	(759)	(234)	(35)

Net (loss) income	$(84,357)	$(9,883)	$(8,714)	$9,694	$9,654

DILUTED (LOSS) EARNINGS PER SHARE:
Continuing Operations	$(5.38)	$(0.59)	$(0.57)	$0.66	$0.66
Discontinued Operations	(0.56)	(0.12)	(0.05)	(0.02)	—

Net (loss) income	$(5.94)	$(0.71)	$(0.62)	$0.64	$0.66
SELECTED OPERATING DATA:
Stores open at end of period	365	382	380	370	364
Average net sales per store(4)	$874,000	$861,000	$925,000	$925,000	$952,000
Average net sales per gross square foot(5)	$995	$976	$1,066	$1,068	$1,093
Average merchandise sale(6)	$350	$304	$285	$302	$304
Comparable store sales (decrease) increase(7)	(3.9)%	(3.7)%	(0.6)%	(1.9)%	(10.7)%
BALANCE SHEET DATA (AT END OF PERIOD):
Merchandise inventories, net	$142,124	$183,676	$206,146	$196,694	$173,098
Working capital	36,569	40,200	45,678	57,777	52,658
Total assets	186,332	256,830	286,997	272,479	252,091
Total debt	117,211	73,793	80,980	99,630	45,667
Stockholders’ equity, net	16,711	96,623	105,768	117,901	113,145
RATIO OF EARNINGS TO FIXED CHARGES (8)	(2.3)	0.4	—	—	—
BOOK VALUE PER SHARE	$1.00	—	—	—	—

(1)	In fiscal 2002, the Company adopted Financial Accounting Standards Board Statement No. 142, “Goodwill and Other Intangible Assets,” and has discontinued amortization of goodwill.
(2)	Includes legal, accounting and consulting services expenses, litigation charges and severance accruals.
(3)	Reflects discontinued operations related to 25 stores closed as of January 31, 2006, 24 of which were closed in connection with the store closure plan.
(4)	Average net sales per store represents the total net sales for stores open for a full fiscal year divided by the total number of such stores.
(5)	Average net sales per gross square foot represents total net sales for stores open for a full fiscal year divided by the total square feet of such stores.
(6)	In fiscal 2005, average merchandise sales includes comparable ongoing stores only.
(7)

Comparable store sales are defined as net sales of stores which are operating for each month in the current reporting period as well as open for the same month during the prior year reporting period.  In fiscal 2005, the comparable store sales decrease excludes sales during liquidation activities relating to the store closure plan.

(8)

Fixed charges is defined as the sum of (a) interest expensed and capitalized; (b) amortized premiums, discounts and capitalized expenses related to indebtedness; (c) an estimate of the interest within rental expense; and (d) preference security dividend requirements of consolidated subsidiaries.  Earnings is defined as the amount resulting from adding and subtracting the following items. Add the following: (a) pretax income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees; (b) fixed charges; (c) amortization of capitalized interest; (d) distributed income of equity investees; and (e) the Company’s share of pretax losses of equity investees for which charges arising from guarantees are included in fixed charges.  From this total, subtract the following: (a) interest capitalized; (b) preference security dividend requirements of consolidated subsidiaries; and (c) the minority interest in pretax income of subsidiaries that have not incurred fixed charges.  Fixed charges exceeded earnings by $76.5 million in fiscal 2005 and by $8.2 million in the fiscal year ended January 31, 2005.

TRADING OF THE COMPANY’S COMMON SHARES AND DIVIDENDS

          Until October 28, 2005, the Common Shares were listed for trading on the NYSE under the symbol “JWL,” at which time the Common Shares were suspended from trading on the NYSE due to the Company having an average market capitalization of less than $25 million for 30 consecutive business days.  The Common Shares are now listed and principally traded on the Pink Sheets electronic quotation system under the symbol “JWLR.PK.” The following table sets forth, for the periods indicated, the high and low sales prices per Common Share on the New York Stock Exchange until October 28, 2005 and the high and low closing bid prices per Common Share on the Pink Sheets electronic quotation system from November 1, 2005 through a recent date as reported in Bloomberg:

	High	Low

Fiscal Year Ended January 31, 2005:
First Quarter	$9.98	$8.65
Second Quarter	9.10	7.05
Third Quarter	8.63	7.42
Fourth Quarter	8.95	6.88
Year Ended January 31, 2006:
First Quarter	$7.85	$6.83
Second Quarter	7.30	6.27
Third Quarter	7.00	0.75
Fourth Quarter	1.46	0.77
Year Ended January 31, 2007:
First Quarter	$1.66	$1.45
May 1, 2006 through May 12, 2006	1.55	1.44

          On February 1, 2006, the last full trading day before the public announcement of the execution of the Merger Agreement, the last reported sales price on the Pink Sheets electronic quotation system was $1.45 per Common Share.  On May 12, 2006, the last reported sales price on the Pink Sheets of the Common Shares was $1.54 per share.  Stockholders are urged to obtain a current market quotation for their Common Shares.

Dividends

          The Company has not declared or paid any dividends on the Shares since April 17, 1996.  The Company has no current intention to pay dividends in the foreseeable future.  However, it reserves the right to consider such action from time to time depending on the facts, circumstances and financial condition of the Company at such time.

MISCELLANEOUS

Other Matters

          In accordance with the Company’s by-laws, the business transacted at the Special Meeting will be limited to considering and voting upon the proposal to adopt the Merger Agreement, except as otherwise determined by the Board of Directors or the chairman of the meeting.  The Board of Directors knows of no other matters at this time that may properly be presented for action at the Special Meeting.  If any other matters do properly come before the Special Meeting, the persons named on the enclosed proxy will have discretionary authority to vote thereon in accordance with their best judgment.

Stockholder Proposals for the 2006 Annual Meeting

          The SEC and the Company’s by-laws establish advance notice procedures for stockholder proposals to be brought before any meeting of stockholders, including proposed nominations of persons for election to the Board of Directors.  Under the rules of the SEC, proposals to be considered for inclusion in the proxy statement for the 2006 annual meeting were required to be received no later than February 8, 2006.  Any proposal submitted must be in compliance with Rule 14a-8 of Regulation 14A of the Exchange Act.  Assuming the Merger is consummated as expected, there will be no 2006 annual meeting.

Where You Can Find More Information

          We currently file annual, quarterly and special reports, proxy statements and other information with the SEC.  You may read and copy any document we file at the SEC’s Public Reference Room, 100 F Street, NE, Room 1580, Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.  Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov.

          If any of your Shares are held in the name of a brokerage firm, bank, bank nominee or other institution, only it can vote such Shares and only upon receipt of your specific instructions.  Accordingly, please vote your Shares according to the enclosed voting instruction form or contact the person responsible for your account and instruct that person to execute the WHITE proxy card representing your Shares.  Whitehall urges you to confirm in writing your instructions to Whitehall in care of the address provided below so that Whitehall will be aware of all instructions given and can attempt to ensure that such instructions are followed.

          If you have any questions or require any additional information concerning this Proxy Statement or this proxy solicitation, please contact our Corporate Secretary, at the address or telephone number set forth below.

Whitehall Jewellers, Inc.
155 North Wacker Drive, Suite 500
Chicago, Illinois 60606
Attention:  Corporate Secretary

(312) 782-6800